                                  SCHEDULE 14C

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
       INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


    Check the appropriate box:

    [ ] Preliminary Information Statement                 [ ] Confidential, for Use of the Commission
                                                          Only (as permitted by Rule 14c-5(d)(2))

    [X] Definitive Information Statement


                           SIBIA NEUROSCIENCES, INC.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                    COMMON STOCK, $.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:


                        9,798,276 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                        $8.50 PER SHARE OF COMMON STOCK
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:


                                  $88,297,611



--------------------------------------------------------------------------------

     (5) Total fee paid:


                                   $17,659.52



--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.


     [X] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


     (1) Amount Previously Paid:
                                   $17,187.04
--------------------------------------------------------------------------------


     (2) Form, schedule or registration statement no.:


                                 SCHEDULE 14D-1
--------------------------------------------------------------------------------


     (3) Filing party:


                   MERCK & CO., INC. AND MC SUBSIDIARY CORP.

--------------------------------------------------------------------------------


     (4) Date filed:

                                 AUGUST 6, 1999
--------------------------------------------------------------------------------

                           SIBIA NEUROSCIENCES, INC.

                         505 COAST BOULEVARD, SUITE 300
                        LA JOLLA, CALIFORNIA 92037-4641

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                        TO BE HELD ON NOVEMBER 12, 1999


To the Stockholders of SIBIA NEUROSCIENCES, INC.:


     A Special Meeting of Stockholders of SIBIA Neurosciences, Inc. (the "Company"), a Delaware corporation, will be held on Friday, November 12, 1999 at 10:00 a.m. (local time) at The Hilton at Short Hills, 41 JFK Parkway, Short Hills, New Jersey 07078, for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Merck & Co., Inc. ("Merck") and MC Subsidiary Corp. ("Purchaser"), a Delaware corporation and a direct wholly owned subsidiary of Merck, pursuant to which Purchaser will be merged with and into the Company (the "Merger") and each then outstanding share of common stock, $.001 par value, including the associated rights (together with the common stock, the "Shares"), of the Company (other than Shares held by the Company, or owned by Merck, Purchaser or any other subsidiary of Merck, which shall be canceled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $8.50 per Share net to the seller in cash (subject to reduction for any applicable federal backup withholding or stock transfer taxes payable by the seller), without interest thereon; and

     2. To transact such other business as may properly come before the Special Meeting.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

     The Merger is the second step of a two-step transaction pursuant to which Merck, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer by Purchaser for all of the Shares at $8.50 per Share net to the seller in cash (subject to reduction for any applicable federal backup withholding or stock transfer taxes payable by the seller), without interest thereon (the "Offer"). Purchaser purchased approximately 6,694,639 Shares upon the expiration of the Offer on September 2, 1999, representing approximately 69% of the issued and outstanding Shares.


     As a result of the Offer, Purchaser has the right to vote at the Special Meeting a sufficient number of the Shares to approve and adopt the Merger Agreement without the affirmative vote of any other stockholder, thereby assuring such approval and adoption. Pursuant to the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. The Company currently anticipates that the Merger will be effected on November 12, 1999, or as promptly as possible thereafter.


     On July 30, 1999, the Board of Directors of the Company unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

                                            By Order of the Board of Directors,

                                            William R. Miller
                                            Chairman of the Board of Directors

La Jolla, California

October 13, 1999

                           SIBIA NEUROSCIENCES, INC.

                      505 COAST BOULEVARD SOUTH, SUITE 300


                        LA JOLLA, CALIFORNIA 92037-4641


                             INFORMATION STATEMENT


                                OCTOBER 13, 1999


     This Information Statement is being furnished by the Board of Directors (hereinafter the "Board" or "Board of Directors") of SIBIA Neurosciences, Inc., a Delaware corporation (the "Company"), to the holders of the outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of March 17, 1997, and amended as of July 30, 1999, between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), of the Company, in connection with the proposed merger (the "Merger") of MC Subsidiary Corp., a Delaware corporation ("Purchaser"), with and into the Company pursuant to an Agreement and Plan of Merger, dated as of July 30, 1999 (the "Merger Agreement"), by and among the Company, Purchaser, and Merck & Co., Inc., a New Jersey corporation ("Parent" or "Merck"), a copy of which is attached hereto as Annex I. As a result of the Merger, the Company will become a direct wholly owned subsidiary of Parent and each issued and outstanding Share (other than any Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Parent or any other subsidiary of Parent and any Shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware law) shall be automatically converted into the right to receive $8.50, in cash, without interest.

     The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $86 million in cash. The first step was a tender offer by Purchaser for the outstanding Shares at $8.50 per Share net to the seller in cash (the "Offer"). Purchaser acquired approximately 6,694,639 Shares upon the consummation of the Offer on September 2, 1999, representing approximately 69% of the issued and outstanding Shares on such date.


     This Information Statement accompanies a Notice of Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on November 12, 1999, at which time the Company's stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other business as may properly come before the Special Meeting.



     As a result of the consummation of Offer, Purchaser has the right to vote a sufficient number of outstanding Shares at the Special Meeting to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption. Pursuant to the terms of the Merger Agreement, Purchaser is obligated to vote the Shares owned by it in favor of approving and adopting the Merger Agreement. THE COMPANY CURRENTLY ANTICIPATES THAT THE MERGER WILL BE CONSUMMATED ON NOVEMBER 12, 1999, OR AS PROMPTLY AS PRACTICABLE THEREAFTER.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


     This Information Statement is first being mailed to stockholders on or about October 13, 1999.



     This Information Statement is dated October 13, 1999.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Selected Financial Information of the Company...............    4
Market Prices and Dividends.................................    6
General; Special Meeting of Stockholders; Required Vote.....    7
Payment for Shares..........................................    8
Appraisal Rights............................................    9
The Merger..................................................   11
Interests of Certain Persons in the Merger..................   21
Certain Federal Income Tax Consequences of the Merger.......   23
Regulatory Matters..........................................   24
The Merger Agreement........................................   24
Stock Option Agreement......................................   34
Shareholders Agreement......................................   38
Selected Financial Data.....................................   39
Source and Amount of Funds..................................   42
Principal Stockholders and Stock Ownership of Management....   43
Incorporation of Certain Documents by Reference.............   44
Available Information.......................................   45


Annex I      --       Merger Agreement
Annex II     --       Section 262 of the Delaware General Corporation Law
Annex III    --       CIBC World Markets Corp. Fairness Opinion
Annex IV     --       Complaint
Annex V      --       Annual Report on Form 10-K of SIBIA Neurosciences, Inc. for
                        Fiscal Year Ended December 31, 1998
Annex VI     --       Quarterly Report on Form 10-Q of SIBIA Neurosciences, Inc.
                        for the Quarterly Period Ended June 30, 1999

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. This summary may not contain all of the information that is important to you. Reference is made to the more detailed information contained, or incorporated by reference, in this Information Statement and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement.

     YOU ARE URGED TO READ THIS INFORMATION STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE COMPANIES

     The Company. According to the Company Form 10-K for the period ending December 31, 1998, as filed with the Securities and Exchange Commission (the "SEC"), the Company is engaged in the discovery and development of novel small molecule therapeutics for the treatment of neurodegenerative, neuropsychiatric and neurological disorders. The Company is a leader in the development of proprietary drug discovery platforms that combine key tools necessary for modern drug discovery, including genomics, high throughput screening, advanced combinatorial chemistry techniques and pharmacology. The Company is a Delaware corporation with its principal executive offices located at 505 Coast Boulevard South, Suite 300, La Jolla, California, 92037-4641. The telephone number of the Company at such offices is (858) 452-5892.

     Purchaser. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and a direct wholly owned subsidiary of Parent. To date Purchaser has not conducted any business other than in connection with the Offer and the Merger. The principal executive offices of Purchaser are located at One Merck Drive, Whitehouse Station, New Jersey 08889-0100. The telephone number of Purchaser at such offices is (908) 423-1000.

     Parent. Parent is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services.

     Parent's operations are principally managed on a products and services basis. At the end of 1998, Parent had 57,300 employees worldwide. For the year ended December 31, 1998, Parent had sales of approximately $26.9 billion, and net income of approximately $5.2 billion. Parent's stockholders' equity at December 31,1998 was approximately $12.8 billion. Parent is a New Jersey corporation with its principal executive offices located at One Merck Drive, Whitehouse Station, New Jersey 08889-0100. The telephone number of Parent at such offices is (908) 423-1000.

     Each of the Company and Parent is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC as set forth under "Available Information" below.

GENERAL

     This Information Statement is being furnished by the Company in connection with the proposed Merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a direct wholly owned subsidiary of Parent and each issued and outstanding Share (other than any Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Parent or any other subsidiary of Parent and any Shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware law) will be converted into the right to receive $8.50 in cash, without interest.

     The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $86 million in cash. The first step was the Offer. Purchaser acquired approximately

6,694,639 Shares at $8.50 per Share upon the consummation of the Offer on September 2, 1999, representing approximately 69% of the issued and outstanding Shares on such date.

     Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, four of the six members of the Board of Directors resigned as directors, and four persons designated by Parent were appointed as members of the Board of Directors to fill vacancies on the Board by the remaining directors, all in accordance with the Company's Certificate of Incorporation and Bylaws, both as amended.

SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE


     The Special Meeting of Stockholders will be held on Friday, November 12, 1999, at 10:00 a.m. (local time) at The Hilton at Short Hills, 41 JFK Parkway, Short Hills, New Jersey 07078. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may be properly brought before the Special Meeting.



     Under Delaware law and the Company's Certificate of Incorporation, the affirmative vote of a majority of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on October 8, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At such date there were approximately 9,798,276 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.



     As a result of the Offer, Purchaser was the holder of record of approximately 6,694,569 Shares on the Record Date, constituting approximately 69% of the approximately 9,798,276 Shares issued and outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, Purchaser is obligated to vote all such Shares in favor of approving and adopting the Merger Agreement. Under Delaware law and the Company's Certificate of Incorporation, the affirmative vote such Shares owned by Purchaser is sufficient to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption.


PAYMENT FOR SHARES

     Upon consummation of the Merger, the Company will make available to Norwest Bank Minnesota, N.A., as paying agent (the "Paying Agent"), for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the Shares converted into the right to receive $8.50 per Share, in cash, without interest, pursuant to the Merger. Holders of record should use the Letter of Transmittal to be provided under separate cover to effect the surrender of certificates evidencing Shares in exchange for $8.50 per Share, in cash, without interest. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of a certificate evidencing Shares, together with a duly executed Letter of Transmittal, the holder thereof will receive $8.50 per Share, in cash, without interest. Any cash held by the Paying Agent that remains unclaimed by stockholders for six months after the effective time of the Merger will be returned to the Company, as the Surviving Corporation (the "Surviving Corporation") in the Merger, upon demand and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Company for payment thereof.

     A Letter of Transmittal will be sent to all stockholders of the Company under separate cover after the effective time of the Merger. The Letter of Transmittal will advise such holder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for $8.50 per Share, in cash, without interest. See "Payment for Shares."

APPRAISAL RIGHTS

     Under Delaware law, holders of Shares who do not vote to approve the Merger each of whom otherwise strictly comply with applicable requirements of the General Corporation Law of the State of Delaware (the "DGCL") may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. See "Appraisal Rights."

THE MERGER

     Background of the Merger. For a description of the events leading up to the approval of the Merger Agreement by the Board of Directors, see "The Merger -- Background of the Offer and the Merger."

     Recommendation of the Company's Board of Directors; The Company's Reasons for the Merger. On July 30, 1999, the Board of Directors determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the stockholders of the Company, and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     The Board of Directors' decision to approve the Merger Agreement and the Merger was, among other things, based upon its analysis of the Company's current financial condition including its significant need to raise additional capital, the nature and strength of competing companies and the opinion of its financial advisor that the consideration to be received by the stockholders in the Offer and the Merger is fair to such stockholders from a financial point of view. See "The Merger -- Background of the Offer and the Merger."

     Parent's Reasons for the Merger. The purpose for the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Parent acquired control of, and a majority of the entire equity interest in, the Company, and, upon consummation of the Merger, the Company will become a direct or indirect wholly owned subsidiary of Parent. See "The Merger -- Parent's Reasons for the Merger."

     Opinion of Financial Advisor. CIBC World Markets Corp. ("CIBC"), the Company's financial advisor, has delivered to the Company its written opinion to the effect that, as of July 30, 1999, the date of the Merger Agreement, and subject to the various assumptions and limitations stated therein, the cash consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. CIBC was not requested to, and has not, updated its opinion. The complete opinion of CIBC which sets forth the assumptions made, matters considered and limits of its review, is attached to this Information Statement as Annex III and should be read in its entirety. See "The Merger -- Opinion of Financial Advisor."

     Interests of Certain Persons in the Merger. Certain existing and former members of the Company's management and the Board of Directors (as well as employees of the Company) have interests in the Merger other than as stockholders relating to, among other things, (i) the acceleration of the exercisability of outstanding options to purchase Shares and (ii) the terms of the Company's severance plan for eligible officers, providing for cash payments and other benefits upon termination of employment. See "Interests of Certain Persons in the Merger."

     Accounting Treatment of the Merger. The Merger will be accounted for under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Parent. See "The Merger -- Accounting Treatment of the Merger."

     Purpose of the Merger. The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser.


     Conditions to the Merger. The Merger is subject to the approval of the Company's stockholders and to the condition that no legal restraint or prohibition shall be in effect which would prevent the consummation of the Merger. The Company is not currently aware of the existence of any such restraint or prohibition. Assuming the satisfaction of such conditions, it is expected that the Merger will be consummated on November 12, 1999, or as promptly as practicable thereafter. See "The Merger Agreement -- Conditions to the Merger."


     Federal Income Tax Consequences of the Merger. The receipt of cash pursuant to the Merger Agreement or the exercise of appraisal rights will be a taxable transaction for federal income tax purposes. See "The Merger -- Certain Federal Income Tax Consequences of the Merger." Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and the effect of federal, state, local, foreign and other tax laws. See "Federal Income Tax Consequences of the Merger."

     Regulatory Matters. The parties received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), on August 20, 1999. The Company is not aware of any other federal, state or foreign regulatory requirements that remain to be complied with in order to consummate the Merger. See "Regulatory Matters."

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

     Set forth below is certain selected historical consolidated financial data with respect to the Company, excerpted or derived from the company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as well as the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1999, each as filed with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC. Such reports and other documents are available for inspection, and copies thereof are obtainable in the manner set forth below under "Available Information" below. All amounts shown are in thousands, except per share data.

                           SIBIA NEUROSCIENCES, INC.
                       SELECTED HISTORICAL FINANCIAL DATA

                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                   1998      1997      1996      1995      1994
                                                 --------   -------   -------   -------   ------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total Revenue..................................  $  7,043   $11,197   $ 8,481   $10,448   $4,852
Research and development expenses..............  $ 18,247   $15,819   $12,268   $ 8,949   $8,663
Net income (loss)..............................  $(15,807)  $(7,593)  $(5,564)  $ 2,926   $  (27)
Basic net income (loss) per common share.......  $  (1.68)  $ (0.82)  $ (0.73)  $  0.60
Diluted net income (loss) per common share.....  $  (1.68)  $ (0.82)  $ (0.73)  $  0.47
Shares used in computing basic net income
  (loss) per common share......................     9,421     9,248     7,596     4,893
Shares used in computing diluted net income
  (loss) per common share......................     9,421     9,248     7,596     6,164

                                                              AT DECEMBER 31,
                                            ----------------------------------------------------
                                              1998       1997       1996       1995       1994
                                            --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Cash, cash equivalents and investment
  securities..............................  $ 17,187   $ 33,347   $ 37,464   $ 16,488   $  5,944
Working Capital...........................  $ 13,662   $ 31,214   $ 35,324   $ 14,338   $  4,523
Total Assets..............................  $ 21,199   $ 36,180   $ 39,983   $ 18,251   $  8,005
Long-term debt, less current portion......  $  1,350   $    695   $    519   $    721   $    860
Accumulated deficit.......................  $(45,093)  $(29,286)  $(21,693)  $(16,129)  $(19,055)
Total stockholders' equity................  $ 15,140   $ 32,214   $ 36,572   $ 15,107   $  5,166

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1999       1998
                                                              -------   --------
                                                                (IN THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                   AMOUNTS)
STATEMENT OF OPERATIONS DATA (UNAUDITED):
Total revenue (A)...........................................  $4,221    $ 2,361
Research and development expenses...........................  $3,951    $ 4,514
Net loss....................................................  $ (499)   $(2,451)
Basic and diluted net loss per common share (B).............  $(0.05)   $ (0.26)
Shares used in computing basic and diluted net loss per
  common share..............................................   9,662      9,391

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA (UNAUDITED):
Total revenue (A)...........................................   $ 6,736     $ 3,895
Research and development expenses...........................   $ 8,453     $ 9,310
Net loss....................................................   $(3,339)    $(6,503)
Basic and diluted net loss per common share (B).............   $ (0.35)    $ (0.69)
Shares used in computing basic and diluted net loss per
  common share..............................................     9,593       9,378

                                                              AT JUNE 30, 1999
                                                               (IN THOUSANDS)
                                                              ----------------
BALANCE SHEET DATA (UNAUDITED):
Cash and cash equivalents...................................      $15,809
Investment securities.......................................        2,779
Total assets................................................       23,708
Long-term debt, less current portion........................        1,296
Accumulated deficit.........................................      (48,432)
          Total stockholders' equity........................       16,975

---------------
(A) During the first six months of 1999, the Company entered into licensing agreements with Bristol-Myers Squibb, SmithKline Beecham, and American Home Products. The agreements grant the licensees non-exclusive rights to use the Company's patented transcription-based assay technology. The Company expects to receive annual maintenance payments as well as royalties on the sales of any products identified using the licensed technology.

     In May 1999, the Company entered into a collaborative agreement with Eli Lilly and Company to research and develop compounds effective in treating disorders of the central nervous system. The Company and Lilly will work together to identify and optimize compounds selective for subtypes of nicotinic acetylcholine receptors (nAChRs). Under the terms of the agreement, Lilly made a $5 million equity investment, for one share of the Company's Series B Convertible Non-Voting Preferred Stock, and will make payments of approximately $5.5 million per year for research support. The agreement has a minimum initial term of two years, although it may be terminated earlier in connection with a change in control of the Company. Eli Lilly was granted exclusive worldwide rights, subject to some limitations, to manufacture and market products it or the Company discovers during the research collaboration. The Company is entitled to receive milestone payments at certain stages of development of product candidates, if any are identified, and royalties on sales of products that are developed.

     In July 1999, the Company entered into an agreement with Pharmacia & Upjohn Company. Under the agreement, the Company licensed to Pharmacia & Upjohn non-exclusive rights to use its patented transcription-based assay technology. The Company will receive annual maintenance payments as well as royalties on the sales of any products identified using the licensed technology.

     In August 1999, the Company entered into a non-exclusive license agreement for its transcription-based assay patent portfolio with Glaxo Wellcome. The agreement grants Glaxo Wellcome and its affiliates a fully paid-up, worldwide license to certain patents in the Company's transcription-based assay patent portfolio. Glaxo Wellcome also has the option of obtaining a fully paid-up license to two additional patents at the conclusion of certain proceedings. Under the terms of the agreement, the Company will receive an up-front payment and additional payments should Glaxo Wellcome exercise its options.

(B) For all periods presented, both basic and diluted loss per common share are computed based on the weighted average number of shares of Common Stock outstanding during the period. Stock options and conversion of the Series B Convertible Preferred Stock, could potentially dilute basic earnings per share in the future but were excluded from the computation of diluted loss per share as their effect is antidilutive for the periods presented. Common share equivalents that would have been included in the computation of diluted loss per common share if they were not antidilutive totaled 494,700, and 596,260 for the three months ended June 30, 1999 and June 30, 1998, respectively, and 423,020, and 576,646 for the six months ended June 30, 1999 and June 30, 1998, respectively.

                             MARKET PRICES AND DIVIDENDS

     The Shares are included for trading on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") under the trading symbol "SIBI." The following table sets forth, for the periods indicated, the high and low bid quotations per Share on the NASDAQ/NMS for the applicable periods.


                                                                  HIGH      LOW
                                                                  ----      ---
1997
  First Quarter.............................................       $9 1/2   $7 1/2
  Second Quarter............................................        9        5 1/4
  Third Quarter.............................................        9 1/8    6
  Fourth Quarter............................................        9        5 5/8
1998
  First Quarter.............................................       $7 1/4   $5
  Second Quarter............................................        7 3/4    4 7/8
  Third Quarter.............................................        5 1/4    2 1/2
  Fourth Quarter............................................        6 3/4    3
1999
  First Quarter.............................................       $6 3/8   $3 1/2
  Second Quarter............................................        5 3/4    3 11/16
  Third Quarter (through October 12, 1999)..................        9 11/16  4 3/4



     On July 30, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NASDAQ/NMS was $5 1/4. On August 5, 1999, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NASDAQ/NMS was $8 7/16. On October 12, 1999, the last full trading prior to the commencement of the mailing of this Information Statement, the closing price per Share as reported on the NASDAQ/NMS was $8 1/2. Stockholders are urged to obtain current market quotations for the Shares.


     The Company has never declared or paid cash dividends on the Shares. The Merger Agreement provides that, except as may be agreed to in writing by Parent, the Company may not declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock.

            GENERAL; SPECIAL MEETING OF STOCKHOLDERS; REQUIRED VOTE

     The Offer and Merger. This Information Statement is being furnished by the Company in connection with the proposed Merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a direct wholly owned subsidiary of Parent and each issued and outstanding Share (other than any Shares owned by the Company or by any subsidiary of the Company, or owned by Purchaser, Parent or any other subsidiary of Parent and any Shares that are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Delaware law) shall be automatically converted into, and exchanged for, the right to receive $8.50, in cash, without interest.

     The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company for an aggregate purchase price of approximately $86 million in cash. The first step was the Offer. Purchaser acquired approximately 6,694,639 Shares upon the consummation of the Offer on September 2, 1999 for $8.50 per Share in cash, representing approximately 69% of the issued and outstanding Shares on such date.

     Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, four of the six members of the Board of Directors (Dr. Stanley T. Crooke, Dr. Jeffrey F. McKelvy, Dr. James D. Watson and Mr. Gunnar Ekdahl) resigned as directors, and four persons designated by Parent (Judy C. Lewent, Mary M. McDonald, Roger M. Perlmutter and Edward M. Scolnick, M.D.) were appointed as members of the Board of Directors to fill vacancies on the Board by the remaining directors, all in accordance with the Company's Certificate of Incorporation and Bylaws, both as amended.

     Time and Location of the Special Meeting. The Special Meeting will be held on Friday, November 12, 1999, at 10:00 a.m. (local time) at The Hilton at Short Hills, 41 JFK Parkway, Short Hills, New Jersey 07078. At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and such other proposals as may be properly brought before the Special Meeting. Representatives of the Company's accountants are not expected to be present at the Special Meeting.



     Required Vote. Under Delaware law and the Company's Certificate of Incorporation, the affirmative vote of a majority of the issued and outstanding Shares is required to approve and adopt the Merger Agreement at the Special Meeting. Only holders of record of Shares at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. At such date there were approximately 9,798,276 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.



     As a result of the Offer, Purchaser was the holder of record of approximately 6,694,569 Shares on the Record Date, constituting approximately 69% of the approximately 9,798,276 Shares outstanding on the Record Date. Pursuant to the terms of the Merger Agreement, Purchaser is obligated to vote all such Shares in favor of approving and adopting the Merger Agreement. Under Delaware law and the Company's Certificate of Incorporation, the affirmative vote of such Shares is sufficient to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption.



     The Company currently anticipates that the Merger will be effected on November 12, 1999, or as promptly as practicable thereafter. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware. As used in this Information Statement, "Effective Time" means the effective time of the Merger under the DGCL.


                               PAYMENT FOR SHARES

     General. Upon consummation of the Merger, the Company will make available to the Paying Agent for the holders of record of Shares, as needed, the aggregate amount of cash to be paid in respect of the Shares converted into the right to receive $8.50 per share, in cash, without interest, pursuant to the Merger. Holders of record should use a Letter of Transmittal to effect the surrender of certificates evidencing Shares in exchange for $8.50 per Share, in cash, without interest. All certificates so surrendered will be cancelled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a duty executed Letter of Transmittal, the holder of record thereof will receive $8.50 per Share, in cash, without interest. Any cash held by the Paying Agent that remains unclaimed by stockholders for six months after the Effective Time will be returned to the Surviving Corporation upon demand and thereafter stockholders may look only to the Surviving Corporation for payment thereof.

     Letter of Transmittal. A Letter of Transmittal will be sent to all stockholders of record of the Company after the Effective Time under separate cover. The Letter of Transmittal will advise such holders of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for $8.50 per Share, in cash, without interest.

     Valid Surrender of Shares. For Shares to be validly surrendered pursuant to the Merger, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, must be received by the Paying Agent, at one of its addresses set forth in the Letter of Transmittal and either (i) certificates representing Shares must be received by the Paying Agent or (ii) such Shares must be delivered by book-entry transfer.

     Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Merger. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares delivered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are delivered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered holder of the certificates surrendered, the delivered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYING AGENT. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Backup Federal Income Tax Withholding. Under the federal income tax laws, unless an exception applies under the applicable rules and regulations, the Paying Agent will be required to withhold 31% of the amount of any payments made to stockholders pursuant to the Merger. To prevent such backup federal income tax withholding with respect to the $8.50 per Share, in cash, without interest, payable to a stockholder, such stockholder must generally provide the Paying Agent with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. If the stockholder is a nonresident alien or foreign entity not subject to backup withholding, such stockholder must give the Paying Agent a completed Form W-8 Certificate of Foreign Status prior to the receipt of any payments.

                                APPRAISAL RIGHTS

     Stockholders of the Company are entitled to appraisal rights under Section 262 of the DGCL ("Section 262") as to Shares owned by them. Set forth below is a summary description of Section 262. Section 262 is reprinted in its entirety as Annex II to this Information Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     FOR MORE DETAIL REGARDING APPRAISAL RIGHTS, SEE ANNEX II. THIS SUMMARY AND ANNEX II SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     In accordance with Section 262, any stockholder may, before the vote at the Special Meeting upon the proposal to approve and adopt the Merger Agreement, demand in writing from the Company the appraisal of the fair value of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's Shares. A written demand for appraisal will be ineffective if, among other things, (i) the demand is not executed by the record owner, on the date of such demand of the Shares for which appraisal is sought (or a duly authorized agent of such record owner), (ii) the record owner fails to hold such Shares continuously through the Effective Time, (iii) the record owner does not properly demand an appraisal as summarized in this paragraph and the following paragraphs (and more fully in Section 262), (iv) the Shares for which appraisal is sought are voted in favor of the proposal to approve and adopt the Merger Agreement, (v) the Shares for which appraisal is sought are exchanged for the merger consideration, or (vi) no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the Company at 505 Coastal Boulevard South, Suite 300, La Jolla, California 92037, Attention: Thomas A. Reed, Chief Financial Officer. A demand for appraisal will not be effective if it is not actually received by the Company before the vote at the Special Meeting upon the proposal to approve and adopt the Merger Agreement. A vote against the Merger or a failure to vote for the Merger would not by itself constitute sufficient notice of a stockholder's election to exercise appraisal rights.

     Only a stockholder of record on the date a demand for appraisal is made is entitled to assert appraisal rights for Shares registered in the name of such stockholder. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing his Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     If a person holds Shares through a broker who in turn holds the Shares through a central depositary nominee, such as Cede & Co., a demand for appraisal of such Shares must be made by or on behalf of the depositary nominee and must identify the depositary nominee as the holder of record.

     A stockholder, such as a broker, a central depositary nominee, or other stockholder who holds Shares as a nominee for the benefit of others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner, and for all or less than all of the Shares beneficially owned by any particular beneficial owner. In addition, any stockholder who holds Shares for such stockholder's own account or for one beneficial owner, may demand appraisal for less than all of such Shares. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder of record who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares formerly owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

     Stockholders considering seeking appraisal should note that the "fair value" of their Shares determined under Section 262 could be more than, the same as or less than $8.50 per Share, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw such stockholder's demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the $8.50 per Share, in cash, without interest thereon, upon valid surrender of the certificates that formerly represented their Shares. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER

     Set forth below is a description of the background of the Offer and the Merger, including a brief description of the material contacts between Parent and its affiliates and the Company and its affiliates regarding the transactions described herein. Until the consummation of the Offer, the Board of Directors consisted of the following individuals: Dr. James D. Watson, Dr. Stanley T. Crooke, Dr. Jeffrey F. McKelvy, Mr. William R. Miller, Dr. William T. Comer and Mr. Gunnar Ekdahl.

     In December 1998, the Company engaged CIBC to advise the Company on strategic alternatives aimed at enhancing stockholder value. Strategic alternatives considered by CIBC included the acquisition of the Company by or merger with small and large biotechnology and/or pharmaceutical companies that could leverage the Company's extensive patent portfolio and drug discovery capabilities.

     During the period between March 17, 1999 and June 3, 1999, CIBC and the Company contacted, on a confidential basis, 21 companies as potential merger or acquisition parties and delivered certain nonconfidential information to 14 of these companies at their request. As a result, seven of those companies executed confidentiality agreements with the Company and sent representatives to visit the Company to conduct business and legal due diligence. Five of such companies, including Parent, expressed indications of interest in potentially acquiring the Company and ultimately, two written proposals were received, one from a small biotechnology company in May 1999 and one from Parent in June 1999, as described below.

     In May 1999, one biotechnology company contacted on behalf of the Company proposed to acquire all of the outstanding Common Stock of the Company in a stock-for-stock strategic combination at a value of between $4.75 to $5.25 per Share, conditioned on the completion of extensive due diligence by such company. Upon consultation with CIBC, the value of such proposal was considered low by Company management and the Board. As a result, the Board directed Company management and CIBC to continue negotiations with such company in an effort to increase the price of the offer.

     On June 18, 1999, a representative of Parent contacted a representative of the Company to discuss a potential transaction with the Company. The respective representatives discussed how the parties should proceed with negotiations and due diligence.

     On June 23, 1999, Parent and the Company entered into a Confidential Disclosure Agreement, dated as of June 23, 1999 (the "Confidentiality Agreement") and the Company provided preliminary due diligence materials to Parent. Between June 23, 1999 and July 22, 1999, representatives of Parent visited the Company and participated in various due diligence meetings with management and scientific personnel. During that period, the Company continued to seek to identify potential merger or acquisition transactions as noted above.

     On July 21, 1999, Parent submitted a written proposal to the Company offering to acquire all of the outstanding shares of the Company's Common Stock for $7.50 in cash per Share by means of a cash tender offer (the "Parent Proposal"), subject to limited confirmatory due diligence. The Parent Proposal also required the receipt by Parent of an option to purchase up to 19.9% of the Company's Common Stock under certain conditions, and required that certain stockholders of the Company agree to tender, and to grant Parent an option to purchase, exercisable under certain circumstances, the shares of Company Common Stock held by such stockholders on substantially the terms contained in the Shareholders Agreement. The Parent Proposal required the Company to respond to such proposal by the end of the day on July 23, 1999.

     On July 23, 1999, the Board held a telephonic meeting to discuss and consider the Parent Proposal. The Board reviewed the terms of the Parent Proposal and the terms of the Merger Agreement and related documents included therewith with representatives from CIBC and the Company's outside legal counsel. The CIBC representatives noted that, although some interest had been expressed in the Company by some of the third parties contacted on behalf of the Company, other than Parent and the small biotechnology company noted above no such third party had submitted any oral or written proposal for the acquisition of the Company and had not indicated any time frame under which a proposal, if any, would be forthcoming. After full discussion of the Parent Proposal, the Board authorized representatives of Company management, CIBC and Cooley Godward LLP ("Cooley Godward"), the Company's outside counsel, to proceed with the negotiations with Parent with the goal of obtaining the highest price per share possible. In addition, the Board instructed management and representatives of CIBC to follow-up with third parties already contacted and to contact additional third parties, including certain strategic partners of the Company, to determine whether such third parties had any interest in acquiring the Company.

     Following the July 23, 1999 Board meeting, Parent and representatives for the Company continued discussions regarding the Parent Proposal between July 24, 1999 and July 26, 1999. During such time, Parent increased the price per share offered to acquire the Company first from $7.50 to $8.25, and then finally to $8.50.

     Between July 23 and July 28, 1999, representatives of the Company again contacted the small biotechnology company that had previously submitted an offer to acquire the Company and four large pharmaceutical companies to determine if any of such companies were interested in making a proposal to acquire the Company. Such Company representatives requested that such companies submit any offers to the Company no later than the end of the day on July 29, 1999. Representatives of the biotechnology company's financial advisors indicated that such company was unwilling to increase its offer to acquire the Company. One of the pharmaceutical companies contacted indicated that it was not interested in pursuing a strategic transaction with the Company. Three other pharmaceutical companies indicated that they were still in the evaluation process, but none of these companies submitted any oral or written proposal to acquire the Company.

     On July 28, 1999, the Board held a telephonic meeting to discuss the progress of the negotiations related to the Parent Proposal and the status of any discussions with other third parties regarding a potential acquisition transaction with the Company. Representatives from CIBC reported to the Board that Parent had increased the per share price of its proposal from $7.50 to $8.50. CIBC also informed the Board that during the period between July 23, 1999 and July 28, 1999, no third party contacted by CIBC had, despite repeated contacts with such third parties, submitted any proposal to acquire the Company. The Board concluded that such companies had been given sufficient opportunity to conduct extensive due diligence and make a proposal to acquire the Company. Representatives of Cooley Godward updated the Board on the status of the negotiations related to the Merger Agreement and the ancillary agreements. In addition, Cooley Godward noted that one of the three stockholders whom had been asked to agree to tender such stockholders shares in the Offer had retained legal counsel and that such legal counsel had been negotiating separately with Parent on behalf of such stockholder. After due consideration of the Parent Proposal and upon consultation with representatives of CIBC, the Board determined that, in light of the terms and conditions in the Merger Agreement and the absence of any offers that had been received by the Company, the $8.50 per Share offer by Parent was the highest price that could be obtained. The Board then instructed the management of the Company and representatives of Cooley Godward to continue the negotiations related to the Parent Proposal.

     During the period from July 28, 1999 through July 30, 1999, representatives of the Company and CIBC continued to follow-up with companies previously contacted.

     On the afternoon of July 30, 1999, the Board held a telephonic meeting to discuss the status of the Parent Proposal. Company management and CIBC informed the Board that between July 28, 1999 and July 30, 1999, no other party had submitted a written proposal to the Company relating to any alternative acquisition transaction. Representatives of Cooley Godward and CIBC gave a detailed presentation to the Board regarding the material terms of the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement, including the structure of the Offer and Merger, the conditions to the Offer, covenants applicable to the Company under the Merger Agreement (including restrictions on the ability to discuss alternative transactions), the termination provisions and the circumstances under which the Company would be required to pay a break-up fee to Parent in the event the Merger Agreement were terminated. In addition, representatives of CIBC made a presentation regarding the financial terms of the proposed Offer, explaining to the Board in detail the analyses undertaken by CIBC regarding the Parent Proposal. After extensive questions were asked by the Board, the CIBC representative then rendered the opinion of CIBC, which was subsequently confirmed in writing, that the consideration to be received by the stockholders of the Company was fair, from a financial point of view, to the stockholders of the Company. After such presentations and discussions, the Board approved the Parent Proposal by a unanimous vote of the directors present. (Mr. William Miller, the Company's Chairman of the Board, was unable to attend the Board meeting by telephone due to being on an airplane that was delayed on the tarmac. Subsequently on the evening of July 30, 1999, Mr. Miller was briefed on all of the events discussed at the Board meeting and indicated his approval of the Offer and the Merger Agreement.) The Company entered into the Merger Agreement and the Stock Option Agreement with Parent as of July 30, 1999.

     On the morning of August 2, 1999, the Company and Parent announced the Offer and the execution of the Merger Agreement in a joint press release issued prior to the commencement of trading on the New York Stock Exchange.

     In addition, on August 2, 1999, Mark Lampert, an affiliate of Biotechnology Value Fund, L.P., a major stockholder of the Company ("BVF"), in a telephone call with the Company's Chief Executive Officer, indicated that he was disappointed in the Offer price and that BVF may be willing to purchase shares of Company Common Stock held by The Salk Institute for Biological Studies, another major stockholder of the Company, for $8.50 per Share and arrange for financing for the Company to be used in the Company's ongoing operations.

     During the morning of August 3, 1999, a pharmaceutical company which the Company had previously contacted indicated, in an unsolicited telephone call, that it was interested in acquiring the Company and that it was prepared to make an offer to acquire the Company that would be better than the offer of $8.50 per Share that was publicly reported. No price or other terms were identified by such company. In addition, on August 4, 1999, a representative of an investment banking firm contacted CIBC on behalf of such pharmaceutical company and indicated that such pharmaceutical company was evaluating making a better offer for the Company than Parent's offer. No price or other terms were identified by such representative.

     On August 4, 1999, the Board held a telephonic meeting and unanimously (with all members present) ratified and approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby.

     As set forth above, prior to approving the Parent Proposal and authorizing the Company to enter into the Merger Agreement and the Stock Option Agreement, the Board received presentations from representatives of CIBC regarding the financial aspects of the proposed Offer and the Merger, and from representatives of Cooley Godward regarding the legal aspects of the Offer and the Merger. In reaching its conclusion that the Offer and the Merger is in the best interests of the Company and its stockholders, the Board principally considered the following:


       (i)  the terms and conditions of the Offer and the Merger
            Agreement;

      (ii) the trading history of the Shares during the past several years, a comparison of that trading history with those of other comparable companies and expected trading prices for the foreseeable future;

     (iii) the purchase price of $8.50 per Share in cash represents a premium over recent and historical market prices for the Shares. On July 30, 1999, the last trading day before announcement of the Offer and the Merger Agreement, the closing price for the Company's Common Stock as quoted on the NASDAQ/NMS was $5.25;

      (iv) the presentation of the CIBC representatives to the Board at the July 30, 1999 Board meeting and the oral opinion
            (subsequently confirmed in writing) of CIBC to the effect that, as of July 30, 1999, the $8.50 per Share in cash to be received by the stockholders of the Company in the Offer and Merger, is fair, from a financial point of view, to such stockholders. A copy of the CIBC written opinion that was delivered to the Board is set forth as Annex III to this Information Statement. STOCKHOLDERS ARE URGED TO READ THE
            CIBC OPINION IN ITS ENTIRETY;

       (v) despite efforts by the Company's management and by representatives of CIBC, the lack of any other third party proposals regarding a potential acquisition transaction with the Company on terms more favorable than those expressed in the Parent Proposal;

      (vi) the fact that the Offer would not be contingent on Parent obtaining financing and contains no other terms or conditions that, in the view of the Board, could materially impair the consummation of the Offer or the Merger;

     (vii) the fact that, to the extent the Board receives an unsolicited written offer with respect to a merger, consolidation or sale of all or substantially all of the Company's assets or an unsolicited tender or exchange offer for the Shares is commenced, which the Board determines in good faith (after consultation with counsel and the financial advisors to the Company) is more favorable to the stockholders of the Company than the Offer, from a financial point of view and is reasonably likely to be consummated, the Board may, in accordance with the Merger Agreement and in the proper exercise of its fiduciary duties, terminate the Merger Agreement (subject to payment of a $2 million termination fee to the Parent and the Parent's rights under the Stock Option Agreement) and adopt the more favorable transaction;

    (viii) the fact that three significant stockholders of the Company beneficially holding in the aggregate approximately 34.1% of the outstanding Shares were willing to enter into the Shareholder Agreement pursuant to which such stockholders agreed to tender into the Offer all of the Shares held by them;

      (ix) the fact that, in management's view, conducting an extensive public auction process prior to selling the Company would be detrimental to the Company and would cause significant disruption in the existing operations of the Company;

       (x) the financial condition, results of operations, business and prospects of the Company; and

      (xi) the Company's ability to raise additional capital to fund on-going and future operations.


     The Board of Directors recognized that, while the consummation of the Offer would give the stockholders the opportunity to realize a premium over the prices at which the Shares were traded prior to the public announcement of the Merger and the Offer, consummation of the Offer and the Merger will eliminate the stockholders' ability to participate in the future growth and possible profits of the Company.

     In light of all of the factors set forth above, the Board unanimously (a) determined that the Merger Agreement, and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable, fair to and in the best interests of the holders of the Shares, (b) approved and adopted the Merger Agreement and the transactions contemplated thereby, and (c) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares of Common Stock pursuant to the Offer and approve and adopt the Merger Agreement and approve the transactions contemplated thereby.

     On August 6, 1999, Purchaser commenced the Offer. Purchaser offered to purchase all of the outstanding Shares at a price of $8.50 per Share, in cash, without interest, subject to reduction for any applicable federal backup or other withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase on Schedule 14D-1, as amended, initially filed with the SEC on August 6, 1999, and in the related Letter of Transmittal. See "Available Information." The Offer was conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the offer that number of Shares that constituted a majority of the then outstanding Shares on a fully diluted basis and (ii) the expiration or termination of all waiting periods imposed by the HSR Act.

     On August 16, 1999, a putative shareholder class action lawsuit (the "Complaint") was filed in the Superior Court of the State of California, County of San Diego, by Steve Pellinger, on behalf of himself and all others similarly situated, against the Company and its Board of Directors and "DOES 1-25". The Complaint alleges, among other things, that the defendants have breached their fiduciary duties in connection with the execution of the Merger Agreement and related events. The Complaint, among other things, seeks to (i) declare the Merger Agreement unenforceable, (ii) enjoin the Offer and the Merger and any other transaction until the Company adopts a procedure to obtain the highest possible price for the Company and (iii) recover unspecified monetary damages, costs and attorneys' fees. The foregoing description of the Complaint is qualified in its entirety by reference to the Complaint, a copy of which is attached hereto as Annex IV and is incorporated herein by reference.

     Subsequent to the filing of the Complaint, the Company filed Amendment No. 1 to its Schedule 14D-9 on August 19, 1999, containing a brief description of the Complaint and attaching a copy of the Complaint as an exhibit. In addition, Purchaser filed Amendment No. 1 to its Schedule 14D-1, containing a brief description of the Complaint and attaching a copy of the Complaint as an exhibit.

     In response to the litigation, the Company filed Amendment No. 2 to its
Schedule 14D-9, containing the following disclosure:

        As previously disclosed in Amendment No. 1 to this Schedule 14D-9 and
        Exhibit 10 thereto, on the afternoon of August 16, 1999, a putative class action lawsuit (the "Complaint") was filed in the Superior Court of the State of California in the County of San Diego alleging, among other things, that SIBIA and its directors had breached their fiduciary duty by failing in the initial Schedule 14D-9 to disclose the existence of an $18 million judgment entered in favor of the Company (which is currently on appeal) as the result of a favorable jury verdict in a patent infringement suit that had been brought by the Company against Cadus Pharmaceuticals Corporation (the "Cadus Judgement") (See Exhibit 10 of this Schedule 14D-9/A at pages 8 and 11). The Company and the directors deny this allegation and all of the material allegations contained in the Complaint. In fact, the Cadus Judgement has been disclosed in the Company's Annual Report on Form 10-K for the period ended December 31, 1998 which was filed with the SEC on March 31, 1999 and mailed to all shareholders of record on or about March 31, 1999. The Cadus Judgment also has been reported in the Wall Street Journal on December 22, 1998, as well as in other media. Although the Cadus Judgement previously has been disclosed, SIBIA hereby again discloses, in response to the Complaint, that on December 18, 1998, the jury in the Cadus litigation returned a verdict in favor of the Company in its patent infringement claim against Cadus, awarding the Company damages in the amount of $18 million for such infringement. The Cadus Judgment is now on appeal and the full amount of the award has been placed in escrow pending final resolution of such appeal.


     The parties have executed a Memorandum of Understanding ("MOU") concerning a proposed settlement of the litigation. The MOU contemplates that the parties will enter into a Stipulation of Settlement

("Stipulation") providing, among other things, for: (i) the certification of a class of persons for settlement purposes ("Settlement Class") who tendered Company stock to Purchaser between August 2, 1999 and September 2, 1999 or who held Company stock on September 2, 1999, (ii) releases of all defendants, certain persons and entities related to defendants, Purchaser, Merck, and certain persons and entities related to Purchaser and Merck of all claims which have been or could have been asserted by class members based upon or arising out of the actions of the Company or its directors relating to the Merger; and (iii) dismissal of the litigation with prejudice. Defendants acknowledge in the MOU that Amendment No. 2 to the Company's Schedule 14D-9, dated August 30, 1999, was a direct result of the prosecution of the litigation and negotiations between the parties. The settlement is subject to consummation of the Merger, execution of all settlement documentation, mailing to class members of a notice of settlement, and Court approval. Defendants and plaintiffs agreed that, within thirty days of preliminary approval of the settlement by the court, defendants will pay attorneys' fees of $275,000 to plaintiffs' counsel, and that these fees would be returned to defendants if no final Court approval is obtained.


     The Offer expired at 12:00 midnight New York City time, on September 2, 1999. Following the expiration of the Offer, Purchaser accepted for payment approximately 6,694,639 Shares (approximately 69% of the issued and outstanding Shares on such date) validly tendered and not withdrawn pursuant to the Offer. On September 9, 1999, the resignations of four of the six existing directors of the Company (Stanley T. Crooke, Dr. Jeffrey F. McKelvy, Dr. James D. Watson and Mr. Gunnar Ekdahl) became effective, and four persons designated by Purchaser (Judy C. Lewent, Mary M. McDonald, Roger M. Perlmutter and Edward M. Scolnick, M.D.) were elected to the Board of Directors to fill vacancies on the Board by the remaining directors, all in accordance with the Company's Certificate of Incorporation and Bylaws, both as amended.

PARENT'S REASONS FOR THE MERGER

     The purpose for the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. As a result of the Offer, Parent acquired control of, and a majority of the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. Parent indicated that it regards the acquisition of the Company as an opportunity to strengthen its central nervous system disorders research. Parent believes that the acquisition strengthens Parent's drug discovery efforts, in keeping with its core strategy of developing important therapeutic advances.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for by Parent under the purchase method of accounting whereby the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed by Parent.

GOING PRIVATE TRANSACTIONS

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which Purchaser is seeking to acquire the remaining Shares not held by it. Parent believes, however, that Rule 13e-3 will not be applicable to the Merger because, as currently contemplated, the Merger will be effected within one (1) year following consummation of the Offer and in the Merger stockholders will receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

OPINION OF FINANCIAL ADVISOR

     The Company retained CIBC to act as its financial advisor and to render an opinion to the Board of Directors of the Company (the "Board of Directors") as to the fairness of the Merger, from a financial point of view, to the shareholders of the common stock of the Company. The Company selected CIBC based on its qualifications and familiarity with the biotechnology industry, and with the Company in particular.

     CIBC delivered its written opinion, dated July 30, 1999, to the Company Board of Directors to the effect that, subject to the various considerations set forth in such opinion, as of such date, the consideration to be received by shareholders of the Company common stock (other than Merck, Purchaser and any affiliates thereof) pursuant to the Merger Agreement (the "Consideration") was fair, from a financial point of view, to such shareholders (the "Opinion"). CIBC did not recommend to the Company that any specific amount of consideration constituted the appropriate consideration for the Merger. The Consideration was established by the parties to the Merger. No limitations were imposed by the Company Board of Directors on CIBC with respect to the investigations made or procedures followed by it in rendering the Opinion. The Opinion addresses only the fairness, from a financial point of view, of the Consideration to be received by shareholders of the Company common stock and does not constitute a recommendation to any shareholder of the Company common stock as to whether such shareholder should support Merck's tender offer or whether such shareholder should tender shares to Merck. CIBC has not been requested to, and did not express any opinion relating to the terms of the Shareholders Agreement.

     The summary of the Opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of the Opinion attached hereto as Annex III. The Company's shareholders are urged to read the Opinion carefully in its entirety in conjunction with this Information Statement for the assumptions made, procedures followed, matters considered and limits of the review by CIBC.

     As set forth in the Opinion, CIBC relied upon and assumed the accuracy and completeness of all of the financial and other information available to it from public sources and provided to it by the management of the Company and their respective representatives. The Company provided CIBC with its financial projections. CIBC assumed that all such projections were reasonably prepared on bases reflecting the best available information, estimates and judgment of the Company management and that such projections will be realized in the amounts and time periods currently estimated by the management of the Company. In arriving at its Opinion, CIBC neither made nor obtained any independent valuation or appraisal of the assets or liabilities of the Company. CIBC also assumed the accuracy of the advice and conclusions of the Company's legal counsel and accountants with respect to tax and accounting matters as provided to CIBC by the Company's management. The Opinion is based upon CIBC's analyses of certain factors in light of its assessment of general economic, financial and market conditions that could be evaluated by it as of the date of the Opinion. In all cases, historical results were adjusted for extraordinary items and other non-recurring or non-operating charges.

     In rendering the Opinion, CIBC, among other things: (i) reviewed the Merger Agreement dated July 30, 1999; (ii) reviewed the Shareholders Agreement dated July 30, 1999; (iii) reviewed the Stock Option Agreement dated July 30, 1999;
(iv) reviewed the Company's annual reports to shareholders and its annual report on Form 10-K for the fiscal years ended December 31, 1996, 1997 and 1998; (v) reviewed the Company's quarterly report on Form 10-Q for the three months ended March 31, 1998 and 1999; (vi) reviewed preliminary estimated statement of operations data for the three months ended June 30, 1999 and financial projections of the Company for the period from June 30, 1999 to December 31, 2004 as prepared by the Company's management; (vii) reviewed the historical market prices and trading volume for the Company's common stock; (viii) held discussions with senior management of the Company with respect to the business and prospects for future growth of the Company; (ix) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to the Company; (x) performed discounted cash flow analyses of the Company using the financial projections provided to us by the management of the Company; (xi) reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Acquisition; and
(xii) performed such other analyses and reviewed such other information as we deemed appropriate.

     Valuation of the Company. CIBC performed three primary valuation analyses of the Company: (i) a comparison of the Company with certain publicly traded neurosciences companies (the "Neurosciences Companies") which analysis consisted of reviewing and considering certain financial and market data for the

Neurosciences Companies (the "Company Comparable Companies Analysis"); (ii) a comparison of the premiums to stock price paid in (a) all merger and acquisition transactions with an equity value of $300 million or less between January 1, 1997 and July 26, 1999 (b) merger and acquisition transactions within the life sciences (biotechnology, pharmaceuticals and medical devices) sector with an equity value of $300 million or less between January 1, 1997 and July 26, 1999 and (c) merger and acquisition transactions within the biotechnology sector between January 1, 1997 and July 26, 1999 (the "Company Merger and Acquisition Transactions Analysis"); and (iii) a discounted cash flow analysis which consisted of calculating the discounted present value of the terminal value of the Company, based on a range of multiples of net income projected for the fiscal year ended December 31, 2004 and adjusted for the Company's projected net cash position on December 31, 2004 (the "Company Discounted Cash Flow Analysis").

     The Company Stock Analysis. CIBC reviewed current and historical market closing prices and trading data of the Company's Common Stock over the past year. CIBC noted that over the past 52 weeks ended July 28, 1999, the high trading price was $6.75, low trading price was $2.50, average trading price was $4.39 and median trading price was $4.50.

     The Company Comparable Companies Analysis. CIBC analyzed the Company's valuation compared to the following eight independent, publicly traded Neurosciences Companies: Allelix Biopharmaceuticals Inc., Cambridge NeuroScience Inc., Guilford Pharmaceuticals Inc., Neurocrine Biosciences, Inc., Neurogen Corporation, NPS Pharmaceuticals, Inc., Synaptic Pharmaceutical Corporation and Titan Pharmaceuticals, Inc. Given that these companies and the Company are in the development stage, conventional valuation techniques based on multiples of financial parameters, such as revenues and net income, are not applicable. As a result, CIBC analyzed the Company's technology value (treasury method diluted market value on July 28, 1999, less cash, plus debt) relative to the other eight companies. The average and median technology values were $71.4 million and $37.1 million, respectively.

     Using the average and median technology values of the Neurosciences Companies, adding the Company's cash balance on June 30, 1999 of $25.3 million (assuming receipt of the proceeds from the exercise of all outstanding options with exercise prices of $8.50 or less), subtracting the Company's total debt on June 30, 1999 of $1.3 million and based on 11.7 million shares of the Company common stock outstanding (assuming the conversion of Series B convertible preferred stock and the exercise of all outstanding options with exercise price of $8.50 or less) implies an average and median equity value per share for the Company of $8.16 and $5.23, respectively.

     The Company Merger and Acquisition Transactions Analysis. CIBC reviewed the premiums paid in all mergers and acquisitions with an equity value of $300 million or less between January 1, 1997 and July 26, 1999 ("All M&A Transactions"), certain mergers and acquisitions with an equity value of $300 million or less in the life sciences sector between January 1, 1997 and July 26, 1999 ("Life Sciences M&A Transactions") and certain mergers and acquisitions in the biotechnology sector between January 1, 1997 and July 26, 1999 ("Biotechnology M&A Transactions").

     The Biotechnology M&A Transactions (in descending order of effective date) include the following acquisitions: Houston Biotechnology, Inc. by Medarex, Inc.; Somatix Therapy Corporation by Cell Genesys, Inc.; Somatogen, Inc. by Baxter International Inc.; Neurex Corporation by Elan Corp PLC; Virus Research Institute, Inc. by T Cell Sciences Inc.; Gamma Biologicals, Inc. by Immucor, Inc.; CN Biosciences, Inc. by EM Industries (subsidiary of Merck AG); SEQUUS Pharmaceuticals, Inc. by ALZA Corporation; GeneMedicine, Inc. by MegaBios Corporation; Agouron Pharmaceuticals, Inc. by Warner-Lambert Company and Endogen, Inc. by PerBio Science AB (subsidiary of Perstorp AB). In three of these transactions, cash was the sole consideration received: Gamma Biologicals, Inc. by Immucor, Inc.; CN Biosciences, Inc. by EM Industries (subsidiary of Merck AG) and Endogen, Inc. by PerBio Science AB (subsidiary of Perstorp AB).

     CIBC calculated premiums paid to the average trading prices one day, one week and one month prior to announcement of each transaction. CIBC then used the Company's closing share price on July 28, 1999 ($5.00 per share), one week average trading price ($5.03 per share) and one month average trading price ($4.98 per share) to calculate implied per share values for the Company based on such transactions.

     In analyzing the premiums paid within each category of transactions, CIBC considered both (i) the premiums paid within each category, regardless of the form of consideration received and (ii) the premiums paid within each category in transactions in which cash was the only form of consideration received.

     The following tables detail the average and median premiums observed within each category of transactions and the average and median per share values for the Company implied by these premiums.

PREMIUMS PAID IN MERGER AND ACQUISITION TRANSACTIONS

                                                    ONE DAY            ONE WEEK          ONE MONTH
                                                ----------------   ----------------   ----------------
                                                AVERAGE   MEDIAN   AVERAGE   MEDIAN   AVERAGE   MEDIAN
                                                -------   ------   -------   ------   -------   ------
ALL M&A TRANSACTIONS
All Transactions..............................   28.3%     21.6%    34.7%     27.8%    41.3%     33.2%
Cash Transactions.............................   29.8%     22.9%    36.5%     28.0%    42.9%     34.5%
LIFE SCIENCES M&A TRANSACTIONS
All Transactions..............................   32.1%     20.5%    40.9%     27.1%    49.1%     41.0%
Cash Transactions.............................   36.5%     18.3%    49.3%     25.0%    57.9%     42.9%
BIOTECHNOLOGY M&A TRANSACTIONS
All Transactions..............................   41.1%     35.8%    42.4%     39.8%    48.0%     41.4%
Cash Transactions.............................   42.1%     30.4%    49.4%     25.0%    21.9%     23.4%

IMPLIED PER SHARE VALUE OF THE COMPANY

                                                    ONE DAY            ONE WEEK          ONE MONTH
                                                ----------------   ----------------   ----------------
                                                AVERAGE   MEDIAN   AVERAGE   MEDIAN   AVERAGE   MEDIAN
                                                -------   ------   -------   ------   -------   ------
ALL M&A TRANSACTIONS
All Transactions..............................   $6.42    $6.08     $6.77    $6.42     $7.03    $6.63
Cash Transactions.............................   $6.49    $6.15     $6.86    $6.43     $7.12    $6.70
LIFE SCIENCES M&A TRANSACTIONS
All Transactions..............................   $6.61    $6.03     $7.08    $6.39     $7.42    $7.02
Cash Transactions.............................   $6.82    $5.91     $7.50    $6.28     $7.86    $7.11
BIOTECHNOLOGY M&A TRANSACTIONS
All Transactions..............................   $7.05    $6.79     $7.16    $7.03     $7.37    $7.04
Cash Transactions.............................   $7.11    $6.52     $7.51    $6.28     $6.07    $6.14

     The overall average and median implied per share values for the Company based on the premiums paid (i) for All M&A Transactions were $6.56 and $6.52, respectively; (ii) for Life Sciences M&A Transactions were $6.76 and $6.81, respectively; and (iii) for Biotechnology M&A Transactions were $7.07 and $7.05, respectively.

     The overall average and median implied per share values for the Company based on the premiums paid (i) for All M&A Transactions where cash was the sole consideration received were $6.62 and $6.59, respectively; (ii) for Life Sciences M&A Transactions where cash was the sole consideration received were $6.91 and $6.97, respectively; and (iii) for Biotechnology M&A Transactions where cash was the sole consideration received were $6.60 and $6.40, respectively.

     The overall average and median implied per share values for the Company based on the premiums paid for All M&A Transactions, Life Sciences M&A Transactions and Biotechnology M&A Transactions were $6.74 and $6.69, respectively.

     The Company Discounted Cash Flow Analysis. CIBC performed a discounted cash flow analysis, based on the financial projections provided by the Company's management (the "Company Management Projections"). The Company Management Projections were not risk adjusted by CIBC. These projections assume that the Company will be successful in signing 19 partnerships covering certain of its future product candidates and technologies. Each of these deals involve up front payments and royalties and many involve R&D reimbursement and milestone payments. Total revenues for these partnerships are $192.8 million for the projected period. The Company's ability to produce the results contemplated in the financial projections are highly dependent on management's ability to identify and successfully negotiate contracts with corporate partners, successful results in clinical trials, market acceptance of untested products and the selling and marketing efforts of corporate partners.

     An intrinsic value of the Company's equity was determined by the present value discounted cash flow method, calculating the present value of the sum of
(i) the Company's terminal value obtained by capitalizing the Company's projected net income for the year ending December 31, 2004 at multiples of 20.0x, 22.5x and 25.0x, plus (ii) the Company's projected cash balance at December 31, 2004, less (iii) the Company's projected debt outstanding at December 31, 2004. The range of these terminal value multiples was based on an historical range of multiples of net income at which small capitalization biopharmaceuticals companies trade.

     CIBC applied discount rates of 50.0%, 55.0% and 60.0% to calculate the present value of the terminal value calculated based on a multiple of the Company's December 31, 2004 projected net income. This range of discount rates was derived using certain assumptions as to the Company's weighted average cost of capital and the risk associated with achievement of the Company Management Projections.

     The range of present values derived for the Company using the present value discounted cash flow approach based upon the Company Management Projections was $68.1 million ($5.83 per share) to $117.0 million ($10.01 per share), with an average value of $90.6 million ($7.75 per share) and a median value of $89.4 million ($7.65 per share).

     The foregoing summary does not purport to be a complete description of the analyses performed by CIBC World Markets. A fairness opinion is the product of a complex process and cannot necessarily be partially analyzed or readily summarized. Examining portions of the analyses summarized above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at the Opinion, CIBC did not attribute any particular weight to any analysis or fact considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The analyses were prepared by CIBC solely for purposes of providing its Opinion as to the fairness of the Consideration, from a financial point of view, to the shareholders of the Company common stock. Analyses based upon projections of future results are inherently subject to substantial uncertainties and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by any analysis. Additionally, analyses relating to the values of business do not purport to be appraisals or to reflect the prices at which businesses may actually be sold or combined. As described above, CIBC's Opinion and presentation to the Company's Board of Directors was one of many factors taken into consideration by the Company's Board of Directors in making its determination to support the Merger.

     CIBC is a nationally recognized investment banking firm. As part of its investment banking services, it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes.

     In the ordinary course of its business, CIBC may actively trade the securities of both the Company and Merck for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. CIBC also provides equity research coverage of Merck.

     The Company has agreed to pay CIBC a fee of $250,000 for rendering the Opinion in connection with the Merger, which was payable at the time CIBC delivered such Opinion to the Board of Directors. Further, CIBC will be paid a fee of approximately $1.1 million upon the closing of the Merger. The fee payable for the Opinion will be credited against the fee payable upon the closing of the Merger. The Company has also agreed to reimburse CIBC for its reasonable out-of-pocket expenses (including fees of its counsel), subject to certain adjustments, and to indemnify CIBC and certain related persons against certain potential liabilities in connection with the engagement of CIBC, including certain potential liabilities under the federal securities laws.

     THE FULL TEXT OF THE FAIRNESS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY CIBC IN

RENDERING THE OPINION, IS ATTACHED AS ANNEX III HERETO AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE FAIRNESS OPINION ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES AS OF THE DATE OF THE FAIRNESS OPINION OF THE CASH CONSIDERATION TO BE RECEIVED BY SUCH HOLDERS IN THE OFFER AND THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO THE STOCKHOLDERS OF THE COMPANY AS TO WHETHER OR NOT TO TENDER SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO THE OFFER OR AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Company's management and the Board of Directors (as well as other employees of the Company) have certain interests in the Merger that are described below that are in addition to their interests as stockholders generally. The Board of Directors took these interests into account in approving and adopting the Merger Agreement and the transactions contemplated thereby.

     Treatment of Stock Options and Purchase Rights. The Merger Agreement provides that at the Effective Time, each outstanding option to purchase Shares under the Company stock plans (the "Company Options"), whether vested or unvested, shall be deemed to constitute an option to acquire (a "New Parent Option"), on the same terms and conditions as were applicable under such Company Option, the number of shares of common stock of Parent (rounded to the nearest whole number) equal to the product of (A) the number of Shares issuable upon exercise of such Company Option and (B) the Offer Price divided by the average of the closing sales prices of common stock of Parent on the New York Stock Exchange for the 10 consecutive days immediately prior to and including the day preceding the Effective Time, at an exercise price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (y) the aggregate number of shares of Common Stock of Parent purchasable pursuant to the New Parent Option (as calculated immediately above); provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company has agreed to take all necessary actions to permit the assumption of the unexercised Company Options by Parent pursuant to this paragraph and shall take all action necessary to cause the funds held in the Company's Employee Stock Purchase Plan to be used to purchase outstanding Shares through open market transactions so that such Shares will be converted into the right to receive cash in the Merger; provided that thereafter the Company shall terminate the Company's Employee Stock Purchase Plan.

     The Merger Agreement further provides that effective at the Effective Time, Parent shall assume, as a New Parent Option, each outstanding Company Option in accordance with the prior paragraph and with the terms of the Company stock plan under which it was issued and the stock option agreement by which it is evidenced. Parent has further agreed that not later than thirty calendar days after the closing date of the Merger, Parent shall file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8, or other appropriate form, covering shares of Parent common stock subject to such New Parent Options.

     Change In Control Arrangements. The Company's Management Change of Control Plan, as amended in June 1999 (the "Change of Control Plan"), is applicable to William T. Comer, G. Kenneth Lloyd, Ian A. McDonald, Thomas A. Reed and, with respect to certain provisions, David E. McClure, Stephen F. Keane, Jeffre F. McKelvy and Ms. Carla Suto. The Change of Control Plan generally provides for the payment of benefits to its participants upon the occurrence of certain defined change of control events. Among the benefits provided are generally: (i) cash bonuses of up to 25% of annual base salary, depending on the valuation of the Company at the time of the change of control; (ii) acceleration of vesting of certain stock options granted to certain participants; (iii) severance payments of up to two times annual base salary, depending on the participant's position with the Company at the time of a change of control; and (iv) the payment of health insurance premiums and outplacement expenses incurred upon a change of control.

     Under the Change of Control Plan, a "change of control" of the Company is deemed to have occurred upon the consummation of a merger or consolidation in which the Company is not the surviving entity (other than a transaction the principal purpose of which is to change the jurisdiction of the Company's incorporation), the sale, transfer or other disposition of all or substantially all of the assets of the Company or a reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company's outstanding voting stock is transferred to holders different from those who held such stock immediately prior to such merger.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that from and after the earliest date on which Purchaser owns a majority of the outstanding Shares on a fully diluted basis, Parent will indemnify, defend and hold harmless each individual and every person who is or was a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     The Merger Agreement also provides that from and after the earliest date on which Purchaser owns a majority of the outstanding Shares on a fully diluted basis, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement previously disclosed to Parent and any indemnification provision or any exculpation provision set forth in the Company's Certificate of Incorporation or Bylaws in effect on the date of the Merger Agreement. In addition, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and Bylaws on the date of the Merger Agreement, and during the period commencing on the earliest date on which Purchaser purchases Shares pursuant to the Offer and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

     Any Indemnified Party wishing to make a claim of indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding, inquiry or investigation, is required to promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding, inquiry or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall be liable to such Indemnified Parties for the legal expenses of one counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless there is a conflict of interest between the Indemnified Parties and Parent, in which event Parent shall be liable to the Indemnified Parties for the fees and expenses of each Indemnified Party's counsel, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent and no Indemnified Party shall be liable for any settlement effected without its prior written consent unless such settlement includes a complete unconditional release of all claims against all Indemnified Parties; provided that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Parent and the Surviving Corporation jointly and severally have agreed to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations described above.

     The Merger Agreement also provides that prior to the Effective Time, the Company may purchase insurance coverage extending for a period of six years after the Effective Time the level and scope of the Company's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement; provided that the aggregate annual premium payable for such insurance shall not exceed 175% of the last annual premium paid for such coverage prior to the date of the Merger Agreement. In addition, Parent has agreed that through the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Parties, such insurance coverage, and subject to the limitations in the preceding sentence, shall pay the annual premium for such insurance coverage. In the event the annual premium payable for such insurance coverage exceeds 175% of the last annual premium paid by the Company for such coverage, Parent shall be obligated to obtain and maintain in effect a policy with the greatest amount of coverage available for a cost not exceeding 175% of such amount.

     The Merger Agreement further provides that if the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations described above with respect to indemnification under the Merger Agreement.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion, subject to the limitations set forth herein, describes the material federal income tax consequences of the Merger to holders of Shares who hold their Shares as capital assets and exchange their Shares for cash pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The tax consequences to a specific stockholder may vary depending upon such stockholder's particular tax situation, and the discussion set forth below may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign stockholders, securities dealers, broker-dealers, insurance companies, financial institutions, tax-exempt entities and stockholders who acquired their Shares pursuant to an exercise of an employee stock option or otherwise as compensation or who hold restricted stock. The discussion is based on the Code as in effect on the date of this Information Statement, as well as the rules and regulations thereunder, existing administrative interpretations and court decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possible differing interpretations and does not address state, local or foreign tax laws.

     The receipt of cash for Shares in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares surrendered in the Merger and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the Merger, the Shares surrendered in the Merger have been held for more than one year, such gain or loss will be a long-term capital gain or loss. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that sells Shares may be subject to a 31% backup withholding unless the stockholder provides its Taxpayer Identification Number, or unless an exemption applies. If backup withholding applies to a stockholder, the Paying Agent is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS, OR STOCKHOLDERS WHO HOLD RESTRICTED STOCK.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

                               REGULATORY MATTERS

     The parties received early termination of the waiting period under the HSR Act on August 20, 1999. The Company is not aware of any other federal, state or foreign regulatory requirements that remain to be complied with in order to consummate the Merger.

     The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the U.S. antitrust laws of transactions such as Purchaser's acquisition of the Company. At any time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties and state attorneys general may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

                              THE MERGER AGREEMENT

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is attached as Annex I to this Information Statement. Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement.


     The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which Parent and Purchaser have expressly reserved the right to waive certain conditions to the Offer, but without the prior written consent of the Company, Purchaser has agreed not to (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer,
(iv) change any conditions to the Offer or amend any other term of the Offer if any such change or amendment would be adverse in any respect to the holders of Shares (other than Parent or Purchaser), (v) except as provided below, extend the Offer if all of the conditions to the Offer have been satisfied or (vi) amend or waive the Minimum Condition. Notwithstanding the foregoing, Purchaser may, without the consent of the Board of Directors, (A) extend the Offer, if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, for one or more periods (none of which shall exceed ten business days) but in no event past 90 days from the date of the Merger Agreement unless the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act has not terminated or expired, and then in any event not later than March 1, 2000, (B) extend the Offer for such period as may be required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or (C) extend the Offer for one or more periods (each such period to be for not more than three business days and such extensions to be for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence) if on such expiration date the conditions to the Offer shall have been satisfied or waived but there shall not have been tendered that number of Shares which would equal more than 90% of the issued and outstanding Shares. So long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied on any scheduled Expiration Date of the Offer, then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 60 business days after the commencement of the Offer, Purchaser shall extend the Offer for one or more periods of not more than 10 business days each if requested to do so by the Company; provided that Purchaser shall not be required to extend the Offer beyond 60 business days after commencement of the Offer or, if earlier, the date of termination of the Merger Agreement in accordance with the terms thereof.

     Consideration to be Paid in the Merger. The Merger Agreement provides that subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Purchaser shall be merged with and into the Company and the separate existence of Purchaser will cease, and the Company shall be the Surviving Corporation and shall be a wholly owned subsidiary of Parent. In the Merger, each share of common stock, $.01 par value per share, of Purchaser issued and outstanding immediately prior to the time of filing of a certificate of merger relating to the Merger with the Secretary of State of the State of Delaware, or such later time as is set forth therein, shall continue to remain outstanding and shall constitute one share of common stock of the Surviving Corporation. At the Effective Time, each outstanding Share (other than Shares owned by Parent or any direct or indirect subsidiary of Parent or the Excluded Shareholders or shares owned by the Company or any direct or indirect subsidiary of the Company), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of the Delaware Law) the closing of the Merger shall occur on the later to occur of (i) the business day on which the condition set forth in Section 8.1(a) of the Merger Agreement is satisfied or waived in accordance with the Merger Agreement and (ii) the first business day following the date on which the last to be satisfied or waived of the other conditions set forth in Article VIII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with the Merger Agreement.

     Treatment of Stock Options and Purchase Rights. The Merger Agreement provides that at the Effective Time, each outstanding option to purchase Shares under the Company stock plans (the "Company Options"), whether vested or unvested, shall be deemed to constitute an option to acquire (a "New Parent Option"), on the same terms and conditions as were applicable under such Company Option, the number of shares of common stock of Parent (rounded to the nearest whole number) equal to the product of (A) the number of Shares issuable upon exercise of such Company Option and (B) the Offer Price divided by the average of the closing sales prices of common stock of Parent on the New York Stock Exchange for the 10 consecutive days immediately prior to and including the day preceding the Effective Time, at an exercise price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (y) the aggregate number of shares of Common Stock of Parent purchasable pursuant to the New Parent Option (as calculated immediately above); provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company has agreed to take all necessary actions to permit the assumption of the unexercised Company Options by Parent pursuant to this paragraph and shall take all action necessary to cause the funds held in the Company's Employee Stock Purchase Plan to be used to purchase outstanding Shares through open market transactions so that such Shares will be converted into the right to receive cash in the Merger; provided that thereafter the Company shall terminate the Company's Employee Stock Purchase Plan.

     The Merger Agreement further provides that effective at the Effective Time, Parent shall assume, as a New Parent Option, each outstanding Company Option in accordance with the prior paragraph and with the terms of the Company stock plan under which it was issued and the stock option agreement by which it is evidenced. Parent has further agreed that not later than thirty calendar days after the closing date of the Merger, Parent shall file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8, or other appropriate form, covering shares of Parent common stock subject to such New Parent Options.

     Board Representation. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by Purchaser in accordance with the Offer for, not less than that number of Shares equal to the Minimum Shares, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence and (ii) the percentage that such number of Shares owned in the aggregate by Purchaser or Parent, upon such acceptance for payment, bears to the number of Shares outstanding. Upon the written request of Purchaser, the Company shall, on the date of such request, (x) either increase the size of the Board of Directors or use its reasonable efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board of Directors and (y) cause Parent's designees to be so elected. The Company's obligations to appoint designees to the Board of Directors are subject to Section 14(f) of the Exchange Act.

     The Merger Agreement also provides that from and after the time that Parent's designees constitute at least a majority of the Board of Directors and until the Effective Time, the Board of Directors shall always have at least two members (the "Independent Directors") who are neither officers of Parent nor designees, shareholders or affiliates of Parent or Parent's affiliates. During such period, any (i) amendment or termination of the Merger Agreement, (ii) extension of time for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights under the Merger Agreement or (iii) action by the Company with respect to the Merger Agreement and the transactions contemplated hereby which adversely affects the interests of the stockholders of the Company, shall require the approval of a majority of the Independent Directors in addition to any required approval thereof by the full Board of Directors.

     Stockholders Meeting. The Merger Agreement provides that, if approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, acting through the Board of Directors, shall (i) call as promptly as practicable following consummation of the offer, a meeting of its stockholders (the "Stockholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Stockholders Meeting as soon as practicable following the purchase of Shares pursuant to the Offer, and (iii) recommend to its stockholders the approval of the Merger. At the Stockholders Meeting, Parent and Purchaser shall cause all Shares then owned by them to be voted in favor of approval and adoption of the Merger. The Merger Agreement provides that, notwithstanding the foregoing, if Parent, Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares and preferred stock, the parties thereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL. Parent expects during the pendency of the offer to seek to have discussions with the holder of the Series B Convertible Preferred Stock regarding the sale by such holder to Parent after consummation of the Offer. However, Parent cannot under Rule 10b-13 under the Exchange Act, directly or indirectly, purchase, or make any arrangement to purchase, the Series B Convertible Preferred Stock until after consummation of the Offer. If the outstanding share of Series B Convertible Preferred Stock is not converted and tendered in the Offer or Parent does not purchase the Series B Convertible Preferred Stock following consummation of the Offer, Parent will be unable to effect a "short-form" merger.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence, qualification, good standing, corporate power and authority of the Company and its subsidiaries; (ii) the capital structure of the Company; (iii) the due authorization, execution, delivery and performance of the Merger Agreement and the Stock Option Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof;
(iv) required filings, consents and approvals and the absence of any violations, breaches or defaults which would result from performance by the Company of the Merger Agreement and the Stock Option Agreement; (v) the accuracy of reports filed by the Company with the SEC (including financial statements) since January 1, 1998; (vi) the absence of certain changes or events; (vii) the absence of any material litigation; (viii) the absence of any undisclosed material liabilities;
(ix) certain employee benefit matters; (x) compliance with applicable laws, licenses and permits and the absence of any default or violation with respect to material contracts; (xi) antitakeover statutes: (xii) environmental matters relating to the Company and its subsidiaries; (xii) the opinion of the Financial Advisor; (xiii) certain tax matters; (xiv) certain regulatory matters, including Food and Drug Administration warning letters, problem reports, product recalls and material regulatory communications and regulatory filings; (xv) certain intellectual property matters; (xvi) matters relating to product registration files; (xvi) year 2000 compliance; (xvii) labor matters; (xviii) the Rights Agreement; (xix) the absence of brokers or finders other than the Financial Advisor; (xx) supply arrangements; (xxi) investigational compounds; (xxii) the validity and enforceability of material contracts; (xxiii) the documents supplied by the Company relating to the Offer; and (xxiv) stockholder approvals.

     Parent and Purchaser have also made certain representations and warranties, including with respect to (i) the capital structure of the Purchaser; (ii) the due organization, existence, good standing and corporate power and authority of Parent and its subsidiaries; (iii) the due authorization, execution, delivery and performance of the Merger Agreement and the Stock Option Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iv) required filings, consents and approvals and the absence of any violations, breaches or defaults which would result from performance by Parent or Purchaser with the Merger Agreement and the Stock Option Agreement; (v) the absence of any material litigation; (vi) compliance with applicable laws and the absence of any default or violation with respect to material contracts; (vii) the absence of brokers or finders; (viii) the sufficiency of funds available to Parent and Purchaser for the consummation of the Offer and the Merger; and (ix) documents related to the Offer and the Merger.

     Conduct of Interim Operations. The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless Parent has consented in writing thereto (such consent not to be unreasonably withhold or delayed), the Company shall, and shall cause each of its subsidiaries to: (i) conduct its business, in all material respects, in the ordinary and usual course, and use its commercially reasonable best efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates; (ii) not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries; (iii) not amend its certificate or bylaws or amend, modify or terminate the Rights Agreement; (iv) not split, combine or reclassify its outstanding shares of capital stock; (v) not declare, set aside or pay any dividend payable in cash, stock or other property in respect of any capital stock; (vi) not repurchase, redeem or otherwise acquire, except in connection with its stock option and stock purchase plans, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (vii) not issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt or any other property or assets, with certain exceptions; (viii) not transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its subsidiaries) or incur or modify any material indebtedness or other liability; (ix) not make any commitments for, make or authorize any capital expenditures or, by any means, make any acquisition of, or investment in, assets or stock of any other person or entity in each case, involving amounts in excess of $100,000 in the aggregate other than in the ordinary and usual course; (x) not, except as may be required by existing contractual commitments or as required by applicable law, enter into any new agreements or commitments for any severance or termination pay to, or enter into an employment or severance agreement with, any of its directors, officers or employees, including adding new participants to the Company's Management Change of control Plan, or terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any compensation and benefit plans or increase or accelerate the salary, wage, bonus or other compensation of any employees, officers or directors (except for increases in salaries, wages and cash bonuses of nonexecutive employees made in the ordinary course of business consistent with past practice) or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing compensation and benefit plan; (xi) not settle or compromise any material claims or litigation or modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims; (xii) not make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; (xiii) not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or its subsidiaries; (xiv) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger); (xv) not suffer or permit capital expenditures made or incurred by the Company and its subsidiaries for any period to exceed $100,000 except for expenses incurred in connection with the transactions contemplated by the Merger Agreement; and (xvi) not offer to, or enter into an agreement to, do any of the foregoing.


     Access to Information. Under the Merger Agreement, from the date of the Merger Agreement to the Effective Time or the termination of the Merger Agreement, the Company has agreed to afford to the officers, employees, accountants, counsel, financial advisor and other representatives of Parent reasonable access to all of its and its subsidiaries properties, books, contracts, commitments and records (including security position listings or other information concerning beneficial and record owners of the Company's securities) and its officers, management employees and representatives and, during such period, the Company has agreed to furnish promptly to Parent, consistent with its legal obligations, all information concerning its business, properties and personnel as the other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which shall remain in full force and effect.


     No Solicitation. The Company has agreed in the Merger Agreement that the Company shall, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its subsidiaries to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent and Purchaser) conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the equity interest in, the Company or any of its subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any subsidiary of the Company (an "Acquisition Transaction"), other than the Offer and the Merger. Except as otherwise set forth in this paragraph, the Company has also agreed that it shall not, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its subsidiaries not to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any nonpublic information or data (other than the Company's standard public information package) to, any corporation, partnership, person or other entity or group (other than Parent and Purchaser, any affiliate or associate of Parent and Purchaser or any designees of Parent and Purchaser) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal" (it being understood that an Acquisition Proposal that is conditioned upon the completion of due diligence shall be deemed to constitute a bona fide Acquisition Proposal if such proposal otherwise meets the definition of Acquisition Proposal)) or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that prior to Purchaser beneficially owning a majority of then outstanding Shares, the Company may furnish information and access, but only in response to a request for information or access, to any person or entity making a bona fide written Acquisition Proposal to the Board of Directors after the date of the Merger Agreement which was not knowingly encouraged, solicited or initiated by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) on or after the date of the Merger Agreement and may participate in discussions and negotiate with such person or entity concerning any such Acquisition Proposal and may authorize the Company to enter into a binding written agreement concerning a Superior Proposal (as defined below), if and only if, in any such case, (i) the Board of Directors determines in good faith, (A) after consultation with outside counsel to the Company to the effect that failing to provide such information or access or to participate in such discussions or negotiations or so to authorize, as the case may be, is reasonably likely to constitute a breach of the Board of Directors' fiduciary duties under applicable law and (B) after consultation with the financial advisors to the Company to such effect, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) above have been made being referred to as a "Superior Proposal"), and (ii) the Company receives from the person or entity making such bona fide written Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the person or entity making such bona fide written Acquisition Proposal than those contained in the Confidentiality Agreement. Nothing in the Merger Agreement shall prohibit the Board of Directors from, to the extent applicable, complying with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company has further agreed to notify Parent within 48 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and shall in such notice indicate the identity of the Purchaser and the material terms and conditions of any such proposal and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing. The Company is required to provide Parent with three business days advance notice of, in each and every case, its intention to either enter into any agreement with or to provide any information to any person or entity making any such inquiry or proposal. The Company has also agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of Parent. The Company is required to inform the individuals or entities referred to in the first sentence of this paragraph of the obligations undertaken in this paragraph. The Company also is required to promptly request each person or entity which has executed, within 12 months prior to the date of the Merger Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such person or entity by or on behalf of the Company.

     Fees and Expenses. Pursuant to the Merger Agreement, the Surviving Corporation shall pay all charges and expenses, including those of the exchange agent for the Merger, in connection with the Merger, and Parent shall reimburse the Surviving Corporation for such charges and expenses. The Merger Agreement also provides that except as otherwise described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement, the Shareholders Agreement, the Offer and the Merger and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement shall be paid by the party incurring such expense.

     The Merger Agreement provides that, under certain circumstances, the Company shall pay to Parent a one-time fee equal to $2.0 million (the "Termination Fee") and to reimburse Parent all of the charges and expenses incurred by Parent or Purchaser in connection with the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement and the transactions contemplated by the Merger Agreement and the Stock Option Agreement and the Shareholders Agreement, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, up to a maximum of $500,000 in the aggregate. The Company is obligated to pay the Termination Fee under the following circumstances: (i)(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of the Merger Agreement but prior to the date that the Offer is consummated and Parent owns a majority of the outstanding Shares, such Acquisition Proposal, announcement or intention is or becomes publicly known, (B) on or following the date of the Merger Agreement and prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event which would have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either Parent or the Company because the Merger shall not have been consummated by February 1, 2000 (subject to extension, in certain circumstances, to March 1, 2000), whether such date is before or after the date of approval by the stockholders of the Company, and if terminated by Parent or Purchaser, they shall not collectively beneficially own a majority of the outstanding Shares on a fully diluted basis, or (ii) the Merger Agreement is terminated (x) by the Company because it has determined to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (y) by Parent if the Board of Directors shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing, or (z) because of the failure of the conditions to the Offer described in paragraphs (e) and (f) of Section 14, provided, however, that the Termination Fee shall not be payable to Parent in accordance with clause (i) above unless and until (I) any person or entity (other than Parent) (an "Acquiring Party") has within 9 months of such termination entered into a definitive agreement to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of the outstanding securities of the Company or (II) a definitive agreement has been entered into with respect to a merger, consolidation or similar business combination between the Company and an Acquiring Party or an affiliate thereof as a result of which the stockholders of the Company immediately prior to the transaction do not own at least 50% of the surviving entity.

     Pursuant to the Merger Agreement, any Termination Fee described above required to be paid to Parent would be reduced (but not below zero) to the extent necessary so that the sum of (1) the portion of any Termination Fee actually paid to Parent, (2) the aggregate of all Cancellation Amounts (as defined below) paid to Parent pursuant to the Stock Option Agreement and (3) the proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party that acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) shall not exceed $4.4 million. Parent and the Company have agreed that in no event shall (i) the sum of the portion of any Termination Fee actually paid to Parent and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party that acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million, or (ii) the sum of the portion of any Termination Fees actually paid to Parent, the aggregate Cancellation Amounts paid to Parent pursuant to the Stock Option Agreement and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party that acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million.

     Other Agreements. The Merger Agreement provides that the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under the Merger Agreement, the Stock Option Agreement, the Shareholders Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any U.S. governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity") in order to consummate the Offer and the Merger or any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the closing of the Merger of each of the following conditions: (i) if the approval of the Merger Agreement and the Merger by the holders of Shares is required by applicable law, the Merger Agreement shall have been duly adopted by holders of a majority of the Shares outstanding;
(ii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii)(A) no court or Governmental Entity of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or Merger (collectively, an "Order"); provided however, that prior to invoking this provision, each party shall use its commercially reasonable best efforts to have any such Order lifted or withdrawn, and (B) no Governmental Entity shall have instituted any proceeding seeking any such Order; and (iv) Purchaser shall have
(A) commenced the Offer and (B) purchased, pursuant to the terms and conditions of such Offer, all Shares duly tendered and not withdrawn; provided, however, that neither Parent nor Purchaser shall be entitled to rely on the condition described in clause (iv)(B) above if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

     Termination. The Merger Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

     (a) by mutual written consent of the Company, Parent and Purchaser;

     (b) by Parent or the Company:

          (i) if the Merger shall not have been consummated by February 1, 2000, whether such date is before or after the date of approval by the stockholders of the Company; provided, however, that if a request for additional information is received from the FTC or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act or additional information is requested by a governmental authority pursuant to the antitrust, competition, foreign investment, or similar laws or any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger, then such date shall be extended to the 30th day following certification by Parent and/or the Company, as applicable, that Parent and/or the Company, as applicable, have substantially complied with such request, but in any event not later than March 1, 2000; provided that the right to terminate the Merger Agreement described in this clause (i) shall not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by the date referred to in this clause (i);

          (ii) if the Stockholders Meeting shall have been convened, held and completed and the approval of the Company stockholders shall not have been obtained thereat or at any adjournment or postponement thereof, provided however, that Parent shall not be permitted to terminate the Merger Agreement pursuant to the circumstances described in this clause (ii) if Parent or Purchaser shall not have voted all Shares then owned beneficially or of record by them in favor of approval and adoption of the Merger Agreement, the Merger and the transactions contemplated hereby;

          (iii) if any Order permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger shall become final and non-appealable (whether before or after the approval of the Company Stockholders); provided, however, that the fight to terminate the Merger Agreement pursuant to the circumstances described in this clause (iii) shall not be available to any party that fails to use commercially reasonable best efforts to prevent such Order from being issued and to use commercially reasonable best efforts to cause such Order to be vacated, withdrawn or lifted; or

          (iv) if the Offer terminates or expires on account of the failure of any condition described in Section 14 of the Merger Agreement without Purchaser having purchased any Shares thereunder.

     (c) by the Company:

          (i) if (a) the Company is not in material breach of any of its covenants and agreements in the Merger Agreement, (b) the Board of Directors authorizes the Company, prior to Parent beneficially owning a majority of the Shares, and subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (c) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal; provided that the Company agreed (x) that it would not enter into a binding agreement referred to in clause (b) until at least the first calendar day following the third business day after it has provided the written notice to Parent described therein, (y) to notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification and (z) that it will not terminate the Merger Agreement or enter into a binding agreement referred to in clause (b) if Parent has, within the period referred to in clause (x) of this sentence, made a written offer that is at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal;

          (ii) if, prior to consummation of the Offer and prior to Parent beneficially owning a majority of the outstanding shares of Common Stock, there has been a material breach by Parent or Purchaser of any representation, warranty, covenant or agreement of Parent or Purchaser contained in the Merger Agreement which has had, or is reasonably likely to have, the effect of materially impairing the ability of Parent or Purchaser to consummate the Offer or the Merger (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the termination date of the Merger Agreement described in (b)(i) above, then for so long as Parent continues to exercise reasonable best efforts to cure such Terminating Parent Breach, the Company may not terminate the Merger Agreement under the circumstances described in this clause (ii); or

          (iii) if Purchaser shall have failed to commence the Offer within five business days after the date of the Merger Agreement.

     (d) by Parent, prior to the Parent and Purchaser collectively beneficially owning (excluding from the determination of beneficial ownership shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and the Shareholders Agreement) a majority of the outstanding shares on a fully diluted basis (excluding from the determination of outstanding shares on a fully diluted basis, shares subject to the Stock Option Agreement):

          (i) if the Board of Directors shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

          (ii) if there has been a material breach by the Company of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement which would give rise to the failure of the condition to the Offer that (A) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the consummation of the Offer (except for those representations and warranties made as of a specific date, which shall be true and correct as of such date), and considered without regard to any qualification by, or references to, "material," "in all material respects" or "Company Material Adverse Effect," except for such failures of such representations and warranties to be true and correct that individually or in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect; or (B) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement and any such breach or failure shall not have been substantially cured by the Company within five business days after Parent provides written notice to the Company of such breach or failure (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the termination date of the Merger Agreement, then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate the Merger Agreement under the circumstances described in this clause (ii).

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that from and after the earliest date on which Purchaser owns a majority of the outstanding Shares on a fully diluted basis, Parent will indemnify, defend and hold harmless Indemnified Parties, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     The Merger Agreement also provides that from and after the earliest date on which Purchaser owns a majority of the outstanding Shares on a fully diluted basis, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement previously disclosed to Parent and any indemnification provision or any exculpation provision set forth in the Company's Certificate of Incorporation or Bylaws in effect on the date of the Merger Agreement. In addition, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and Bylaws on the date of the Merger Agreement, and during the period commencing on the earliest date on which Purchaser purchases Shares pursuant to the Offer and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

     Any Indemnified Party wishing to make a claim of indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding, inquiry or investigation, is required to promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding, inquiry or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall be liable to such Indemnified Parties for the legal expenses of one counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless there is a conflict of interest between the Indemnified Parties and Parent, in which event Parent shall be liable to the Indemnified Parties for the fees and expenses of each Indemnified Party's counsel, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent and no Indemnified Party shall be liable for any settlement effected without its prior written consent unless such settlement includes a complete unconditional release of all claims against all Indemnified Parties; provided that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Parent and the Surviving Corporation jointly and severally have agreed to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations described above.

     The Merger Agreement also provides that prior to the Effective Time, the Company may purchase insurance coverage extending for a period of six years after the Effective Time the level and scope of the Company's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement; provided that the aggregate annual premium payable for such insurance shall not exceed 175% of the last annual premium paid for such coverage prior to the date of the Merger Agreement. In addition, Parent has agreed that through the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Parties, such insurance coverage, and subject to the limitations in the preceding sentence, shall pay the annual premium for such insurance coverage. In the event the annual premium payable for such insurance coverage exceeds 175% of the last annual premium paid by the Company for such coverage, Parent shall be obligated to obtain and maintain in effect a policy with the greatest amount of coverage available for a cost not exceeding 175% of such amount.

     The Merger Agreement further provides that if the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all of the obligations described above with respect to indemnification under the Merger Agreement.

     Certain Employee Matters. The Merger Agreement provides that during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Parent) which in the aggregate are substantially comparable to those currently provided by the Company to such employees. Parent has agreed to cause each employee benefit plan of Parent in which employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company and such service period would have been credited to an employee of Parent participating in the relevant plan. Parent has further agreed that for the first plan year ending after the Effective Time, any pre-existing condition exclusion under any Parent benefit plan providing medical or dental benefits shall be no more restrictive for any employee who, immediately prior to commencing participation in such Parent benefit plan, was participating in a Company benefit plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company benefit plan. In addition, any expenses that were taken into account under a Company benefit plan providing medical or dental benefits in which the employee participated immediately prior to commencing participation in a Parent benefit plan providing medical or dental benefits shall be taken into account to the same extent under such Parent benefit plan, in accordance with the terms of such Parent benefit plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits. Parent has further agreed that it will, and will cause the Surviving Corporation to, honor in accordance with their terms (i) all employee benefit obligations to employees accrued as of the Effective Time and (ii) all employee severance plans in existence on the date of the Merger Agreement (and previously disclosed to Parent) and all employment or severance agreements entered into prior to the date of the Merger Agreement.

     Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms contained in the Merger Agreement, there can be no assurance as to the timing of the Merger.

                             STOCK OPTION AGREEMENT

     The following is a summary of the material terms of the Stock Option Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. See "Available Information."

     Concurrently with the execution and delivery of the Merger Agreement, the Company granted to Parent an option to purchase Shares on the terms and conditions set forth in the Stock Option Agreement dated July 30, 1999, among the Company, Parent and Purchaser (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, the Company has agreed, on the terms and subject to the conditions thereof, to grant an option to purchase up to 1,931,050 Shares. Any reference to a majority of the issued and outstanding Shares or Shares outstanding on a fully diluted basis, or similar references, as provided in the documents described herein, exclude from the determination thereof any shares of Common Stock issuable upon the exercise of the Stock Option Agreement and any reference to beneficial ownership of Shares, or similar references, exclude from the determination thereof any Shares issuable upon exercise of or subject to the Shareholders Agreement or the Stock Option Agreement.

     Grant of Purchase Option. Under the Stock Option Agreement, the Company granted to Parent an irrevocable option (the "Option") to purchase up to 1,931,050 Shares at a cash purchase price equal to $8.50 per share (the "Purchase Price"). The Option may be exercised by Parent, in whole or in part, at any time, but only on one occasion, following (but not prior to) the occurrence of the events set forth in any of clauses (i) or (ii) below, and prior to the Option Termination Date (as defined below). The Option is subject to appropriate adjustment in the event of any change in the number of issued and outstanding shares of capital stock of the Company to maintain Parent's rights under the Stock Option Agreement, including the right to purchase 19.9% of the capital stock of the Company entitled to vote generally for election of directors of the Company outstanding immediately prior to exercise.

     Exercise of Option.  The Option may be exercised if:

          (i) (A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any person or entity shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of the Merger Agreement but prior to the date that the Offer is consummated and Parent owns a majority of the outstanding Shares of Common Stock, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of the Merger Agreement but prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event that would have a material adverse effect on the ability of Parent or Purchaser to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either Parent or the Company because, subject to certain exceptions, the Merger shall not have been consummated by February 1, 2000 (subject, in certain circumstances, to extension to March 1, 2000), and if terminated by Parent and Parent or the Purchaser, Parent or the Purchaser shall not collectively beneficially own a majority of the outstanding Shares on a fully diluted basis, and the Termination Fee under the Merger Agreement has become payable; or

          (ii) the Merger Agreement is terminated (x) by the Company because it has determined to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal or (y) by Parent if the Board of Directors shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing, or (z) because of the failure of certain conditions to the Offer described in paragraphs (e) and (f) of
     Section 14 of the Merger Agreement.

     Under the Stock Option Agreement, if at any time the Option is then exercisable and at or prior to such time the Termination Fee shall have become payable, Parent may on one occasion elect, in lieu of exercising the Option to purchase Shares, to send a written notice to the Company (a "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Company shall pay to Parent an amount in cash (the "Cancellation Amount") equal to the Spread (as defined below) multiplied by all or such portion of the Shares subject to the Option as Parent shall specify. As used in the Stock Option Agreement, "Spread" means the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per Share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Acquisition Proposal occurring after the date of the Stock Option Agreement and prior to the Option Termination Date (the "Alternative Purchase Price") or
(y) the average of the closing bid and asked prices of the Shares on the NASDAQ/NMS or on such other national securities exchange on which the Shares are then listed for the last five trading days immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash described in this paragraph, the obligations of the Company to deliver Shares pursuant to the Option shall be terminated with respect to such number of Shares for which Parent shall have elected to be paid the Spread.

     Profit Limitation. The Stock Option Agreement provides that any Cancellation Amount shall be reduced (but not below zero) to the extent necessary so that the sum of (1) the portion of any Termination Fee actually paid to Parent (such portion actually paid, the "Actual Termination Fee"), (2) the aggregate of all Cancellation Amounts paid to Parent pursuant to the Stock Option Agreement and (3) the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party that acquires more than 50% of the Company's outstanding voting securities (other than any such acquisitions by the Company or any of its affiliates) shall not exceed $4.4 million. The Stock Option Agreement further provides that in no event shall (i) the sum of the Actual Termination Fee and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party that acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million, or (ii) the sum of the Actual Termination Fee, the aggregate Cancellation Amounts paid to Parent pursuant to the Stock Option Agreement and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party that acquires more than 50% of the Company's outstanding voting securities (other than any such acquisitions by the Company or any of its affiliates) exceed $4.4 million.

     Registration Rights. The Stock Option Agreement provides that, in the event that the Parent shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant to the Option, and such sale requires, in the opinion of counsel to Parent, which opinion shall be reasonably satisfactory to the Company and its counsel, registration of such Shares under the Securities Act, the Company will cooperate with Parent and any underwriters (which underwriters must be reasonably satisfactory to the Company) in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Company shall not be required to have declared effective more than two registration statements and shall be entitled to delay the filing or effectiveness of any registration statement and may suspend the use of any registration statement (and related prospectus) for one or more periods of time not exceeding an aggregate of 60 days in any one-year period if the offering would, in the judgment of the Board of Directors, require premature disclosure of any material corporate development or material transaction involving the Company or interfere with any previously planned securities offering by the Company. The Stock Option Agreement also provides that the Company shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that Parent shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the Shares sold by Parent. The Stock Option Agreement further provides that the Company shall indemnify and hold harmless (i) Parent, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Exchange Act (collectively, the "Underwriters") ((i) and (ii) being referred to as "Registration Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Registration Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to the registration rights under the Stock Option Agreement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Company by the Registration Indemnified Parties expressly for use or incorporation by reference therein, or (B) the fact that the person asserting any such loss, liability, claim, damage or expense did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of the Shares to such person because of the failure of Parent to so provide such amended preliminary or final prospectus. In addition, Parent has agreed and the Underwriters will be required to agree to indemnify and hold harmless the Company, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Company, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon (i) any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to the registration rights under the Stock Option Agreement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Indemnified Parties, as applicable, specifically for use or incorporation by reference therein, or (ii) the fact that the person asserting any such loss, liability, claim, damage or expense did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of the Shares to such person because of the failure of Parent to so provide such amended preliminary or final prospectus.

     Other Agreements. The Stock Option Agreement provides that after the Option becomes exercisable, the Company will promptly file an application to list the Shares on NASDAQ/NMS or on such other national securities exchange on which the Shares are then listed and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Company under the HSR Act and any other necessary consents.

     Conditions. The Stock Option Agreement provides that the Company's obligation to deliver Shares upon exercise of the Option is subject to the conditions that: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting the delivery of the Shares shall be in effect; (ii) any applicable waiting periods under the HSR Act shall have expired or been terminated; (iii) the representations and warranties of Parent made in the Stock Option Agreement shall be true and correct in all material respects as of the date of the closing of the issuance of the Shares; and (iv) the existence of the circumstances described in clause (i) and (ii) under "-- Exercise of Option."

     Termination. The Stock Option Agreement provides that the right to exercise the Option shall terminate at (and the Option shall no longer be exercisable after) the earliest of (i) the Effective Time, (ii) the nine month anniversary of the earliest to occur of the events set forth in Exercise of Options, and (iii) the fifteenth day following the termination of the Merger Agreement if prior to such fifteenth day the events set forth in clause (i) or
(ii) of the Exercise of Options shall not have occurred (such earliest date the "Option Termination Date"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to Parent upon such exercise because one or more of the conditions set forth in clause (i) or (ii) in "-- Conditions" above have not yet been satisfied, the Option Termination Date shall be extended until fifteen days after such impediment to exercise or delivery has been removed.

     Other. Because the rights and obligations of Parent and the Company under the Stock Option Agreement are subject to compliance with the HSR Act, Parent will include in its merger notifications to be filed with the Department of Justice and FTC a description of its rights under the Stock Option Agreement.

                             SHAREHOLDERS AGREEMENT

     The following is a summary of the material terms of the Shareholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. See "Available Information."

     Tender of Shares. Concurrently with the execution and delivery of the Merger Agreement, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Major Stockholders who beneficially own in the aggregate, as of July 30, 1999 approximately 34.1%, of the outstanding Shares including 3,188,057 shares of Common Stock and options representing the right to purchase 189,790 Shares (collectively, the "Optioned Securities") or have the right to vote Shares or other securities (the "Voting Securities") have entered into a Shareholders Agreement, dated as of July 30, 1999, with Parent and Purchaser (the "Shareholders Agreement").

     Pursuant to the Shareholders Agreement, the Major Stockholders have agreed to tender the Optioned Securities in the Offer and not to withdraw such Optioned Securities prior to the expiration of the Offer. The obligation to sell any of such Optioned Securities under the Shareholders Agreement, as described below, shall be satisfied, solely with respect to the Shares so tendered, upon the purchase of such Shares by Purchaser pursuant to the Offer. In the event of any change in the Optioned Securities by reason of stock dividends, split-up, recapitalizations, combinations, exchanges or the like, the number of Optioned Securities subject to the Shareholders Agreement will be appropriately adjusted.

     Shareholder Option. Pursuant to the Shareholder Agreement, the Major Stockholders have granted to Purchaser an irrevocable option (the "Shareholder Option") to purchase (i) all Optioned Securities at the Offer Price; and (ii) any additional Optioned Securities acquired by the Major Stockholders during the term of the Shareholders Agreement. The Shareholder Option may be exercised by Purchaser at any time after the date on which all waiting periods under the HSR Act applicable to the exercise of the Shareholder Option have expired or been terminated, but only if:

          (i) (A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any person or entity shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of the Merger Agreement but prior to the date that the Offer is consummated and Parent owns a majority of the outstanding shares of Common Stock, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of the Merger Agreement but prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event that would have a material adverse effect on the ability of Parent or Purchaser to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either Parent or the Company because, subject to certain exceptions, the Merger shall not have been consummated by February 1, 2000 (subject, in certain circumstances, to extension to March 1, 2000), and if terminated by Parent and Parent or the Purchaser, Parent or the Purchaser shall not collectively beneficially own a majority of the outstanding Shares on a fully diluted basis, and the Termination Fee under the Merger Agreement has become payable; or

          (ii) the Merger Agreement is terminated (x) by the Company because it has determined to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view to the stockholders of the Company as the Superior Proposal or (y) by Parent if the Board of Directors shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing, or (z) because of the failure of certain conditions to the Offer.

     Agreement to Vote and Irrevocable Proxy. The Major Stockholders have further agreed to (a) vote all of their respective Voting Securities in favor of the Merger; (b) not vote any Voting Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Voting Securities of such Major Stockholder against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to:
(i) any Acquisition Proposal (other than the Offer and the Merger) involving the Company or any of its subsidiaries; (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iii) any material change in the present capitalization or dividend policy of the Company; or (iv) any other material change in the Company's corporate structure or business. The Major Stockholders have also granted Purchaser or its designees an irrevocable proxy to vote their Shares for all purposes whatsoever.

     No Inconsistent Agreements; Non Solicitation. Pursuant to the Shareholders Agreement, the Major Stockholders also agreed that while the agreement was in effect they would not make any disposition of or enter into any voting arrangement with respect to the subject securities or initiate or solicit or enter into or endorse any Acquisition Proposal, or otherwise engage in any action inconsistent with their performance of the Shareholders Agreement.

     Representations and Warranties. The Shareholders Agreement contains certain customary representations and warranties, including, without limitation, representations by the Major Stockholders as to ownership of the Shares and power and authority.

     Termination. The Shareholder Option shall expire on the earliest of (1) the Effective Time (as defined in the Merger Agreement), (2) the nine month anniversary of the earliest to occur of the events set forth in clause (i) and
(ii) described under Shareholder Option, and (3) the fifteenth day following the termination of the Merger Agreement if prior to such fifteenth day the events set forth in clause (i) and (ii) described under Shareholder Option shall not have occurred (such earliest date being referred to as the "Shareholder Option Expiration Date"); provided that, if the Shareholder Option cannot be exercised or the Optioned Securities cannot be delivered to Purchaser upon such exercise because (x) there shall be in effect a preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting delivery of the Optioned Securities or (y) any applicable waiting periods under the HSR Act shall not have expired or been terminated, then the Shareholder Option Expiration Date shall be extended until 30 days after such impediment to exercise or delivery has been removed.

                            SELECTED FINANCIAL DATA

     Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements included in the Company Form 10-K for period ending December 31, 1998 and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the SEC should be available for inspection and copies thereof should be obtainable in the manner set forth under "Available Information."

                           SIBIA NEUROSCIENCES, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                   1998      1997      1996      1995      1994
                                                 --------   -------   -------   -------   ------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenue..................................  $  7,043   $11,197   $ 8,481   $10,448   $4,852
Research and development expenses..............  $ 18,247   $15,819   $12,268   $ 8,949   $8,663
Net income (loss)..............................  $(15,807)  $(7,593)  $(5,564)  $ 2,926   $  (27)
Basic net income (loss) per common share.......  $  (1.68)  $ (0.82)  $ (0.73)  $  0.60
Diluted net income (loss) per common share.....  $  (1.68)  $ (0.82)  $ (0.73)  $  0.47
Shares used in computing basic net income
  (loss) per common share......................     9,421     9,248     7,596     4,893
Shares used in computing diluted net income
  (loss) per common share......................     9,421     9,248     7,596     6,164

                                                              AT DECEMBER 31,
                                            ----------------------------------------------------
                                              1998       1997       1996       1995       1994
                                            --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Cash, cash equivalents and investment
  securities..............................  $ 17,187   $ 33,347   $ 37,464   $ 16,488   $  5,944
Working capital...........................  $ 13,662   $ 31,214   $ 35,324   $ 14,338   $  4,523
Total assets..............................  $ 21,199   $ 36,180   $ 39,983   $ 18,251   $  8,005
Long-term debt, less current portion......  $  1,350   $    695   $    519   $    721   $    860
Accumulated deficit.......................  $(45,093)  $(29,286)  $(21,693)  $(16,129)  $(19,055)
Total stockholders' equity................  $ 15,140   $ 32,214   $ 36,572   $ 15,107   $  5,166

                                                              THREE MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1999       1998
                                                              -------   --------
                                                                (IN THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                   AMOUNTS)
STATEMENT OF OPERATIONS DATA (UNAUDITED)
Total revenue (A)...........................................  $4,221    $ 2,361
Research and development expenses...........................  $3,951    $ 4,514
Net loss....................................................  $ (499)   $(2,451)
Basic and diluted net loss per common share (B).............  $(0.05)   $ (0.26)
Shares used in computing basic and diluted net loss per
  common share..............................................   9,662      9,391

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA (UNAUDITED)
Total revenue (A)...........................................   $ 6,736     $ 3,895
Research and development expenses...........................   $ 8,453     $ 9,310
Net loss....................................................   $(3,339)    $(6,503)
Basic and diluted net loss per common share (B).............   $ (0.35)    $ (0.69)
Shares used in computing basic and diluted net loss per
  common share..............................................     9,593       9,378

                                                              AT JUNE 30, 1999
                                                              ----------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA (UNAUDITED):
Cash and cash equivalents...................................      $15,809
Investment securities.......................................        2,779
Total assets................................................       23,708
Long-term debt, less current portion........................        1,296
Accumulated deficit.........................................      (48,432)
          Total stockholders' equity........................       16,975

---------------
(A) During the first six months of 1999, the Company entered into licensing agreements with Bristol-Myers Squibb, SmithKline Beecham, and American Home Products. The agreements grant the licensees non-exclusive rights to use the Company's patented transcription-based assay technology. The Company expects to receive annual maintenance payments as well as royalties on the sales of any products identified using the licensed technology.

     In May 1999, the Company entered into a collaborative agreement with Eli Lilly and Company to research and develop compounds effective in treating disorders of the central nervous system. The Company and Lilly will work together to identify and optimize compounds selective for subtypes of nicotinic acetylcholine receptors (nAChRs). Under the terms of the agreement, Lilly made a $5 million equity investment, for one share of the Company's Series B Convertible Non-Voting Preferred Stock, and will make payments of approximately $5.5 million per year for research support. The agreement has a minimum initial term of two years, although it may be terminated earlier in connection with a change in control of the Company. Eli Lilly was granted exclusive worldwide rights, subject to some limitations, to manufacture and market products it or the Company discovers during the research collaboration. The Company is entitled to receive milestone payments at certain stages of development of product candidates, if any are identified, and royalties on sales of products that are developed.

     In July 1999, the Company entered into an agreement with Pharmacia & Upjohn Company. Under the agreement, the Company licensed to Pharmacia & Upjohn non-exclusive rights to use its patented transcription-based assay technology. The Company will receive annual maintenance payments as well as royalties on the sales of any products identified using the licensed technology.

     In August 1999, the Company entered into a non-exclusive license agreement for its transcription-based assay patent portfolio with Glaxo Wellcome. The agreement grants Glaxo Wellcome and its affiliates a fully paid-up, worldwide license to certain patents in the Company's transcription-based assay patent portfolio. Glaxo Wellcome also has the option of obtaining a fully paid-up license to two additional patents at the conclusion of certain proceedings. Under the terms of the agreement, the Company will receive an up-front payment and additional payments should Glaxo Wellcome exercise its options.

(B) For all periods presented, both basic and diluted loss per common share are computed based on the weighted average number of shares of Common Stock outstanding during the period. Stock options and conversion of the Series B Convertible Preferred Stock, could potentially dilute basic earnings per share in the future but were excluded from the computation of diluted loss per share as their effect is antidilutive for the periods presented. Common share equivalents that would have been included in the computation of diluted loss per common share if they were not antidilutive totaled 494,700, and 596,260 for the three months ended June 30, 1999 and June 30, 1998, respectively, and 423,020, and 576,646 for the six months ended June 30, 1999 and June 30, 1998, respectively.

CERTAIN COMPANY PROJECTIONS

     To the knowledge of Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company furnished Parent with certain financial projections.

     The projections set forth below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger. The Projections should be read together with the other information contained in this Section.

     The projections included operating projections for the Company for the years 1999 through 2004 (the Company reports its financial results based on a December 31 year end) developed by the Company's senior management predicated on their then preliminary assumptions for revenue resulting form existing and projected new technology licensing and research collaboration arrangements and operating expenses. The Projections estimated total revenue of $21.4 million, total expenses of $20.9 million and net income of $1.5 million for the year ending December 31, 1999; total revenue of $29.7 million, total expenses of $22.5 million and net income of $9.0 million for year ending December 31, 2000; total revenue of $44.5 million, total expenses of $24.6 million and net income of $22.7 million for the year ending December 31, 2001; total revenue of $53.5 million, total expenses of $26.3 million and net income of $23.4 million for the year ending December 31, 2002; total revenue of $79.0 million, total expenses of $28.3 million and net income of $33.7 million for the year ending December 31, 2003; and total revenue of $83.7 million, total expenses of $30.1 million and net income of $36.4 million for the year ending December 31, 2004.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTION OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE STATED IN THE PROJECTIONS AND NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT OR OFFEROR OR THEIR RESPECTIVE REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT OR OFFEROR AND THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT OR OFFEROR AND ANY OF THEIR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

                           SOURCE AND AMOUNT OF FUNDS

     The amount payable by Purchaser to acquire all Shares outstanding as of June 30, 1999, and all Shares issuable upon the conversion of all shares of the Company's Preferred Stock to the Company's Common Stock totals approximately $86 million. Purchaser will obtain all such funds from Parent, which in turn Parent will provide from its working capital. Neither the Offer nor the Merger is contingent upon obtaining financing. At June 30, 1999, Parent had cash and cash equivalents of approximately $2.2 billion and working capital (total current assets minus total current liabilities) of approximately $3.9 billion.

            PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 13, 1999 by: (i) each director;
(ii) the Company's Chief Executive Officer and its four other most highly compensated executive officers and one former executive officer who was no longer serving as an executive officer at the end of fiscal year 1998; (iii) all directors and executive officers of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock.

                                                                    BENEFICIAL OWNERSHIP(1)
                                                              -----------------------------------
                      BENEFICIAL OWNER                        NUMBER OF SHARES   PERCENT OF TOTAL
                      ----------------                        ----------------   ----------------
MC Subsidiary Corp..........................................     6,694,639               69%
     One Merck Drive,
     Whitehouse Station New Jersey 08889-0100
Biotechnology Value Fund, L.P.(2)...........................     1,421,000             14.6%
     333 West Wacker Drive, Suite 1600
     Chicago, IL 60606
Novartis AG.................................................     1,035,324             10.6%
     Huenincerstrase
     4056 Basel, Switzerland
William T. Comer, Ph.D.(3)..................................       142,900              1.4%
Stanley T. Crooke, M.D., Ph.D.(4)...........................        23,750                *
Gunnar Ekdahl(5)............................................        22,000                *
G. Kenneth Lloyd, Ph.D.(6)..................................        65,404                *
David E. McClure, Ph.D.(7)..................................        37,645                *
Ian A. McDonald, Ph.D.(8)...................................        84,683                *
Jeffrey F. McKelvy, Ph.D.(9)................................        29,000                *
William R. Miller(10).......................................        17,500                *
James D. Watson, Ph.D.(11)..................................        20,125                *
Judy C. Lewent(12)..........................................             0                0%
Mary M. McDonald(12)........................................             0                0%
Roger M. Perlmutter(12).....................................             0                0%
Edward M. Scolnick, M.D.(12)................................             0                0%
All executive officers and directors as a group (15
  persons)(13)..............................................       377,132              3.7%

---------------
*    Less than one percent.

(l) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,762,751 shares outstanding on September 13, 1999, adjusted as required by the rules promulgated by the SEC.

(2) BVF Partners L.P., a Delaware limited partnership ("Partners"), is the general partner of Biotechnology Value Fund, L.P., a Delaware limited partnership ("BVF"). BVF Inc., a Delaware corporation ("BVF Inc."), is an investment adviser to and the general partner of Partners. Mark N. Lampert, an individual, is the sole stockholder, sole director and an officer of BVF Inc. BVF may be deemed to have beneficial ownership of 495,500 Shares of Common Stock of the Company, and Partners and BVF Inc. may be deemed to have beneficial ownership of 1,421,000 Shares of Common Stock of the Company.

      BVF shares voting and dispositive power over the 495,500 Shares of Common Stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the 1,421,000 Shares of Common Stock they beneficially own with, in addition to BVF, the managed accounts on whose behalf Partners, as investment managers, purchased such Shares.

(3) Includes 142,900 Shares subject to options exercisable within 60 days of September 13, 1999 and 259,650 Shares held by the Comer Family Trust. Does not include 235,000 Shares held by the Comer Family Irrevocable Trust.

(4) Includes 23,750 Shares subject to options exercisable within 60 days of September 13, 1999. Dr. Crooke resigned from the Board of Directors effective September 9, 1999.

(5) Includes 22,000 Shares subject to options exercisable within 60 days of September 13, 1999. Mr. Ekdahl resigned from the Board of Directors effective September 9, 1999.

(6) Includes 65,404 Shares subject to options exercisable within 60 days of September 13, 1999.

(7) Includes 37,645 Shares subject to options exercisable within 60 days of September 13, 1999.

(8) Includes 84,683 Shares subject to options exercisable within 60 days of September 13, 1999.

(9) Includes 29,000 Shares subject to options exercisable within 60 days of September 13, 1999. Resigned from the Board of Directors effective September 9, 1999.

(10) Includes 17,500 Shares subject to options exercisable within 60 days of September 13, 1999.

(11) Includes 20,125 Shares subject to options exercisable within 60 days of September 13, 1999. Resigned from the Board of Directors effective September 9, 1999.

(12) Appointed to the Board of Directors effective September 9, 1999.

(13) Includes 364,081 Shares subject to options exercisable within 60 days of September 13, 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference herein the following documents filed with the SEC pursuant to the Exchange Act:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

     4. The Company's Current Reports on Form 8-K dated August 4, 1999, August 6, and September 13, 1999.

     Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 are being furnished to stockholders along with this Information Statement as Annex V and Annex VI.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and until the date of the Special Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to the Company contained in this Information Statement does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a subsequent statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     THIS INFORMATION STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST TO SIBIA NEUROSCIENCES, INC., 505 COAST BOULEVARD SOUTH, SUITE 300, LA JOLLA, CALIFORNIA 92037-4641 (TELEPHONE NUMBER (858) 452-5892), ATTENTION:
THOMAS A. REED, CHIEF FINANCIAL OFFICER OF THE COMPANY.

                             AVAILABLE INFORMATION

     Both Parent and the Company are subject to the information filing requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the SEC. The Tender Offer Statement on Schedule 14D-1, as amended, filed by Purchaser and the Solicitation/ Recommendation Statement on Schedule 14D-9, as amended, filed by the Company, each in connection with the Offer, and the respective exhibits thereto, as well as such reports, proxy and information statements and other information filed by Parent and the Company with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10007 and at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such material can also be obtained from the principal office of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains an internet website at http://www.sec.gov that contains reports, proxy statements and other information.

     All information contained in this Information Statement with respect to the Company has been derived from the Company's Annual Reports on Form 10-K for the fiscal year ended December 31, 1998, from its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,1999 and from the Solicitation/ Recommendation Statement on Schedule 14D-9, as amended, initially filed by the Company with the SEC on August 6, 1999. All information with respect to Parent and Purchaser has been supplied by Parent.


October 13, 1999                                       SIBIA NEUROSCIENCES, INC.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           SIBIA NEUROSCIENCES, INC.,

                               MERCK & CO., INC.

                                      AND

                              MC SUBSIDIARY CORP.

                           DATED AS OF JULY 30, 1999

                               TABLE OF CONTENTS


                          SECTION                             PAGE
                          -------                             ----
ARTICLE I The Tender Offer..................................    1
  1.1. The Offer............................................    1
  1.2. SEC Filings..........................................    2
  1.3. Company Action.......................................    3
  1.4. Composition of the Company Board.....................    4
ARTICLE II The Merger; Closing; Effective Time..............    4
  2.1. The Merger...........................................    4
  2.2. Closing..............................................    5
  2.3. Effective Time.......................................    5
ARTICLE III Certificate of Incorporation and Bylaws of the
  Surviving Corporation.....................................    5
  3.1. The Certificate of Incorporation.....................    5
  3.2. The Bylaws...........................................    5
ARTICLE IV Officers and Directors of the Surviving
  Corporation...............................................    5
  4.1. Directors............................................    5
  4.2. Officers.............................................    5
ARTICLE V Effect of the Merger on Capital Stock; Exchange of
  Certificates..............................................    6
  5.1. Effect on Capital Stock..............................    6
  5.2. Surrender and Payment................................    6
  5.3. Adjustment of Merger Consideration...................    8
  5.4. Merger Without Meeting of Stockholders...............    8
  5.5. Treatment of Convertible Preferred Stock.............    8
ARTICLE VI Representations and Warranties...................    8
  6.1. Representations and Warranties of the Company........    8
  6.2. Representations and Warranties of Parent and Merger
     Sub....................................................   20
ARTICLE VII Covenants.......................................   22
  7.1. Company Interim Operations...........................   22
  7.2. Acquisition Proposals................................   23
  7.3. Company Stockholder Approval; Proxy Statement........   24
  7.4. Approvals and Consents; Cooperation..................   25
  7.5. Filings; Other Actions; Notification.................   26
  7.6. Access...............................................   27
  7.7. De-registration......................................   27
  7.8. Publicity............................................   27
  7.9. Benefits.............................................   27
  7.10. Expenses............................................   28
  7.11. Indemnification; Directors' and Officers'
     Insurance..............................................   28
  7.12. Other Actions by the Company and Parent.............   29
  7.13. Convertible Preferred Stock.........................   30
ARTICLE VIII Conditions.....................................   30
  8.1. Conditions to Each Party's Obligation to Effect the
     Merger.................................................   30
ARTICLE IX Termination......................................   30
  9.1. Termination by Mutual Consent........................   30
  9.2. Termination by Either Parent or the Company..........   30
  9.3. Termination by the Company...........................   31
  9.4. Termination by Parent................................   32
  9.5. Effect of Termination and Abandonment................   32

                          SECTION                             PAGE
                          -------                             ----
ARTICLE X Miscellaneous and General.........................   33
  10.1. Survival............................................   33
  10.2. Modification or Amendment...........................   33
  10.3. Waiver of Conditions................................   34
  10.4. Counterparts........................................   34
  10.5. Governing Law and Venue; Waiver of Jury Trial.......   34
  10.6. Notices.............................................   35
  10.7. Entire Agreement....................................   35
  10.8. No Third Party Beneficiaries........................   35
  10.9. Obligations of Parent and of the Company............   35
  10.10. Severability.......................................   36
  10.11. Specific Performance...............................   36
  10.12. Interpretation.....................................   36
  10.13. Assignment.........................................   36
  10.14. Captions...........................................   36

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of July 30, 1999, among SIBIA Neurosciences, Inc., a Delaware corporation (the "Company"), Merck & Co., Inc., a New Jersey corporation ("Parent"), and MC Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the Offer (as defined herein) and the Merger (as defined herein) and have determined that it is in the best interests of their respective companies and stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in order to complete such acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), whereby each issued and outstanding Share (as defined herein) not owned directly or indirectly by Parent or the Company will be converted into the right to receive the highest price per share in cash actually paid in the Offer;

     WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Offer and the Merger, has determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders and is recommending that the Company's stockholders accept the Offer, tender their Shares thereunder and adopt this Agreement;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase Shares (as defined in Section 1.1(a)) under the terms and conditions set forth in the Stock Option Agreement; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain holders of Shares are entering into an agreement with Parent (the "Shareholders Agreement") pursuant to which such holders have made certain agreements with respect to the Shares held by them.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Stock Option Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                THE TENDER OFFER

     1.1.  The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto (the "Offer Conditions") shall be existing, within five Business Days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (each a "Share" or, collectively, the "Shares") at a price per Share of U.S. $8.50 net to the Seller in cash (such price, or any higher price paid in the Offer, the "Price Per Share") upon the terms and conditions set forth in this Agreement, including Annex A hereto.

          (b) The obligation of Merger Sub to accept for payment, purchase and pay for any Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the Offer Conditions, including the Offer Condition that at least that number of Shares equivalent to a majority of the total issued and outstanding Shares on a fully diluted basis on the date such shares are purchased pursuant to the Offer shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). Merger Sub will not, without the prior written consent of the Company (such consent to be authorized by the Company Board) (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer, (iv) change any Offer Condition or amend any other term of the Offer if any such change or amendment would be adverse in any respect to the holders of Shares (other than Parent or Merger Sub), (v) except as provided below, extend the Offer if all of the Offer Conditions have been satisfied or (vi) amend or waive the Minimum Condition. Subject to the terms and conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) Business Days after the Offer is commenced (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (the "Scheduled Expiration Date"); provided, however, that without the consent of the Company Board, Merger Sub may (x) extend the Offer, if on the Scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or waived, for one (1) or more periods (none of which shall exceed ten (10) Business Days) but in no event past 90 days from the date of this Agreement unless the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act has not terminated or expired in which case not past the date set forth in Section 9.2(i), (y) extend the Offer for such period as may be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer or (z) extend the Offer for one (1) or more periods (each such period to be for not more than three (3) Business Days and such extensions to be for an aggregate period of not more than ten (10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) of this sentence) if on such expiration date the Offer Conditions shall have been satisfied or waived but there shall not have been tendered that number of Shares which would equal more than ninety percent (90%) of the issued and outstanding Shares. Merger Sub agrees that if all of the Offer Conditions are not satisfied on the Scheduled Expiration Date, then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 60 business days after the commencement of the Offer, Merger Sub shall extend the Offer for one or more periods of not more than ten (10) Business Days each if requested to do so by the Company; provided that Merger Sub shall not be required to extend the Offer beyond 60 business days after commencement of the Offer or, if earlier, the date of termination of this Agreement in accordance with the terms hereof. On the terms of the Offer and subject to the satisfaction or waiver of the Offer Conditions and the terms of this Agreement, Merger Sub shall be obligated to purchase all Shares tendered and not validly withdrawn on the earliest date that all of the Offer Conditions are first satisfied or waived and shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the Scheduled Expiration Date of the Offer. Notwithstanding any other provision of this Agreement, the Stock Option Agreement or the Shareholders Agreement, any reference to a majority of the total issued and outstanding shares or Shares, or shares or Shares outstanding on a fully diluted basis, or similar references, shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and any reference to beneficial ownership of shares of Common Stock or similar references shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and/or the Shareholders Agreement.

     1.2.  SEC Filings.

          (a) As soon as reasonably practicable after the execution of this Agreement, but in any event no later than the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-l with respect to the Offer (as supplemented or amended from time to time, the "Schedule 14D-l") to provide for the purchase of the issued and outstanding Shares in accordance with the terms hereof. Parent and Merger Sub agree, as to this Schedule 14D-l, the Offer to Purchase and related Letter of Transmittal (which documents, as supplemented or amended from time to time, together constitute the "Offer Documents") will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents and any amendment or supplement thereto prior to the filing thereof with the SEC and Parent and Merger Sub shall consider such comments in good faith. Parent and Merger Sub agree to provide to the Company and its counsel any comments which Parent, Merger Sub or their counsel may receive from the Staff of the SEC promptly after receipt thereof, and any proposed responses thereto, with respect to the Offer Documents and any amendment or supplement thereto. Parent, Merger Sub and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-l as so corrected to be filed with the SEC and to disseminate any revised Offer Documents to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws.

          (b) The Company Board shall recommend acceptance of the Offer to its Stockholders in a Solicitation/Recommendation on Schedule 14D-9 (as supplemented or amended from time to time, the "Schedule 14D-9"), provided, however, that the Company Board may thereafter amend or withdraw its recommendation if it has received an Acquisition Proposal which in accordance with Section 7.2 is a Superior Proposal. The Company shall file the Schedule 14D-9 with the SEC upon commencement of the Offer which will comply as to form and content in all material respects with the applicable provisions of the federal securities laws. The Company will cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the stockholders of the Company. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 and any amendment or supplement thereto prior to the filing thereof with the SEC, and the Company shall consider any such comments in good faith. The Company agrees to provide to Parent and Merger Sub and their counsel any comments which the Company or its counsel may receive from the Staff of the SEC promptly after receipt thereof, and any proposed responses thereto, with respect to the Schedule 14D-9 and any amendment or supplement thereto. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by the applicable provisions of the federal securities laws. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to the preparation of the exhibits and schedules to the Schedule 14D-9 and the Offer Documents which the respective party responsible therefor shall reasonably request. The Company represents that CIBC World Markets Corp. has delivered to the Company Board a written opinion, as of the date hereof, that the consideration to be paid in the Offer and the Merger is fair to the holders of the Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations and approvals referred to in this Section 1.2, unless the Company Board has changed or withdrawn its recommendation after receipt of an Acquisition Proposal that in accordance with Section 7.2 is a Superior Proposal.

     1.3.  Company Action.

          (a) In connection with the Offer, the Company shall promptly furnish Merger Sub with such information (including a list of the record holders of the Company Common Stock and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares, any non-objecting beneficial owner lists and lists of security positions of Shares held in stock depositories in the Company's possession or control, in each case as of a recent date), and shall thereafter render such assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (a) hold in confidence the information contained in any of such labels and lists, (b) use such information only in connection with the Offer and the Merger and (c) if this Agreement is terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession.

     1.4  Composition of the Company Board.

          (a) Promptly upon the acceptance for payment of, and payment by Merger Sub in accordance with the Offer for, not less than that number of Shares equal to the Minimum Condition, Merger Sub shall be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned in the aggregate by Merger Sub or Parent, upon such acceptance for payment, bears to the number of Shares outstanding. Upon the written request of Merger Sub, the Company shall, on the date of such request, (i) either increase the size of the Company Board or use its reasonable efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company Board and (ii) cause Parent's designees to be so elected, in each case as may be necessary to comply with the foregoing provisions of this Section 1.4(a).

          (b) The Company's obligation to cause designees of Merger Sub to be elected or appointed to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 1.4, and shall include in the Schedule 14D-9 such information with respect to Merger Sub and its designees as is required under Section 14(f) and Rule 14f-l. Parent and Merger Sub will supply to the Company in writing and be solely responsible for any information with respect to any of them and their designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-l and applicable rules and regulations.

          (c) After the time that Merger Sub's designees constitute at least a majority of the Company Board and until the Effective Time, the Company Board shall always have at least two members (the "Independent Directors") who are neither officers of Parent nor designees, shareholders or affiliates of Parent or Parent's affiliates. During such period, any (i) amendment or termination of this Agreement, (ii) extension of time for the performance or waiver of the obligations or other acts of Parent or Merger Sub or waiver of the Company's rights hereunder or (iii) action by the Company with respect to this Agreement and the transactions contemplated hereby which adversely affects the interests of the stockholders of the Company, shall require the approval of a majority of the Independent Directors in addition to any required approval thereof by the full Company Board. Notwithstanding the foregoing, any amendment or withdrawal by the Company's Board of its recommendation of the Merger pursuant to Section 7.3(a) shall require only the approval of the Independent Directors, and no other action on the part of the Company or any other director of the Company shall be required to authorize or approve such matter. If the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Director shall be entitled to designate a person to fill the vacancy, which designee shall not be a current or former officer, affiliate of Parent or any of Parent's affiliates, or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be current or former officers, affiliates of Parent or any of Parent's affiliates, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Company Board shall not delegate any matter set forth in this Section 1.4(c) to any committee of the Company Board.

                                   ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

     2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the

Merger, except as set forth in Articles III and IV. The Merger shall have the effects specified in the DGCL. Parent, as the sole stockholder of Merger Sub, hereby approves the Merger and this Agreement.

     2.2.  Closing.  The closing of the Merger (the "Closing") shall take place
(i) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York at 10:00 a.m. on the latest to occur of (A) the business day on which the condition set forth in Section 8.1(a) shall be satisfied or waived in accordance with this Agreement and (B) the first business day following the date on which the last to be satisfied or waived of the other conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

     2.3. Effective Time. As soon as practicable following the Closing, the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

                                  ARTICLE III

                          CERTIFICATE OF INCORPORATION
                    AND BYLAWS OF THE SURVIVING CORPORATION

     3.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), except that Article FIRST of the Charter shall be amended to provide that the name of the Surviving Corporation shall be the name of the Company.

     3.2. The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable law.

                                   ARTICLE IV

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     4.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws. Subject to the consummation of the Offer and the purchase by Merger Sub of at least that number of shares equal to the Minimum Condition, prior to the Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors necessary to give effect to the provisions of this Section.

     4.2. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

                                   ARTICLE V

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     5.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company:


          (a) Merger Consideration. (i) Each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by Parent or any direct or indirect Subsidiary of Parent (collectively, the "Parent Companies"), (B) Dissenting Shares (as defined below), (C) or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company (and in each case not held on behalf of third Parties) (collectively, "Excluded Shares") shall be converted into, and become exchangeable for the right to receive the Price Per Share in cash (the "Merger Consideration").


          (ii) At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration.

          (b) Cancellation of Excluded Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Merger Sub. As of and following the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to remain outstanding and shall constitute one share of common stock of the Surviving Corporation.

     5.2.  Surrender and Payment.

          (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Exchange Agent") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 5.1. Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent or Merger Sub shall deposit with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of Shares outstanding (and not to be canceled pursuant to Section 5.1(b)) immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration. The deposit made by Parent or Merger Sub pursuant to the preceding sentence is hereinafter referred to as (the "Payment Fund"). The Exchange Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of Shares and (ii) promptly applied to making the payments provided for in
     Section 5.1(a). The Payment Fund shall not be used for any purpose that is not provided for herein.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Shares, other than shares to be canceled in accordance with Section 5.1(b),
     (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 5.2, each Certificate (other than Certificates representing Dissenting Shares (as defined below) or Shares to be canceled pursuant to Section 5.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

          (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article V shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article V, except as otherwise provided by law.

          (d) Unclaimed Funds. Any portion of the Payment Fund made available to the Exchange Agent pursuant to Section 5.2(a) that remains unclaimed by holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or a United States parent thereof, upon demand, and any holders of Certificates who have not theretofore complied with this Article V shall thereafter look only to Parent for payment of their claim for Merger Consideration.

          (e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any public official), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) Investment of Funds. The Payment Fund shall be invested by the Exchange Agent in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-l or P-l or better by Moody's Investor Services or Standard & Poor's Corporation, respectively, in each case with maturities not exceeding seven days. All earnings thereon shall inure to the benefit of Parent or Merger Sub.

          (g) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the granting of an indemnity reasonably satisfactory to Parent against any claim that may be made against it, the Surviving Corporation or the Exchange Agent, with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate, to which such Person is entitled pursuant hereto.

          (h) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DCCL (the "Dissenting Shares"), shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands except as otherwise required under applicable law.

     5.3. Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

     5.4. Merger Without Meeting of Stockholders. In the event that Merger Sub, or any other direct or indirect subsidiary of Purchaser, shall acquire at least 90 percent of the outstanding Shares, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a vote of stockholders of the Company, in accordance with Section 253 of the DGCL.

     5.5. Treatment of Convertible Preferred Stock. The Convertible Preferred Stock (as defined in Section 6.1(b)) shall be treated as set forth in Section 7.13.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     6.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub, except as set forth in the Company Reports (as defined in Section 6.1(e)) or in the Disclosure Schedule delivered to Parent on the date of this Agreement (the "Company Disclosure Schedule"), as follows:

          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (where such concept is recognized) where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below) or materially impair the ability of the Company, the Surviving Corporation, Parent or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and bylaws (or documents of a similar scope for corporations organized in jurisdictions outside the United States), each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and bylaws (or similar documents) so made available are in full force and effect.

          As used in this Agreement, (i) "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, and (ii) "Company Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, operations or assets (including intangible assets), liabilities (contingent or otherwise), prospects, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. In no event shall any of the following constitute, or be taken into account in determining whether there has been or is likely to be, a "Company Material Adverse Effect": (i) an adverse change in the trading price of the Company's Common Stock between the date of this Agreement and the Effective Time, in and of itself, (ii) any adverse conditions, events, circumstances, changes or effects generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions, (iii) any adverse conditions, events, circumstances, changes or effects attributable to expenses (including without limitation legal, accounting and financial consulting fees and expenses) incurred in connection with the transactions contemplated by this Agreement, (iv) any conditions events, circumstances, changes or effects resulting from any change in law or generally accepted accounting principles, which affect generally entities such as the Company, or (v) any adverse conditions, events, circumstances, changes or effects resulting from compliance by the Company with, or the taking of any action required or contemplated by, the terms of this Agreement or any other agreement entered into by the Company with Parent or Merger Sub in connection with the transactions contemplated by this Agreement or (vi) any event or condition referred to on Schedule 6.1(a).

          (b) Capital Structure. The authorized capital stock of the Company consists of 25,000,000 Shares, of which only 9,703,769 Shares were outstanding as of the close of business on July 23, 1999, and 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of which 150,000 shares have been designated Series A Junior Participating Preferred Stock, none of which were outstanding as of the close of business on July 23, 1999, one share has been designated as Series B Convertible Preferred Stock, which share was outstanding as of the close of business on July 23, 1999. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than Shares reserved for issuance pursuant to the Stock Option Agreement, the Company has no Shares or Preferred Shares subject to issuance, except (i) 150,000 Preferred Shares, designated Series A Junior Participating Preferred Stock, subject to issuance upon exercise of the Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 17, 1997 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, (ii) one share of Series B Convertible Preferred Stock, which was outstanding as of July 23, 1999,
     (iii) 2,513,141 shares reserved for issuance under the Company's 1996 Equity Incentive Plan, as amended, of which options to acquire 1,057,205 shares are outstanding as of July 23, 1999, (iv) 500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan, of which 416,581 shares are available for purchase as of July 23, 1999, (v) 235,000 shares reserved for issuance under the Company's 1996 Non-Employee Directors' Stock Option Plan, of which options to acquire 65,000 shares are outstanding as of July 23, 1999, (vi) 219,304 shares reserved for issuance under the Company's Amended and Restated 1992 Stock Option and Restricted Stock Plan, of which options to acquire 219,304 shares are outstanding as of July 23, 1999, (vii) 205,487 shares outstanding under the Management Change of Control Plan and (viii) 1,410 shares outstanding under the 1981 Employee Stock Option Plan. The Company Disclosure Schedule sets forth a correct and complete list of each outstanding option to purchase Shares under the Stock Plans, as defined below (each a "Company Option"), as of July 23, 1999, including the holder, date of grant, exercise price and number of Shares subject thereto. As of July 23, 1999, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which the Company is a party or may be bound relating to the issued or unissued capital stock or other securities of the Company and the Shares subject to the Stock Option Agreement shall not be subject to any preemptive rights. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt"). Except for the Company's 1996 Equity Incentive Plan, 1996 Non-Employee Directors' Stock Option Plan, Employee Stock Purchase Plan, the Amended and Restated 1992 Stock Option and Restricted Stock Plan and Management Change of Control Plan and the 1981 Employee Stock Option Plan (such plans collectively, the "Stock Plans"), at or after the Effective Time, neither the Surviving Corporation nor Parent nor their respective affiliates will have any obligation to issue, transfer or sell any shares or securities of the Surviving Corporation, Parent or any of their respective affiliates pursuant to any Compensation and Benefit Plan (as defined in

     Section 6.1(h)(i)) which obligations were outstanding as of July 23, 1999. No Shares, Preferred Shares or other securities of the Company, the Surviving Corporation, Parent or any of their respective affiliates will be subject to issuance pursuant to the Rights Agreement as a result of the Offer, the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement and no Distribution Date or Shares Acquisition Date (as such terms are defined in the Rights Agreement) shall have occurred as a result of the Offer, the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement.


          (c) Corporate Authority; Approval. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the Offer and, subject only to obtaining the adoption of this Agreement by a majority of the Shares outstanding as of the record date of the Company's stockholders meeting (the "Company Requisite Vote"), the Merger. This Agreement and the Stock Option Agreement are valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditors' rights generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, whether such principles are considered in a proceeding of law or in equity.

          (ii) The Company Board has, at a meeting duly called and held, (A) unanimously approved this Agreement and the Stock Option Agreement, the Offer and the Merger and the transactions contemplated hereby in accordance with the DGCL, (B) determined that the Offer and the Merger are fair to and in the best interests of the Company's stockholders, and (C) recommended that the stockholders of the Company tender their shares of Company Common Stock into the Offer and adopt this Agreement.

          (d) Governmental Filings; No Violations. (i) Other than any filings and/or notices required (A) pursuant to Section 2.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") the Exchange Act and state securities or "blue sky" laws and (C) such filings or consents, registrations, approvals, permits or authorizations as may be required under the competition or antitrust laws of jurisdictions outside the United States, no notices or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any U.S. governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Offer and the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

          (ii) Except as set forth in Schedule 6.1(d) (ii), the execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not and will not, and the consummation by the Company of the Offer and the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 6.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement. Schedule 6.1(d)(ii) sets forth a correct and complete list of all consents and waivers which are or may be required in connection with the consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clause (B) or (C) above) under Contracts to which the Company or any of its Subsidiaries is a party, other than any consent or waiver (other than consents or waivers pursuant to Contracts relating to indebtedness, securities or the guarantee thereof) the failure to obtain which is not reasonably likely to have a Company Material Adverse Effect.

          (e) Company Reports; Financial Statements. The Company and, to the extent applicable, each of its then or current Subsidiaries has made all filings required to be made by it with the SEC since January 1, 1998 (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). The Company has made available to Parent each registration statement, report, proxy statement or information statement filed with the SEC by it since December 31, 1996, including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, (ii) the Company's Quarterly Report for the quarter ended March 31, 1999, as amended, (iii) the Company's Proxy Statement filed on April 12, 1999, all in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. Except as set forth in Schedule 6.1(e), as of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC prior to the expiration of the Offer will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, or will present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, or will present fairly, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (except as otherwise noted therein and subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in the case of unaudited financial statements, as permitted by SEC Form 10-Q, and except as may be noted therein. Other than the Company Reports specifically recited in clauses (i) through (v) of the first sentence of this Section 6.1(e), the Company has not, on or prior to the date hereof, filed any other definitive reports or statements with the SEC since the Audit Date (as defined in Section 6.1(f)).

          (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date of this Agreement or in Schedule 6.1(f), since December 31, 1998 (the "Audit Date") the Company and its Subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been
     (i) any change in the financial condition, properties, business or results of operations of the Company or any of its Subsidiaries or any occurrence or combination of occurrences of which the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, that has had or is reasonably likely to have a Company Material Adverse Effect;
     (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iv) other than as set forth in Schedule 6.1(f), any material change by the Company in accounting principles, practices or methods. Schedule 6.1(f) contains a document setting forth the name, title, salary and other compensation of each employee of the Company as of July 23, 1999. Since the date of such document, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees of the Company or its Subsidiaries, or any amendment of any of the Stock Plans or compensation and Benefit Plans.

          (g) Litigation and Liabilities. Except as disclosed in Schedule 6.1(g) or as disclosed in the Company Reports filed prior to the date of this Agreement, and except for matters which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, the Stock Option Agreement and the License Agreement, there are no (i) civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries or (ii) material obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 6.1(k)).

          (h) Employee Benefits.

             (i) The Company Reports accurately describe in all material respects all material incentive, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option and other stock based plans, all employment or severance agreements, plans, policies or arrangements, other employee benefit plans and any applicable "change of control" or similar provisions in any plan, agreement, policy or arrangement which covers current or former employees of the Company and its Subsidiaries (the "Compensation and Benefit Plans") or with respect to which the Company or any of its Subsidiaries may have any liability. The Compensation and Benefit Plans and all other benefit plans, agreements, policies or arrangements covering current or former employees or directors of the Company and its Subsidiaries (the "Employees"), including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are listed in Schedule 6.1(h)(i). True and complete copies of all documents embodying the Compensation and Benefit Plans, including written interpretations thereof, and such other benefit plans, agreements, policies or arrangements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been provided or made available to Parent.

             (ii) The Compensation and Benefit Plans have been administered in compliance with their terms and all applicable law, except where the failure to administer in compliance would not have or be reasonably likely to have a Company Material Adverse Effect. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
        Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified, and has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened, litigation, audit or investigation relating to any Compensation and Benefit Plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

             (iii) Neither the Company nor any of its Subsidiaries has, nor has ever had, any obligation or liability with respect to an employee benefit plan which is subject to Title IV of ERISA. There is no entity (other than the Company or any of its Subsidiaries) which is or was considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No notice of a "reportable event," within the meaning of
        Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan within the 12-month period ending on the date hereof.

             (iv) Except as set forth in Schedule 6.1(h)(iv), all contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or accrued on the Company's financial statements.

             (v) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth on Schedule 6.1(h)(v). The Company or its Subsidiaries may amend or terminate any Compensation and Benefit Plan at any time without incurring any material liability thereunder.

             (vi) Except as set forth on Schedule 6.1(h)(vi), the consummation of the transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in payments under any of the Compensation and Benefit Plans which may not be deductible under Section 162(m) or Section 280G of the Code.

          (i) Compliance. Except as set forth in Schedule 6.1(i), neither the Company nor any of its Subsidiaries is in default or violation of, (i) any law, ordinance, rule, regulation, order, judgment, decree, arbitration award, license or permit of any Governmental Entity (collectively, "Laws") applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, or prevent or materially delay the transactions contemplated by this Agreement. To the knowledge of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in order to comply in all material respects with any material Laws, and the Company has not received any notice or overt communication of any material noncompliance with any such material Laws that has not been cured.

          (j) Antitakeover Statutes. The board of directors of the Company has taken all necessary action to approve the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement such that the restrictions under Section 203 of the DGCL shall not apply to such transactions. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation (each, an "Antitakeover Statute") is applicable to the Company, the Shares, the Offer, the Merger, this Agreement, the Stock Option Agreement, the Shareholders Agreement or the other transactions hereby or thereby.

          (k) Environmental Matters. Except as disclosed in the Company Reports filed with the Commission to the date of this Agreement or in Schedule 6.1(k) and except as would not have or be reasonably likely to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have complied in all material respects at all times with all applicable Environmental Laws; (ii) to the knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) has been contaminated with any Hazardous Substance; (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any liability for Hazardous Substance disposal or contamination on any third party property; (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to liability for any release or threat of release of any Hazardous Substance;
     (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law;
     (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (vii) to the knowledge or the Company, none of the properties of the Company or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (viii) to the knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; and (ix) the Company has delivered or made available to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or any of its Subsidiaries or any of their current or former properties or operations.

          "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

          "Hazardous Substance" means any substance that is (A) listed, classified or regulated pursuant to any Environmental Law; (B) any chemical, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, pharmaceutical, biological and/or medical waste or materials; or (C) any other substance which may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (l) Opinion of Financial Advisor. The Company's Board has received the written opinion of CIBC World Markets Corp. to the effect that, as of the date hereof, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

          (m) Taxation. The Company and each of its Subsidiaries, and any consolidated, combined or unitary group for tax purposes of which the Company or any of its Subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it in the manner provided by law except where the failure to have so filed would not have or be reasonably likely to have a Company Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have timely paid all Taxes due or required to be withheld from amounts owing to any employee, creditor or third party or have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as has been disclosed to Parent in
     Schedule 6.1(m): (i) no material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries; (ii) no audit, examination, investigation or other proceeding in respect of Taxes is pending being conducted, or to the knowledge of the Company, threatened by a Tax authority; (iii) no material issues have been raised by the relevant taxing authority in connection with any examination of the Tax Returns filed by the Company and its Subsidiaries; (iv) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect; (v) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement; (vi) no power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes; (vii) neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (viii) neither the Company nor any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation
     Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation
     Section 1.1502-19; (ix) the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code; (x) neither the Company nor any of its Subsidiaries has been the subject to a Tax ruling that has continuing effect; and (xi) neither the Company nor any of its Subsidiaries has agreed to include, or is required to include, in income any adjustment under either Section 481(a) or 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

          "Taxes" means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, environmental transfer taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. "Tax Return" means any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          (n) Certain Regulatory Matters. (i) Schedule 6.1(n) sets forth a complete and accurate list for the last five years, of (a) all Warning Letters (as defined below), Section 305 notices and similar letters or notices issued by the Food and Drug Administration (the "FDA") or any other governmental entity, domestic or foreign, that is concerned with the quality, identity, strength, purity, safety, efficacy, marketing or manufacturing of the pharmaceutical compounds or products tested or sold by the Company or its Subsidiaries (any such governmental entity, a "Pharmaceutical Regulatory Agency") to the Company or any of its Subsidiaries; (B) all United States product problem reporting program complaints or reports, MedWatch form FDA-3500A, FDA-1639 or Form CIMOS I filed by the Company or any of its Subsidiaries, which complaints or reports pertain to any incident involving death or serious injury, and for which incident there has been (I) a notice or follow-up inquiry to the Company or any of its Subsidiaries by the FDA, (II) a litigation or arbitration claim or cause of action commenced, or (III) a notice to any insurance carrier of the Company or any of its Subsidiaries tendering the defense or giving any notice of a possible or actual claim against the Company or such subsidiary; (C) all product recalls conducted by or issued to the Company or any of its Subsidiaries and any requests from the FDA or any other Pharmaceutical Regulatory Agency requesting the Company or any of its Subsidiaries to cease to investigate, test or market any compound or product; and (D) any civil penalty actions begun by the FDA or any other Pharmaceutical Regulatory Agency against the Company or any of its Subsidiaries and all consent decrees and all documents relating to the negotiation of and compliance with such consent decree issued with respect to the Company or any of its Subsidiaries. The Company has made available to Parent copies of all documents referred to in Schedule 6.1(n) and any other written communications between the Company or any of its Subsidiaries, on the one hand, and the FDA or any other Pharmaceutical Regulatory Agency on the other hand that describe matters that could have a material adverse effect on the projected sales or revenues attributable to any compound, product or product line of the Company or its Subsidiaries or discuss material issues concerning the quality, identity, strength, purity, safety or efficacy of any such compound, product or product line as well as copies of all complaints and other information required to be maintained by the Company pursuant to the United States Federal Food, Drug and Cosmetic Act and Comprehensive Drug Abuse Prevention and Control Act of 1970 and the corresponding laws of jurisdictions other than the United States. For purposes of this subparagraph (i), "Warning Letter" means a letter characterized by the FDA or any other Pharmaceutical Regulatory Agency as a warning letter, a notice of adverse finding, observation of noncompliance or a similar letter or report in which FDA or any other Pharmaceutical Regulatory Agency expresses the opinion that violations of law, regulation or guideline have occurred.

          (ii) With such exceptions as will not have or be reasonably likely to have a Company Material Adverse Effect and except as set forth in Schedule 6.l(n), (A) the Company (or, if applicable, one of its Subsidiaries) has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Pharmaceutical Regulatory Agencies pursuant to applicable requirements of all FDA regulations and consent decrees, and all applicable state and foreign laws, and regulations applicable to the Company or any of its Subsidiaries; (B) all representations made by the Company or any of its Subsidiaries in connection with any such consents, approvals, certifications, authorizations, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made, and the Company's compounds and products, and the compounds and products of its Subsidiaries, substantially comply with, and perform in accordance with the specifications described in, such representations; (C) the Company and its Subsidiaries and their respective products and all of the facilities and entities which manufacture such compounds and products, are in substantial compliance with all applicable FDA rules, regulations and consent decrees, and all applicable state and foreign laws, rules and regulations (including Good Manufacturing Practices) relating to pharmaceutical manufacturers and distributors or otherwise applicable to the Company's or its Subsidiaries' business; and (D) the Company has no reason to believe that any of the consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it or any of its Subsidiaries has received or made to operate their respective businesses have been or are being revoked or challenged.

          (o) Intellectual Property.

             (i) Set forth in Schedule 6.1(o)(i) is a complete list of each of the following items (1) all patents and applications therefor, registrations of trademarks (including service marks) and applications therefor, and registrations of copyrights and applications therefor that are owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries (collectively, the "Company Owned IP"), (2) all licenses, agreements and contracts relating to the Company Intellectual Property (as defined in Section 6.1(o) (ii) of this Agreement) pursuant to which the Company or any of its Subsidiaries are entitled to use any Company Intellectual Property owned by any third party (the "Third Party Licenses") and (3) all agreements under which the Company or any of its Subsidiaries has granted any third party the right to use any Company Intellectual Property, including the unexpired material transfer agreements.

             (ii) Except to the extent identified in Schedule 6.1(o)(ii) and except for any failures of this representation and warranty to be true and accurate that have or would be reasonably likely to have a Company Material Adverse Effect that arise from instances involving the infringement by the Company or its Subsidiaries on the intellectual property rights of others or the infringement by others on intellectual property rights of the Company or its Subsidiaries of which, in either such case, the Company does not have any knowledge after due investigation, the Company, or its Subsidiaries where expressly indicated, is the owner of, or is licensed to use, or otherwise possesses legally enforceable rights in, all intellectual property, including, without limitation, all patents and patent applications, supplementary protection certificates and patent extensions, trademarks and trademark applications, service mark and service mark registrations, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer software, mask works and mask work registration applications, industrial designs and applications for registration of such industrial designs, including, without limitation, any and all applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions, biological materials, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information held or used in the business of the Company and its Subsidiaries (hereinafter the "Company Intellectual Property").

             (iii) Except to the extent identified in Schedule 6.1(o)(iii), the Company and its Subsidiaries are the sole legal and beneficial owners of all the Company Intellectual Property (except for the Company Intellectual Property that is the subject of any Third Party Licenses) and all the Company Intellectual Property is valid and subsisting.

             (iv) The Company has not entered into any agreements, licenses or created any mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which materially affect the Company Intellectual Property or materially restrict the use by the Company or any of its Subsidiaries of the Company Intellectual Property, except as provided in agreements and instru-ments disclosed in Schedule 6.1(o)(i) and furnished or made available to Parent prior to the date of this Agreement.

             (v) Except as listed in Schedule 6.1(o)(v), to the knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with the Third Party Licenses that are material to the conduct of the business of the Company.

             (vi) The Company and its Subsidiaries are not, and will not be as a result of the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Offer and the Merger or the other transactions contemplated hereby or thereby in breach, violation or default of any Third Party Licenses that are material to the conduct of the business of the Company. Except as indicated in Schedule 6.1(o)(vi), the rights of the Company or any of its Subsidiaries to the Company Intellectual Property will not be affected by the execution, delivery or performance of this Agreement or the Stock Option Agreement or the consummation of the Offer and the Merger or the other transactions contemplated hereby or thereby.

             (vii) The Company and its Subsidiaries have the right to license to third parties the use of the Company Owned IP.

             (viii) Except as listed in Schedule 6.1(o)(viii), all registrations and filings relating to the Company Owned IP are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company in respect of the Company Owned IP have been made. Except as indicated in Schedule 6.1(o)(viii), the registrations and filings relating to the Company Owned IP are proceeding and there are no material facts of which the Company has knowledge after due investigation which could significantly undermine those registrations or filings or reduce to a significant extent the scope of protection of any patents arising from such applications.

             (ix) The manufacturing, marketing, distribution, sale and use of compounds by the Company or its Subsidiaries, licensees or sublicensees in the countries where the Company has conducted or proposes to conduct such activities, to the knowledge of the Company after due investigation, does not and would not infringe the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, and proprietary trade names, publication rights, computer programs (including source code and object code), inventions, know-how, trade secrets, technology, processes, confidential information and all other intellectual property rights throughout the world (collectively, "Intellectual Property Rights") of any third party.

             (x) Except for the matters set forth in Schedule 6.1(o)(x), there are no allegations, claims or proceedings instituted or pending which challenge the rights possessed by the Company or its Subsidiaries to use the Company Intellectual Property or the validity or effectiveness of the Company Intellectual Property, including without limitation any interferences, oppositions, cancellations or other contested proceedings.

             (xi) There are no outstanding claims or proceedings instituted or pending by any third party challenging the ownership, priority, scope or validity or effectiveness of any Company Intellectual Property.

             (xii) To the knowledge of the Company, there are no Intellectual Property Rights of any third party that have been or would be infringed by the identification, manufacture, marketing, distribution and sale and use of any products that have been identified for development by the Company.

             (xiii) To the knowledge of the Company, there are no Intellectual Property Rights of any third party that would be infringed by the continued practice of any technologies previously used or presently in use by the Company.

             (xiv) To the knowledge of the Company, except for the matters set forth in Schedule 6.1(o)(xiv) or as would not have or be reasonably likely to have a Company Material Adverse Effect, there is no unauthorized use, infringement or misappropriation of the Company Intellectual

        Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

             (xv) Except for the matters set forth in Schedule 6.1(o)(xv), the Company and its Subsidiaries have not granted any licenses, immunities, options or other rights to the Company Intellectual Property which could provide a third party with a defense to patent infringement proceedings, whether domestic or foreign.

             (xvi) Commercially reasonable measures have been taken to maintain the confidentiality of the inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Company and its Subsidiaries, and all other information the value of which to the Company or any of its Subsidiaries is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, (1) each employee of the Company and each consultant to the Company who has had access to proprietary information with respect to the Company has entered into an agreement suitable to vest ownership rights to any inventions, creations, developments, and works in the Company and has entered into an agreement for maintaining the confidential information of the Company and (2) each officer and director of the Company has entered into an agreement to maintain the confidential information of the Company, except for those individuals listed in Schedule 6.1(o) (xvi) whose involvement in the business of the Company is described with specificity therein.

          (p) Product Registration Files. The product registration files and dossiers of the Company and its Subsidiaries have been maintained in accordance with reasonable industry standards. The Company and each of its Subsidiaries has in its possession copies of all the material documentation filed in connection with filings made by the Company or any of its Subsidiaries for regulatory approval or registration of the compounds and products of the Company or any of its Subsidiaries, as the case may be. To the knowledge of the Company, the filings made by the Company and its Subsidiaries for regulatory approval or registration of the products of the Company or any of its Subsidiaries did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

          (q) Year 2000 Compliance. Schedule 6.1(q) contains the Company's Year 2000 plan, which indicates the actions to be taken pursuant to such plan that have been completed as of the date of this Agreement and the actions to be taken pursuant to such plan that have not been completed as of the date of this Agreement and the aggregate expense expected to be incurred by the Company in connection with the actions to be taken pursuant to such plan that have not been completed as of the date of this Agreement.

          (r) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, any labor strike, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

          (s) Rights Agreement. The Company has irrevocably amended the Rights Agreement to provide that neither Parent nor Merger Sub nor any of their respective affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Shares, as a result of the execution, delivery or performance of this Agreement, the Stock Option Agreement or the Shareholders Agreement or the consummation of the Offer and the Merger or the other transactions contemplated hereby or thereby, and that none of the Company, Parent, Merger Sub, nor the Surviving Corporation, nor any of their respective affiliates, shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights as of and following the consummation of the Offer and/or the Effective Time.

          (t) Brokers and Finders. Except as disclosed in Schedule 6.1(t), neither the Company nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Offer and the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement, except that the Company has employed CIBC World Markets Corp. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

          (u) Supply Arrangements. As of the date of this Agreement, to the Company's knowledge, there are no facts or circumstances that have materially adversely affected or are reasonably likely to materially adversely affect the continued supply (either for clinical purposes or in bulk) of the active ingredients of the compounds of the Company and its Subsidiaries currently used in clinical trials.

          (v) Investigational Compounds. As of the date of this Agreement, to the Company's knowledge, there are no facts or circumstances that have materially adversely affected or that management of the Company has determined are reasonably likely to materially adversely affect the commercialization of its compounds, other than factors that are generally applicable to the development and commercialization of pharmaceutical compounds that are not specific to the Company or such compounds.

          (w) Certain Agreements. (i) All contracts listed as an exhibit to the Company's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of the Company and its Subsidiaries and (ii) any other agreement within the meaning set forth in item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (all of which are listed on Schedule 6.1(w)) (the "Company Material Contracts") are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms and other than as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, is reasonably likely to constitute a default under the provisions of, any such Company Material Contract, and neither the Company nor any of its Subsidiaries has received notice that any party to any Company Material Contract intends to cancel, terminate or otherwise modify the terms of any applicable Company Material Contract, except in each case, as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no counterparty to any such Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, is reasonably likely to constitute a default or other breach under the provisions of, such Company Material Contract, except for defaults or breaches which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to, nor are any of their assets bound by, any agreement, arrangement, commitment or understanding with any company engaged primarily in the pharmaceutical business, other than as listed on Schedule 6.1(w).

          (x) Schedule 14D-9; Offer Documents. Neither the Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the transactions contemplated hereby, nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion therein.

          (y) Required Vote of Company Stockholders. Unless the Merger may be consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt this Agreement and the Stock Option Agreement and to approve the Merger and the transactions contemplated hereby and thereby, is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "Company Requisite Vote").

     6.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company, except as set forth in the Disclosure Schedule delivered to the Company on the date of this Agreement (the "Parent Disclosure Schedule"), as follows:

          (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and upon the consummation of the Offer and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement.

          (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (where such concept is recognized) where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement. Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificate of incorporation and bylaws, as amended to the date hereof. Parent's and Merger Sub's certificate of incorporation and bylaws so delivered are in full force and effect.

          (c) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Offer and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and each has taken all corporate action (including approval of the shareholders of Merger Sub) necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Offer and the Merger. Parent has all requisite power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Stock Option Agreement. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms. The Stock Option Agreement is a valid and binding agreements of Parent enforceable against Parent in accordance with its respective terms.

          (d) Governmental Filings; No Violations. (i) Other than any filings and/or notices required (A) pursuant to Section 2.3, (B) under the HSR Act and the Exchange Act and (C) such filings or consents, registrations, approvals, permits or authorizations as may be required under the laws of the competition or antitrust laws of jurisdictions outside the United States, no notices or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the execution and delivery of the Stock Option Agreement and the License Agreement by Parent or the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, the Stock Option Agreement and the License Agreement.

          (ii) The execution, delivery and performance of this Agreement and the Stock Option Agreement, by Parent and Merger Sub, as the case may be, do not and will not, and the consummation by Parent and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or bylaws of Parent and Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or
     (C) above, for breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (e) Litigation. Except as disclosed in the Parent Reports filed prior to the date hereof, and except for matters which are not, individually or in the aggregate, reasonably likely to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, the Stock Option Agreement and the License Agreement, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, overtly threatened against Parent or any of its Subsidiaries.

          (f) Compliance. Neither Parent nor any of its Subsidiaries is in default or violation of, (i) any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties are bound, or (ii) any Contract to which Parent or any or its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations that, individually or in the aggregate, are not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

          (g) Brokers and Finders. Neither Parent nor any of its Subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement.

          (h) Financing. Parent will have the funds necessary to consummate the Offer and the Merger on the terms contemplated by this Agreement and will provide such funds to Merger Sub at or prior to the consummation of the Offer and the Merger, as applicable.

          (i) Offer Documents. The Offer Documents and any other documents to be filed by Parent with the SEC or any other Government Entity in connection with the Merger and the other transactions contemplated hereby will (in the case of the Offer Documents and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with applicable provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder. None of the Offer Documents, any other documents required to be filed by Parent with the SEC in connection with the transactions contemplated hereby, nor any information supplied by

     Parent for inclusion in the Schedule 14D-9 or in the information required to be distributed to the stockholders of the Company pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as is necessary to enable Parent's designees to be elected to the Company's Board pursuant to Section 1.4 hereof shall, at the respective times the Offer Documents or any amendments and supplements thereto, any such other filings by Parent or Purchaser are filed with SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company in writing specifically for inclusion therein.

                                  ARTICLE VII

                                   COVENANTS

     7.1. Company Interim Operations. Except as set forth in the document entitled "Schedule 7.1" furnished to the Company by Parent prior to the execution and delivery of this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement and the Stock Option Agreement):

          (a) the business of it and its Subsidiaries shall be conducted, in all material respects, in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable best efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate or bylaws or amend, modify or terminate the Rights Agreement, except as set forth in Section 6.1(s) hereof; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than (A) the issuance of Shares pursuant to options outstanding on the date of this Agreement under the Stock Plans and the issuance of Shares under the Company's Employee Stock Purchase Plan and (B) the issuance of Shares upon conversion of Convertible Preferred Stock outstanding on the date of this Agreement); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; or (iii) make any commitments for, make or authorize any capital expenditures or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity in each case, involving amounts in excess of $100,000 in the aggregate other than in the ordinary and usual course;

          (d) Except as may be required by existing contractual commitments or as required by applicable law, neither it nor any of its Subsidiaries shall
     (i) enter into any new agreements or commitments for any severance or termination pay to, or enter into employment or severance agreement with, any of its directors, officers or employees, including adding new participants to the Company's Management

     Change of Control Plan or (ii) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase or accelerate the salary, wage, bonus or other compensation of any employees, officers or directors (except for increases in salaries, wages and cash bonuses of nonexecutive employees made in the ordinary course of business consistent with past practice) or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Compensation and Benefit Plan;

          (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, neither it nor any of its Subsidiaries shall change any of the accounting practices or principles used by it;

          (h) neither it nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its subsidiaries not constituting an inactive Subsidiary (other than the Merger);

          (i) it shall not suffer or permit capital expenditures made or incurred by the Company and its Subsidiaries for any period to exceed $100,000 except for expenses incurred in connection with the transactions contemplated by this Agreement; and

          (j) neither it nor any of its Subsidiaries will offer to, or enter into an agreement to, do any of the foregoing.

     7.2. Acquisition Proposals. The Company shall, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its Subsidiaries to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the equity interest in, the Company or any of its Subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any Subsidiary of the Company (an "Acquisition Transaction"), other than the Offer and the Merger. Except as set forth in this Section 7.2, the Company shall not, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its Subsidiaries not to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any nonpublic information or data (other than the Company's standard public information package) to, any corporation, partnership, person or other entity or group (other than Parent and Merger Sub, any affiliate or associate of Parent and Merger Sub or any designees of Parent and Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal" (it being understood that an Acquisition Proposal that is conditioned upon the completion of due diligence shall be deemed to constitute a bona fide Acquisition Proposal if such proposal otherwise meets the definition of Acquisition Proposal)) or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that prior to the Merger Sub beneficially owning a majority of the then outstanding Shares, the Company may furnish information and access, but only in response to a request for information or access, to any person or entity making a bona fide written Acquisition Proposal to the board of directors of the Company after the date hereof which was not knowingly encouraged, solicited or initiated by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) on or after the date hereof and may participate in discussions and negotiate with such person or entity concerning any such Acquisition Proposal and may authorize the Company to enter into a binding written agreement concerning a Superior Proposal (as defined below), if and only if, in any such case, (i) the board of directors of the Company determines in good faith, (A) after consultation with outside counsel to the Company to the effect that failing to provide such information or access orto participate in such discussions or negotiations or so to authorize, as the case may be, is reasonably likely to constitute a breach of such board's fiduciary duties under applicable law, t hat failing to provide such information or access or to participate in such discussions or negotiations or to so authorize, as the case may be, is reasonably likely to constitute a breach of such board's fiduciary duties under applicable law, and (B) after consultation with the financial advisors to the Company to such effect, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) above have been made being referred to in this Agreement as a "Superior Proposal"), and (ii) the Company receives from the person or entity making such bona fide written Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the person or entity making such bona fide written Acquisition Proposal than those contained in the Confidentiality Agreement, dated as of June 21, 1999, referring to Parent as the "Recipient" (the "Company Confidentiality Agreement"), between the Company and Parent. Nothing in this Agreement shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 or 14D-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will notify Parent within 48 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and shall in such notice indicate the identity of the offeror and the material terms and conditions of any such proposal and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing. The Company shall provide Parent with three business days advance notice of, in each and every case, its intention to either enter into any agreement with or to provide any information to any person or entity making any such inquiry or proposal. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of Parent. The Company will inform the individuals or entities referred to in the first sentence of this Section 7.2 of the obligations undertaken in this Section 7.2. The Company also will promptly request each person or entity which has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person or entity by or on behalf of the Company.

     7.3.  Company Stockholder Approval; Proxy Statement

          (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, acting through the Company Board, shall (i) call as promptly as practicable following consummation of the Offer, a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Company Stockholders Meeting as soon as practicable following the purchase of Shares pursuant to the Offer, and (iii) recommend to its stockholders the approval of the Merger. Notwithstanding the foregoing, the Company Board may withdraw, modify or amend any recommendation that the Stockholders approve the merger if the Company has received an Acquisition Proposal which in accordance with Section 7.2 is a

     Superior Proposal. The record date for the Company Stockholders Meeting shall be a date subsequent to the date on which Parent or Merger Sub becomes the a record holder of Shares purchased pursuant to the Offer. At the Company Stockholders Meeting, Parent and Merger Sub shall cause all shares then owned beneficially or of record by them to be voted in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. Notwithstanding the foregoing, if Parent, Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares and outstanding Preferred Stock, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

          (b) If required by applicable Law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") or , if applicable, an information statement with the SEC with respect to the Company Stockholders Meeting and will use its best efforts to respond to any comments of the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent and Merger Sub shall furnish to the Company all information regarding Parent, Merger Sub and their affiliates that may be required (pursuant to the Exchange Act and other applicable Laws) to be set forth in the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event which should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

          (c) The Company represents and warrants that the Proxy Statement will comply in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to any information included in the Proxy Statement that was provided by Parent or Merger Sub. Parent represents and warrants that none of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) Following the consummation of the Offer, the Company shall use its best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

     7.4. Approvals and Consents; Cooperation. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the Stock Option Agreement, the Shareholders Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer and the Merger or any of the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement. In particular, the Company and Parent each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, such things as may be necessary under federal or state securities laws or the HSR Act applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved, all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA) that they deem necessary or appropriate for, the consummation of the Offer and the Merger or any of the other transactions contemplated hereby and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions. Each of the Company, Parent and Merger Sub agrees to use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the Offer and the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent and Merger Sub also agrees to use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 9.2(i) the transactions contemplated hereby; provided, however, that nothing in this Section 7.4 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses; and provided, further, that nothing in this
Section 7.4 shall require, or be construed to require, a proffer or agreement that would, in the good faith judgment of Parent, be reasonably likely to have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer or the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     7.5.  Filings; Other Actions; Notification.

          (a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any Governmental Entity in connection with the Offer or the Merger and the transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement.

          (b) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of their respective subsidiaries, from any third party or any Governmental Entity with respect to the Offer or the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement. The Company shall give prompt notice to Parent of any change that has resulted in or is reasonably likely to result in a Company Material Adverse Effect and Parent shall give the Company prompt notice of any event, fact, circumstance or occurrence that would be reasonably likely to have an adverse effect on Parent's or Merger Sub's ability to complete the Offer or the Merger or to comply with their obligations contained in this Agreement or in the Stock Option Agreement.

     7.6. Access. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent ("Parent Representatives") reasonable access to all of its and its Subsidiaries properties, books, contracts, commitments and records (including security position listings or other information concerning beneficial and record owners of the Company's securities) and its officers, management employees and representatives and, during such period, the Company shall furnish promptly to Parent, consistent with its legal obligations, all information concerning its business, properties and personnel as the other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Company Confidentiality Agreement which shall remain in full force and effect.

     7.7. De-registration. The Company shall use its best efforts to cause the Shares to be de-registered from the NASDAQ National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     7.8. Publicity. The initial press release relating to the Offer and this Agreement shall be a joint press release, the content of which shall be mutually agreed upon by the Company and Parent, and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and the Stock Option Agreement and prior to making any filings with any Governmental Entity with respect to the transactions contemplated by this Agreement.

     7.9.  Benefits.

          (a) Stock Options. (i) At the Effective Time, each outstanding Company Option under the Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire (a "New Parent Option"), on the same terms and conditions as were applicable under such Company Option, the number of shares of Common Stock of Parent (rounded to the nearest whole number) equal to the product of (A) the number of Shares issuable upon exercise of such Company Option and (B) the Price Per Share divided by the average of the closing sales prices of Common Stock of Parent on the New York Stock Exchange for the ten (10) consecutive days immediately prior to and including the day preceding the Effective Time, at an exercise price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (y) the aggregate number of shares of Common Stock of Parent purchasable pursuant to the New Parent Option (as calculated immediately above); provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company shall take all necessary actions to permit the assumption of the unexercised Company Options by Parent pursuant to this Section and shall take all action necessary to cause the funds held in the Company's Employee Stock Purchase Plan to be used to purchase outstanding Shares through open market transactions so that such Shares will be converted into the right to receive cash in the Merger; provided that thereafter the Company shall terminate the Company's Employee Stock Purchase Plan.

          (ii) Effective at the Effective Time, Parent shall assume, as a New Parent Option, each outstanding Company Option in accordance with this Section and with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced. Not later than thirty calendar days after the Closing Date, Parent shall file a registration statement under the Securities Act of 1933 on Form S-8, or other appropriate form, covering shares of Parent Common Stock subject to such New Parent Options.

          (b) Employee Benefits. Parent agrees that during the period commencing at the Effective Time and ending on the first anniversary thereof, the Employees will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Parent) which in the aggregate are substantially comparable to those currently provided by the Company to such Employees. Parent will cause each employee benefit plan of Parent in which Employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such Employees with the Company as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company and such service period would have been credited to an employee of the Parent participating in the relevant plan. For the first plan year ending after the Effective Time, any pre-existing condition exclusion under any Purchase Benefit Plan providing medical or dental benefits shall be no more restrictive for any Employee who, immediately prior to commencing participation in such Purchaser Benefit Plan, was participating in a Company Benefit Plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any expenses that were taken into account under a Company Benefit Plan providing medical or dental benefits in which the Employee participated immediately prior to commencing participation in a Purchaser Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Purchaser Benefit Plan, in accordance with the terms of such Purchaser Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits. Parent will, and will cause the Surviving Corporation to, honor in accordance with their terms (i) all employee benefit obligations to Employees accrued as of the Effective Time and (ii) to the extent set forth on Schedule 6.1(h)(i), all employee severance plans in existence on the date hereof and all employment or severance agreements entered into prior to the date hereof.

     7.10. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article V, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in
Section 9.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement, the Shareholders Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement, the Stock Option Agreement and the Shareholders Agreement shall be paid by the party incurring such expense.

     7.11.  Indemnification; Directors' and Officers' Insurance.

          (a) From and after the earliest date on which Merger Sub owns at least a majority of the outstanding Shares on a fully diluted basis, Parent agrees that it will indemnify, defend and hold harmless each individual and every person who is or was a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

          (b) From and after the earliest date on which Merger Sub owns at least a majority of the outstanding Shares on a fully diluted basis, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement listed in Schedule 7.11(b) and any indemnification provision or any exculpation provision set forth in the Company's certificate of incorporation or bylaws in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement, and during the period commencing on the earliest date in which

     Merger Sub purchases Shares pursuant to the Offer and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such claim, action, suit, proceeding, inquiry or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding, inquiry or investigation (whether arising before or after the Effective
     Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall be liable to such Indemnified Parties for the legal expenses of one counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless there is a conflict of interest between the Indemnified Parties and Parent, in which event Parent shall be liable to the Indemnified Parties for the fees and expenses of each Indemnified Parties' counsel, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent and no Indemnified Party shall be liable for any settlement effected without its prior written consent unless such settlement includes a complete unconditional release of all claims against all Indemnified Parties; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.11.

          (d) Notwithstanding any contrary provision of this Agreement, prior to the Effective Time, the Company may purchase insurance coverage extending for a period of six years after the Effective Time the level and scope of the Company's directors' and officers' liability insurance coverage in effect as of the date hereof; provided that the aggregate annual premium payable for such insurance shall not exceed 175% of the last annual premium paid for such coverage prior to the date hereof. Through the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Parties, such insurance coverage, and subject to the limitations in the preceding sentence, shall pay the annual premium for such insurance coverage. In the event the annual premium payable for such insurance coverage exceeds 175% of the last annual premium paid by the Company for such coverage, Parent shall be obligated to obtain and maintain in effect a policy with the greatest amount of coverage available for a cost not exceeding 175% of such amount.

          (e) If the Surviving Corporation or any of its successors or assigns
     (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

          (f) The provisions of this Section shall survive the earliest date on which Merger Sub owns at least a majority of the outstanding Shares on a fully diluted basis and the consummation of the Merger and the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties as intended third party beneficiaries and their heirs and estates and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     7.12.  Other Actions by the Company and Parent.

          (a) Rights. Prior to the consummation of the Offer, the Company Board shall take all necessary action to ensure that the representation and warranty in Section 6.1(s) is accurate.

          (b) Antitakeover Statutes. If any Antitakeover Statute is or may become applicable to the Offer or the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement, or the Shareholders Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Stock Option Agreement or the Shareholders Agreement or by the Offer or the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     7.13. Convertible Preferred Stock. Prior to the Effective Time, the Company and Parent shall take all action necessary to provide that on and after the Effective Time, the Convertible Preferred Stock will be convertible only into the Merger Consideration.

                                  ARTICLE VIII

                                   CONDITIONS

     8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a) Stockholder Approval. If the approval of this Agreement and the Merger by the holders of Shares is required by applicable law, this Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

          (b) Regulatory Consents. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Litigation. (i) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or Merger (collectively, an "Order"); provided however, that prior to invoking this provision, each party shall use its commercially reasonable best efforts to have any such Order lifted or withdrawn, and (ii) no Governmental Entity shall have instituted any proceeding seeking any such Order.

          (d) Completion of the Offer. Merger Sub shall have (i) commenced the Offer pursuant to Section 1.1 hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all shares of Company Common Stock duly tendered and not withdrawn; provided, however, that neither Parent nor Merger Sub shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

                                   ARTICLE IX

                                  TERMINATION

     9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 8.1(a), by mutual written consent of the Company, Parent and Merger Sub, by action of their respective boards of directors.

     9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of Parent or the board of directors of the Company if (i) the Merger shall not have been consummated by February 1, 2000, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 8.1(a); provided, however, that if a request for additional information is received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to the antitrust, competition, foreign investment, or similar laws or any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), then such date shall be extended to the 30th day following certification by Parent and/or the Company, as applicable, that Parent and/or the Company, as applicable, have substantially complied with such request, but in any event not later than March 1, 2000, (ii) the Company Stockholders Meeting shall have been convened, held and completed and the approval referred to in Section 8.1(a) shall not have been obtained thereat or at any adjournment or postponement thereof, provided however, that Parent shall not be permitted to terminate the Agreement pursuant to this clause (ii) if Parent or Merger Sub shall not have voted all Shares then owned beneficially or of record by them in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby as required by Section 7.3(a), (iii) any Order permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger shall become final and non-appealable (whether before or after the approval referred to in Section 8.1(a)) or (iv) if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A without Merger Sub having purchased any Shares thereunder; provided that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by the date referred to in clause (i) of this Section 9.2 and, provided, further, that the right to terminate this Agreement pursuant to clause (iii) of this Section 9.2 shall not be available to any party that has breached its covenant in Section 7.4 to use commercially reasonable best efforts to prevent such Order from being issued and to use commercially reasonable best efforts to cause such Order to be vacated, withdrawn or lifted.

     9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the board of directors of the Company:

          (a) If (i) the Company is not in material breach of any of its covenants or agreements in this Agreement, (ii) the board of directors of the Company authorizes the Company, prior to Parent beneficially owning a majority of the outstanding shares of Common Stock, and subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (iii) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal. The Company agrees
     (x) that it will not enter into a binding agreement referred to in clause
     (ii) of the previous sentence until at least the first calendar day following the third business day after it has provided the written notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification and (z) that it will not terminate this Agreement or enter into a binding agreement referred to in clause (ii) of the previous sentence if Parent has, within the period referred to in clause (x) of this sentence, made a written offer that is at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal; or

          (b) If, prior to consummation of the Offer and prior to Parent beneficially owning a majority of the outstanding shares of Common Stock, there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement which has had, or is reasonably likely to have, the effect of materially impairing the ability of Parent or Merger Sub to consummate the Offer or the Merger (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in
     Section 9.2(i), then for so long as Parent continues to exercise reasonable best efforts to cure such Terminating Parent Breach, the Company may not terminate this Agreement under this Section 9.3(b); or

          (c) If Merger Sub shall have failed to commence the Offer within five Business Days after the date of this Agreement.

     9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Parent and Merger Sub, collectively beneficially owning a majority of the outstanding shares on a fully diluted basis (so long as the Company has complied with its obligations under Section 1.4 of this Agreement) by action of the Parent:

          (a) If the board of directors of the Company shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

          (b) There has been a material breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of a condition set forth in paragraph (c) of Exhibit A (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 9.2(i), then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate this Agreement under this
     Section 9.4(b).

     9.5.  Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

          (b) In the event that (i)(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any Person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of this Agreement but prior to the date that the Offer is consummated and Parent owns a majority of the outstanding shares of Common Stock, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of this Agreement and prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event which would have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, this Agreement is terminated by either Parent or the Company pursuant to Section 9.2(i) and if terminated by Parent or Merger Sub, Parent or Merger Sub shall not collectively beneficially own a majority of the outstanding Shares on a fully diluted basis, or (ii) this Agreement is terminated (x) by the Company pursuant to Section 9.3(a) or
     (y) by Parent pursuant to Section 9.4(a), or (z) pursuant to Section 9.2(iv) as a result of the failure of the Company to satisfy any one of the conditions set forth in paragraphs (e) or (f) of Annex A, then, subject to
     Section 9.5(c), the Company (p) shall promptly, but in no event later than two Business Days after the date of such termination if terminated by Parent or Merger Sub and simultaneously with such termination if terminated by Company (except as otherwise provided in the proviso to this sentence), pay Parent a termination fee of $2 million in cash payable by wire transfer of same day funds, and (q) shall promptly, but in no event later than two Business Days after being notified of such by Parent, pay all of the charges and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Stock Option Agreement and the Shareholders Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement and the Shareholders Agreement, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, up to a maximum of $500,000, in the aggregate; provided, however, that no termination fee shall be payable to Parent by reason of Section 9.5(b)(i) unless and until (I) any person or entity (other than Parent) (an "Acquiring Party") has within 9 months of such termination entered into a definitive agreement to be acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of the outstanding securities of the Company or (II) a definitive agreement has been entered into with respect to a merger, consolidation or similar business combination between the Company and an Acquiring Party or an affiliate thereof as a result of which the stockholders of the Company immediately prior to the transaction do not own at least 50% of the surviving entity. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in this paragraph (b) the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.



          (c) Parent agrees that the payment provided for in Section 9.5(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement pursuant to Sections 9.3(a) or 9.4(a) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 9.5(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 9.5(b)(p). Notwithstanding any other provision of this Agreement or the Stock Option Agreement, any termination fee required to be paid to Parent pursuant to Section 9.5(b)(p) shall be reduced (but not below zero) to the extent necessary so that the sum of (1) the portion of any termination fee actually paid to Parent pursuant to Section 9.5(b)(p), (2) the aggregate of all Cancellation Amounts (as defined in the Stock Option Agreement) paid to Parent pursuant to the Stock Option Agreement and (3) the proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) shall not exceed $4.4 million. In no event shall (i) the sum of the portion of any termination fee actually paid to Parent pursuant to Section 9.5(b)(p), and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million, or
     (ii) the sum of the portion of any termination fees actually paid to Parent pursuant to Section 9.5(b)(p), the aggregate Cancellation Amounts paid to Parent pursuant to the Stock Option Agreement and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million.


                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

     10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Articles I, II, III, IV and V and Sections 7.9 (Benefits), 7.10 (Expenses), and 7.11 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Offer and the Merger. This
Article X and the agreements of the Company, Parent and Merger Sub contained in
Section 7.10 (Expenses), and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other agreements and covenants in this Agreement and all representations and warranties contained herein shall not survive the consummation of the Merger or the termination of this Agreement other than the representations and warranties set forth in
Section 6.1(s) which shall survive termination of this Agreement.

     10.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     10.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.


     10.5.  Governing Law and Venue; Waiver of Jury Trial.



          (a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal Courts of the United States of America located in the County of New Castle, Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the Stock Option Agreement and the Shareholders Agreement and of the documents referred to in this Agreement, the Stock Option Agreement and the Shareholders Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said Courts or that the venue thereof may not be appropriate or that this Agreement, The Stock Option Agreement or the Shareholders Agreement or any such Document may not be enforced in or by such Courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal Court. the Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.



          (b) Each Party acknowledges and agrees that any controversy which may arise under this Agreement, the Stock Option Agreement or the Shareholders Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, the Stock Option Agreement or the Shareholders Agreement, or the transactions contemplated hereby or thereby. Each Party certifies and acknowledges that
     (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver,
     (iii) each such Party makes this Waiver voluntarily, and (iv) each such Party has been induced to enter into this Agreement or the Stock Option Agreement by, among other things, the Mutual Waivers and Certifications in this Section 10.5.

     10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:


     If to Parent or Merger Sub



        Celia Colbert
        Merck & Co., Inc.
        One Merck Drive
        P.O. Box 100 WS3AB-05
        Whitehouse Station, N.J. 08889-0100
        Fax: (908) 735-1246



     With copies to:



        Gary P. Cooperstein, Esq.
        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, NY 10004
        Fax: (212) 859-4000



     If to the Company



        Stephen F. Keane
        SIBIA Neurosciences, Inc.
        505 Coast Blvd. South
        Suite 300
        La Jolla, CA 92037
        fax: (619) 459-1609



     With copies to:



        Frederick T. Muto, Esq.
        Cooley Godward LLP
        4365 Executive Drive
        Suite 1100
        San Diego, California 92121
        fax: (858) 453-3555


or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Stock Option Agreement, the Company Confidentiality Agreement and the Parent Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

     10.8. No Third Party Beneficiaries. Except as provided in Section 7.11 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     10.11. Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     10.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary. Any purported assignment made in contravention of this Agreement shall be null and void.

     10.14. Captions. The Article, Section and Paragraph captions herein are for convenience of reference only and do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date hereof.

                                          SIBIA NEUROSCIENCES, INC.

                                          By: /s/ WILLIAM T. COMER
                                            ------------------------------------
                                            Name: William T. Comer
                                            Title: President, Chief Executive
                                              Officer

                                          MERCK & CO., INC.

                                          By: /s/ JUDY C. LEWENT
                                            ------------------------------------
                                            Name: Judy C. Lewent
                                              Title: Senior Vice President and
                                                     Chief Financial Officer

                                          MC SUBSIDIARY CORP.

                                          By: /s/ JUDY C. LEWENT
                                            ------------------------------------
                                            Name: Judy C. Lewent
                                            Title: President

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER


     Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Agreement, Merger Sub shall not be obligated to accept for payment any shares of Company Common Stock until all Required Regulatory Approvals shall have been obtained, made or satisfied including until the expiration or termination of any waiting periods applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered in the Offer and (subject to the terms and conditions of the Agreement, including Section 1.1(b)) may amend, extend or terminate the Offer if, (i) immediately prior to the Scheduled Expiration Date (as extended in accordance with clauses (x), (y) or (z) of Section 1.1(b) of the Agreement) the Minimum Condition shall not have been satisfied or (ii) prior to the expiration of the Offer any of the following shall exist and be continuing:


          (a) there shall be threatened or pending any action, litigation or proceeding (hereinafter, an "Action") brought by any U.S. Governmental
     Entity: (i) challenging the acquisition by Parent or Merger Sub of shares of Company Common Stock or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitation on Parent's, Merger Sub's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole that, in each case referred to in this clause (ii) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or Parent; or (iii) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to acquire or hold, or to exercise full rights of ownership of, the shares of Company Common Stock including the right to vote the shares of Company Common Stock purchased by them on an equal basis with all other shares of Company Common Stock on all matters properly presented to the shareholders of the Company; or

          (b) any U.S. statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger (and in each case, remain in effect), or any other action shall have been taken, by any court of competent jurisdiction or other U.S. Governmental Entity, that has any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above; or

          (c) (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of the Agreement and as of the consummation of the Offer (except for those representations and warranties made as of a specific date, which shall be true and correct as of such date), and considered without regard to any qualification by, or references to, "material," "in all material respects" or "Company Material Adverse Effect," except for such failures of such representations and warranties to be true and correct that individually or in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect; or (ii) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants or agreements under the Agreement and any such breach or failure shall not have been substantially cured by the Company within five Business Days after Parent provides written notice to the Company of such breach or failure; or

          (d) the Agreement shall have been terminated in accordance with its terms; or

          (e) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Parent, Merger Sub or any of the shareholders that are party to the Shareholders Agreement (so long as such shareholders do not become beneficial owners of any additional Shares after the date hereof and so long as such shareholders do not breach any of the provisions of the Shareholders Agreement), shall have acquired beneficial ownership of more than 20% of the outstanding Shares; or

          (f) the Company's Board shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or Merger Sub or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Acquisition Proposal or shall have failed to reconfirm its recommendation of the Offer within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

          (g) there shall exist (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States (other than shortening of trading hours or any trading halt resulting from a specified increase or decrease in a market index), (ii) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The conditions set forth in clauses (a) through (g) are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such conditions and may be waived by Parent and Merger Sub in whole or in part at any time and from time to time, by express and specific action to that effect, in their reasonable discretions. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed.

                                                                        ANNEX II

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), secs. 252, 254, 257, 258, 263 and 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to secs. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;


             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or


             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L.'98, eff. 7-1-98.)

                                                                       ANNEX III

                            FAIRNESS OPINION LETTER

                     [CIBC WORLD MARKETS CORP. LETTERHEAD]

                                 JULY 30, 1999

Personal and Confidential

The Board of Directors
SIBIA Neurosciences, Inc.
505 Coast Boulevard South, Suite 300
La Jolla, CA 92037

Gentlemen:

     You have asked CIBC World Markets Corp. ("CIBC") to render a written opinion ("Fairness Opinion") to the Board of Directors (the "Board") of SIBIA Neurosciences, Inc. ("SIBIA" or the "Company") as to the fairness to the shareholders of the common stock of the Company, from a financial point of view, of the consideration to be received pursuant to the Agreement and Plan of Merger (the "Merger Agreement") of even date herewith by and among Merck & Co., Inc. ("Merck"), MC Subsidiary Corp. ("MCS"), a wholly owned subsidiary of Merck, and SIBIA. The Merger Agreement provides for, among other things, a transaction whereby MCS will commence a tender offer to purchase all of the outstanding common stock of SIBIA (the "Acquisition"). The purchase price shall be $8.50 per share in cash for all of the outstanding shares of common stock and common stock issuable upon the conversion of the Series B convertible preferred stock or issued upon the exercise of outstanding options (the "Consideration").

     In arriving at our Fairness Opinion, we:

          (a) reviewed the Merger Agreement;

          (b) reviewed the Shareholders Agreement;

          (c) reviewed the Stock Option Agreement;

          (d) reviewed SIBIA's annual reports to stockholders and its annual report on Form 10-K for the fiscal years ended December 31, 1996, 1997, and 1998;

          (e) reviewed SIBIA's quarterly report on Form 10-Q for the three months ended March 31, 1998 and 1999;

          (f) reviewed preliminary estimated statement of operations data for the three months ended June 30, 1999 and financial projections of SIBIA prepared by the Company's management;

          (g) reviewed the historical market prices and trading volume for the Company's common stock;

          (h) held discussions with senior management of SIBIA with respect to the business and prospects for future growth of the Company;

          (i) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to SIBIA;

The Board of Directors
SIBIA Neurosciences, Inc.
July 30, 1999

          (j) performed discounted cash flow analyses of SIBIA using certain assumptions of future performance provided to us by the management of the Company;

          (k) reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Acquisition; and

          (l) performed such other analyses and reviewed such other information as we deemed appropriate.

     In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by the Company and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of SIBIA provided to us, we assumed at the direction of the Company's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of SIBIA's management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of SIBIA or such other affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of SIBIA following the Acquisition. Our Fairness Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Fairness Opinion, we do not have any obligation to update, revise or reaffirm the Fairness Opinion. We have not been requested to, and do not express any opinion relating to the terms of the Shareholders Agreement pursuant to which such holders have made certain agreements with respect to the shares of SIBIA common stock held by them.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We acted as financial advisor to SIBIA in connection with the Acquisition and to the Board in rendering this Fairness Opinion and will receive a fee for our services. In the ordinary course of its business, CIBC and its affiliates may actively trade securities of SIBIA for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of shares of SIBIA common stock (other than Merck, MCS and any affiliates thereof) pursuant to the Merger Agreement is fair to such holders from a financial point of view. This Fairness Opinion is for the use of the Board. Neither this Fairness Opinion nor the services provided by CIBC in connection herewith may be publicly disclosed or referred to in any manner by SIBIA without the prior written approval by CIBC. CIBC consents to the inclusion of this Fairness Opinion in its entirety and any reference to this Fairness Opinion in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be.

                                          Very Truly Yours,

                                          /s/ CIBC WORLD MARKETS CORP.
                                          CIBC World Markets Corp.

                                                                        ANNEX IV

                   SUPERIOR COURT OF THE STATE OF CALIFORNIA

                              COUNTY OF SAN DIEGO


STEVE PELLINGER On Behalf of Himself and
All Others Similarly Situated,
Plaintiff,                                                           CASE
                                                                No. GIC 733725
vs.
                                                                 CLASS ACTION
SIBIA NEUROSCIENCES, INC.,                                CLASS ACTION COMPLAINT FOR
WILLIAM R. MILLER, WILLIAM T. COMER,                       BREACH OF FIDUCIARY DUTY
GUNNAR EKDAHL, JEFFREY F. MCKELVY,                             General -- Civil
STANLEY T. CROOKE, JAMES D. WATSON
and DOES 1-25, inclusive,
Defendants.                                                  DEMAND FOR JURY TRIAL


     Plaintiff, by his attorneys, alleges as follows:

                                  INTRODUCTION

     1. This is a shareholder class action on behalf of the public stockholders of Sibia Neurosciences, Inc. ("Sibia" or the "Company") against Sibia and its Board of Directors arising out of an offer to purchase the outstanding shares of Sibia in a deal valued at more than $86 million. On August 2, 1999, Merck & Co. ("Merck") offered to purchase the remaining outstanding shares of Sibia for $8.50 per share. In violation of their fiduciary obligation to Sibia's shareholders, the Board of Directors of Sibia has used Merck's offer to enact a penalty fee designed to halt any other offer and deter higher offers from other potential acquirers and thereby entrench current management.

     2. Each of the defendants has directly violated their fiduciary duty of care owed to the public shareholders of Sibia. Absent judicial intervention, the defendants will continue to entrench themselves by implementing and abiding by provisions designed to deter higher offers and further entrench current management and which will result in irreparable injury to the plaintiff and the Class. This action seeks to enjoin the unreasonable steps taken by defendants, including the implementation of defensive measures which were enacted solely to discourage or otherwise inhibit higher offers from other potential acquirers.

                             JURISDICTION AND VENUE

     3. This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, Article VI, Section 10, because this case is a cause not given by statute to other trial courts.

     4. This Court has jurisdiction over each of the defendants because they conduct business in, reside in and/or are citizens of California. Certain of the defendants are citizens of California, including defendant Sibia which has its principal place of business in this State. The amount in controversy of plaintiff's claim exclusive of interest and costs is less than $75,000. Venue is proper in this Court because defendants' wrongful acts arose in and emanated from this county.

                                    PARTIES

     5. Plaintiff Steve Pellinger ("Pellinger" or "plaintiff") is a resident and citizen of Utah and at all times relevant hereto has been a stockholder of Sibia.

     6. Defendant Sibia is a corporation with its principal executive offices located at 505 Coast Blvd., La Jolla, California. Sibia is a San Diego-based drug company which is engaged in the discovery of small molecule therapeutics for the treatment of neurodegenerative, neuropsychiatric and neurological disorders. Sibia's common shares are publicly traded on the NASDAQ. Sibia has over 9 million shares outstanding held by thousands of shareholders.

     7. Defendant William R. Miller ("Miller") is the Chairman of the Board of Directors of Sibia.

     8. Defendant William T. Comer ("Comer") is President, Chief Executive Officer and a director of Sibia.

     9. Defendant Gunnar Ekdahl ("Ekdahl") has served as a director of Sibia since 1995.

     10. Defendant Jeffrey F. McKelvy ("McKelvy") has served as Sibia's Executive Vice President and Chief Scientific Officer and a director since April 1998.

     11. Defendant Stanley Crooke ("Crooke") has served as a director of Sibia since 1992.

     12. Defendant James D. Watson ("Watson") has served as a director of Sibia since 1992.

     13. The defendants named in paragraphs 7-12 are sometimes collectively referred to herein as the "Individual Defendants."

     14. The true names and capacities of defendants sued herein under California Code of Civil Procedure Section 474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

     15. By virtue of their positions as directors and/or officers of Sibia, the Individual Defendants have, and at all relevant times had, the power to control and influence, and did control and influence and cause Sibia to engage in the practices complained of herein.

                 FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS

     16. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of Sibia and owe plaintiff and the other members of the Class a duty of highest good faith, fair dealing, loyalty and full, candid and adequate disclosure.

     17. The claims are brought under state laws which require every corporate director to act in good faith, in the best interests of a corporation's shareholders and with such care, including reasonable inquiry, as would be expected of an ordinarily prudent person. In a situation where the directors of a publicly traded company undertake a transaction that may result in a change in corporate control (particularly when it involves a decision to eliminate the shareholders' equity investment in a company), the applicable state law requires the directors to take all steps reasonably required to maximize the value shareholders will receive. To diligently comply with this duty, the directors of a corporation may not take any action that:

          (a) adversely affects the value provided to the corporation's shareholders;

          (b) contractually prohibits them from complying with or carrying out their fiduciary duties;

          (c) discourages or inhibits alternative offers to purchase control of the corporation or its assets; or

          (d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation's shareholders.

     18. As described herein, the Individual Defendants have breached their fiduciary duties by, among other things, adopting a penalty fee designed to halt any other offers and deter higher offers from other potential acquirers so as to protect the interests of defendants at the expense of Sibia's shareholders. Defendants cannot possibly fulfill their fiduciary obligations after implementing provisions which disable them from maximizing shareholder value. The Individual Defendants have breached their fiduciary obligation to act reasonably and establish a "level playing field" for all potential bidders such that Sibia shareholders will benefit from fair competition to acquire the Company.

                            CLASS ACTION ALLEGATIONS

     19. Plaintiff brings this action pursuant to Section 382 of the California Code of Civil Procedure on his own behalf and as a class action on behalf of all holders of Sibia common stock, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

     20. This action is properly maintainable as a class action.

     21. The Class is so numerous that joinder of all members is impracticable. There are over 9 million shares of Sibia stock issued. The shares trade on the NASDAQ and thousands of Sibia stockholders of record are located throughout the United States.

     22. Questions of law and fact are common to the Class and predominate over questions affecting any individual Class members. The common questions include, inter alia, the following:

          (a) whether the defendants breached their fiduciary duties of care, loyalty and/or candor owed by them to plaintiff and the other members of the Class in connection with the proposed sale of Sibia;

          (b) whether the defendants have breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of plaintiff and the other members of the Class in connection with the proposed sale of Sibia;

          (c) whether the defendants have, in bad faith or for improper motives, erected and/or retained barriers to discourage other offers for the Company or its assets;

          (d) whether plaintiffs and the other members of the Class would be irreparably damaged were the provisions and conduct detailed herein allowed to persist;

          (e) whether the compensation to be paid to plaintiff and the class is unfair and inadequate; and

          (f) whether the "$2 million dollar plus costs and expenses" provision is a penalty, payment of which would constitute an unlawful waste (liquidated damages) of corporate assets which has wrongfully reduced the value a competing bidder is willing to pay.

     23. The defendants have acted or refused to act on grounds generally applicable to the Class thereby making appropriate final injunctive relief with respect to the Class as a whole.

     24. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

     25. Plaintiff anticipates that there will be no difficulty in the management of this litigation as a class action.

     26. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this controversy.

                         BACKGROUND TO PROPOSED MERGER

     27. Sibia is engaged in the discovery and development of novel small molecule therapeutics for the treatment of neurodegenerative, neuropsychiatric and neurological disorders, many of which have large patient populations and represent critical unmet medical needs. Sibia is a leader in the area of the proprietary drug discovery platforms that combine key tools necessary for modern drug discovery, including genomics, high throughput screening, advanced combinatorial chemistry techniques and pharmacology. In the Fall of 1998, Sibia's efforts and the public shareholders' investments in Sibia were just beginning to pay off as its pipeline of drugs began moving into the final phases of FDA approval.

     28. On December 21, 1998, Sibia announced that it had won a patent infringement case resulting in damages of $18 million against Cadus Pharmaceuticals Corporation.

     29. On March 2, 1999, Ethan Lovell, an analyst with Bear Stearns, issued a report which conservatively valued Sibia at "$93 million."

     30. On May 7, 1999, Sibia announced its first quarter results for the period ending March 31, 1999, reporting revenues of $2.5 million compared with revenues of $1.5 million for the same period in 1998. In connection with the announcement, defendant Comer announced that:

        "Sibia has made significant progress over the last few months in licensing our patented TBA technology and in identifying several new promising drug leads...... Looking ahead, we are accelerating our drug discovery efforts and continue to leverage our unique technology platforms to attract major strategic collaborations with pharmaceutical and biotechnology companies."

     31. Over the next few months, the Company's drugs advanced through the FDA process and Sibia continued to announce new patents and promising licensing agreements of its drugs with the world's largest drug companies. The following is Sibia's pipeline of drugs, their indications, their FDA status and their corporate partner.

                                SIBIA'S PIPELINE

      COMPOUND                       INDICATION                   STATUS        PARTNER
      --------                       ----------                   ------        -------
NAChR Agonists
SIB-1508Y             Parkinson's Disease                       Phase II     Meiji/Lilly
SIB-1553A             Alzheimer's Disease                       Phase II     Lilly
SIB-3182              Alzheimer's Disease                       Discovery    Lilly
(Other Indications)   Pain, schizophrenia, depression           Discovery    Lilly
EAAR Ligands
CGP 80887             Epilepsy                                  Preclinical  Novartis
CGP 79397             Pain                                      Preclinical  Novartis
VGCC Angatonists      Pain, stroke, migraine, bipolar disorder  Discovery
Protease Inhibitors
AB Inhibitors         Alzheimer's Disease                       Preclinical  Bristol-Myers
                                                                             Squibb
Apoptosis Modulators  Stroke                                    Discovery

                              MERGER NEGOTIATIONS

     32. In June 1999, Sibia and Merck entered into merger negotiations wherein the Individual Defendants provided to Merck certain proprietary information about the Company and the Company's prospects. In fact, it was during these negotiations that the Individual Defendants, for the first time ever, revealed that Sibia would report a profit for the year 1999. In addition, the Individual Defendants provided to Merck Sibia's internal operating projections wherein it was disclosed that over the next two years Sibia expected to earn

$30 million in net profits. The following are the internal operating projections that were provided by the Individual Defendants to Merck during merger negotiations:

                     SIBIA'S INTERNAL OPERATING PROJECTIONS

                              1999       2000       2001       2002       2003       2004
                             -------    -------    -------    -------    -------    -------
Revenue..................     $21.4      $29.7      $44.5      $53.5       $79       $83.7
                             million    million    million    million    million    million
Net Income...............     $1.5       $9.0       $22.7      $23.4      $33.7      $36.4
                             million    million    million    million    million    million

     33. While negotiating to the sell the Company, the Company amended its Change in Control Plan in June 1999 which provides for the payment of benefits to certain officers and directors including certain Individual Defendants named herein for (i) cash bonuses of up to 25% of the individual's annual base salary,
(ii) acceleration of vesting of certain stock options granted to certain participants, and (iii) severance payments of up to two times the individual's annual base salary. Under the Change of Control Plan as amended in June 1999, these change of control provisions will be triggered upon the consummation of the merger with Merck.

                              THE MERGER AGREEMENT

     34. On July 30, 1999, Sibia entered into a merger agreement with Merck and MC Subsidiary Corp., a wholly owned subsidiary of Merck (collectively referred to as "Merck"). Under the terms of the merger agreement, Merck will pay $8.50 for each share of Sibia. The merger is to be consummated through a Tender Offer which began on August 6, 1999.

     35. In the Solicitation and Recommendation Statement filed on April 6, 1999, the Individual Defendants stated that they "unanimously recommends that the holders of shares accept the offer and tender their shares pursuant to the offer" and that "the Merger is in the best interests of the Company and its stockholders."

     36. The merger agreement with Merck included several provisions designed to make it difficult for a competing bid from a third party to succeed. For example, the merger agreement contains:

     - a provision that Sibia pay immediately to Merck a penalty of $2 million plus its costs if Sibia's Board decides to proceed with a superior offer, despite the fact that $2 million plus costs is in no way a reflection of "damages" that Merck would suffer if a superior bid was accepted by the defendants;

     - a "no shop" provision, which states in part "[Sibia] shall not directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any non-public information or data . . . to any corporation, partnership, person or other entity or a group . . . with respect to any inquiries or the making of any offer or proposal . . . concerning an acquisition transaction"; and

     - a provision which requires Sibia to notify Merck concerning any acquisition proposals, inquiries or offers within 48 hours of receipt. In addition, Sibia agreed to provide Merck with three business days' advance notice of its intention to either enter into an agreement with or provide any information to any entity or person making an inquiry or proposal.

     37. In addition, in the Solicitation and Recommendation Statement transmitted to shareholders, the defendants were required to act with complete candor and provide the shareholders with all material information which might affect the shareholders' decision to tender their shares. As of June 1999, Sibia had cash or its equivalent of approximately $14 million. However, in addition to the $14 million in cash, Sibia had obtained a judgment of $18 million against Cadus. Sibia had won all pre-trial motions and Cadus had deposited the $18 million into an escrow account pending final settlement negotiations. Pursuant to Financial Accounting Standards No. 5, Accounting for Contingencies, paragraph 17, Sibia was required to adequately disclose any contingency that "might result in gains." Given the status of the litigation with Cadus, Sibia having survived all post-trial motions and the $18 million being placed into an escrow account, coupled with the fact that this $18 million would virtually double the Company's cash position, the $18 million judgment was a material factor to Sibia's shareholders' deciding whether or not to tender their shares. As such, this gain contingency should have been disclosed. The defendants failed to disclose the possibility of the Company recovering the $18 million judgment or a portion thereof.

     38. The Individual Defendants failed to conduct a market check or otherwise ensure that Sibia shareholders obtained the highest value reasonably available prior to entering into the merger agreement. Subsequent events have only confirmed the unreasonableness of the defendants' conduct, in that despite defendants' efforts to go forward with the merger, to deter other bidders and consummate the Merck merger agreement, other parties have announced that they are willing to pay Sibia shareholders more than the $86 million which Merck offered to pay. On August 3, 1999, a pharmaceutical company contacted the defendants and advised them that they were interested in acquiring the Company and that it was prepared to make an offer in excess of the $8.50 per share that was offered by Merck. In addition, on August 4, 1999, a representative of an investment banking firm contacted Sibia's financial advisor on behalf of a pharmaceutical company and indicated that the company was evaluating making a better offer for Sibia's shares. Instead of pursuing a merger with those companies, the defendants voted on the same day to proceed with the inferior offer and go forward with the merger. The defendants not only proceeded with the inferior Merck agreement, they failed to use the leverage provided by the other indications of interest from the third parties to negotiate a better price from Merck, or eliminate the no shop clause, the termination fee and the other provisions in the merger agreement that are calculated to deprive Sibia's shareholders of receiving full value for their shares.

                             FIRST CAUSE OF ACTION

                      BREACH OF FIDUCIARY DUTY OF LOYALTY
                      AND DUE CARE AGAINST ALL DEFENDANTS

     39. Plaintiff repeats and realleges each allegation set forth herein.

     40. The Individual Defendants have thus far failed to announce any active auction, open bidding, or other procedures best calculated to maximize shareholder value. Instead of attempting to obtain the highest price reasonably available for Sibia shareholders, the Individual Defendants have taken actions and put into place, among other things, a penalty fee that will only serve to inhibit the maximization of shareholder value.

     41. The Individual Defendants were and are under a duty:

          (a) to fully inform themselves of the market value of Sibia before taking, or agreeing to refrain from taking, action;

          (b) to act in the interests of the equity owners;

          (c) to maximize shareholder value;

          (d) to obtain the best financial and other terms when the Company's independent existence will be materially altered by a transaction; and

          (e) to act in accordance with their fundamental duties of due care and loyalty.

     42. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are implementing and abiding by a process that will deprive plaintiff and other members of the Class of the true value of their investment in Sibia.

     43. Sibia shareholders will, if the defendants' actions are allowed to stand, be deprived of the opportunity for substantial gains the plaintiff and Class members may realize if an active auction or open bidding process is allowed to occur.

     44. By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other Sibia public stockholders.

     45. In light of the foregoing, plaintiff demands that the Individual Defendants, as their fiduciary obligations require, immediately:

     - Undertake an independent evaluation of Sibia's worth as an acquisition candidate.

     - Rescind any and all provisions that inhibit the maximization of shareholder value, including but not limited to the penalty fee.

     - Implement an active auction or open bidding process in order to maximize shareholder value.

     - Retain independent advisors and appoint a truly independent committee so that the interests of Sibia's public stockholders will be protected and any subsequent offers will be considered and negotiated in the interest of Sibia's public stockholders.

     46. As a result of the defendants' failure to take such steps to date, plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.

     47. Defendants are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are continuing to breach their fiduciary duties to plaintiff and the members of the Class.

     48. As a result of the defendants' unlawful actions, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for Sibia's assets and business and will be prevented from obtaining the real value of their equity ownership in Sibia. Unless the defendants' actions are enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, and will engage in a process that inhibits the maximization of shareholder value.

     49. Plaintiff and the other members of the Class have no adequate remedy at law.

                             SECOND CAUSE OF ACTION

                BREACH OF DUTY OF CANDOR AGAINST ALL DEFENDANTS

     50. Plaintiff repeats and realleges each allegation set forth herein.

     51. As fiduciaries of the Sibia shareholders, the Individual Defendants owe the Sibia shareholders a duty to fully disclose the existence and nature of all material facts in their possession or control with respect to the Merck merger and all other alternative transactions.

     52. The Individual Defendants breached and are continuing to breach their duty of candor and full disclosure owed to Sibia shareholders by failing to disclose material facts and/or misrepresenting facts regarding the existence and nature of the Merck offer and/or other offers. For example, defendants failed to disclose the existence of the $18 million judgment and the likelihood of recovering said judgment and the status of the litigation with Cadus which would have a material impact valuing said judgment. Plaintiff has no adequate remedy at law for defendants' misrepresentations and/or omissions. Only through this Court's exercise of its broad equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury that defendants' actions threaten to inflict.

                                     PRAYER

     WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in plaintiff's favor and in favor of the Class and against defendants as follows:

          A. Declaring that this action is properly maintainable as a class action;

          B. Declaring and decreeing that the Merck Merger Agreement was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

          C. Enjoining defendants from proceeding with the Merck Merger Agreement and Tender Offer;

          D. Enjoining defendants from consummating the merger, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company;

          E. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

          F. Rescinding, to the extent already implemented, the Merck Merger Agreement and/or any of the terms thereof, including any provisions which provide advantages to Merck and/or are designated to deter other bidders and/or high bids;

          G. Prohibiting payment of the $2 million termination fee plus costs;

          H. Awarding plaintiff and the Class appropriate damages;

          I. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

          J. Granting such other and further relief as this Court may deem just and proper.

                                  JURY DEMAND

     Plaintiff demands a trial by jury.

DATED this 16th day of August, 1999.

                                          MILBERG WEISS BERSHAD
                                          HYNES & LERACH LLP
                                          WILLIAM S. LERACH
                                          DARREN J. ROBBINS

                                          /s/ WILLIAM S. LERACH

                                          --------------------------------------
                                          William S. Lerach

                                          600 West Broadway, Suite 1800
                                          San Diego, CA 92101
                                          Telephone: 610/231-1058

                                          SHEPHERD & GELLER, LLC
                                          PAUL J. GELLER
                                          7200 W. Camino Real, Suite 203
                                          Boca Raton, FL 33433
                                          Telephone: 561/750-3000

                                          Attorneys for Plaintiff

                                                                         ANNEX V
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K
                            ------------------------
              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998

                         COMMISSION FILE NUMBER 0-28310

                           SIBIA NEUROSCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      95-3616229
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

            505 COAST BOULEVARD SOUTH, SUITE 300, LA JOLLA, CA 92037 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


                                 (619) 452-5892


              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                         COMMON STOCK, $.001 PAR VALUE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [X]

     On January 29, 1999, the aggregate market value of the voting stock held by non-affiliates of the Registrant totaled approximately $24,518,214 based on the closing stock price as reported by The Nasdaq Stock Market. For purposes of determining this number, shares of Common Stock held by officers and directors and stockholders whose ownership exceeded ten percent (10%) of the total shares of Common Stock outstanding at January 29, 1999 were excluded. Exclusion of such shares should not be construed to indicate that any such person possesses the power, direct or indirect, to direct or cause the direction of the management or policies of the Registrant or that such person is controlled or under control with the Registrant.

     The number of shares of Common Stock of the Registrant outstanding as of January 29, 1999 was 9,517,947.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of Registrant's Definitive Proxy Statement to be filed with the Securities and Exchange Commission (the "Commission") pursuant to Regulation 14A in connection with the 1999 Annual Meeting of Stockholders scheduled to be held May 26, 1999 are incorporated herein by reference into Part III of this Report. Such Proxy Statement will be filed with the Commission not later than 120 days after Registrant's year end. Certain Exhibits filed with the Registrant's Registration Statement on Form S-1 (Registration No. 333-2586), Form 10-K for the year ended December 31, 1996, Form 8-K filed on March 31, 1997 and Forms 10-Q for the quarters ended June 30, 1997, March 31, 1998 and June 30, 1998 are incorporated by reference into Parts III and IV of this Report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SIBIA NEUROSCIENCES, INC.

                                   FORM 10-K

                                     INDEX


                                                                          PAGE
                                                                          ----
PART I..................................................................    1
  Item 1.   Business....................................................    1
  Item 2.   Properties..................................................   26
  Item 3.   Legal Proceedings...........................................   26
  Item 4.   Submission of Matters to a Vote of Security Holders.........   27
PART II.................................................................   28
  Item 5.   Market for the Registrants' Common Equity and Related
            Stockholder Matters.........................................   28
  Item 6.   Selected Financial Data.....................................   28
  Item 7.   Management's Discussion and Analysis of Financial Condition
            and Results of Operations...................................   29
  Item 7A.  Quantitative and Qualitative Disclosures About Market
            Risk........................................................   32
  Item 8.   Financial Statements and Supplementary Data.................   32
  Item 9.   Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure....................................   32
PART III................................................................   33
  Item 10.  Directors and Executive Officers of the Registrant..........   33
  Item 11.  Executive Compensation......................................   33
  Item      Security Ownership of Certain Beneficial Owners and
     12...  Management..................................................   33
  Item 13.  Certain Relationships and Related Transactions..............   33
PART IV.................................................................   33
  Item      Exhibits, Financial Statement Schedules and Reports on Form
     14...  8-K.........................................................   33
Signatures..............................................................   36

                                     PART I

ITEM 1.  BUSINESS

     Except for historical information contained herein, the discussion in this Form 10-K contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 as amended ("Exchange Act") that involve certain risks and uncertainties that could cause the Company's actual results to differ materially from those anticipated. Factors that could cause or contribute to such differences include, but are not limited to, uncertainties regarding the ability to identify new drug leads or move drug leads into pre-clinical development, the ability of the Company or its corporate partners to develop safe and efficacious drugs in a timely and efficient manner, the ability to enter into future collaborative and other agreements that will generate license, royalty, contract and other revenue and cash flow, uncertainties regarding the Company's patents and proprietary rights (including the risk that the Company may be forced to engage in costly litigation to protect such patent rights and the material adverse consequences to the Company if there were unfavorable outcome of any such litigation), uncertainties regarding the availability of additional financing on favorable terms, if at all, uncertainties regarding the potential impact of Year 2000 issues, as well as other risks and uncertainties discussed in the description of the Company's business below and the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed in any document incorporated herein by reference.

OVERVIEW

     SIBIA Neurosciences, Inc. ("SIBIA" or the "Company") is engaged in the discovery and development of novel small molecule therapeutics for the treatment of neurodegenerative, neuropsychiatric and neurological disorders, many of which have large patient populations and represent critical unmet medical needs. SIBIA is a leader in the development of proprietary drug discovery platforms that combine key tools necessary for modern drug discovery, including genomics, high throughput screening, advanced combinatorial chemistry techniques and pharmacology. These platforms are based on two primary technologies in which the Company has established a leading scientific and proprietary position: human receptor/ion channel subtype technology and human protease technology.

     The Company's proprietary molecular targets and drug candidates, together with its drug discovery technologies and research expertise, have enabled the Company to establish several collaborative research and license agreements, which include Bristol-Myers Squibb Company ("Bristol-Myers Squibb"), Eli Lilly and Company ("Lilly"), Meiji Seika Kaisha, Ltd. ("Meiji"), and Novartis AG ("Novartis"), and multiple technology licensing and sublicensing arrangements, which include Aurora Biosciences Corporation ("Aurora"), Lilly, Merck & Company, Inc. ("Merck"), Neurocrine Biosciences, Inc. ("Neurocrine"), and The Salk Institute for Biological Studies ("The Salk Institute"). In March, 1999, the Company licensed to Bristol-Myers Squibb non-exclusive rights to practice its patented transcription-based assay technology. SIBIA currently receives collaborative research funding from only Bristol-Myers Squibb. SIBIA has recently completed its collaborative research with Lilly and Novartis and is entitled to receive, from Bristol-Myers Squibb, Lilly, Meiji, and Novartis, milestone payments at certain stages of the development of product candidates, if any are identified, and royalties on sales of products that are developed, if any are developed. SIBIA believes its proprietary drug discovery technology platform and drug candidates will lead to additional corporate collaborations and licensing opportunities with pharmaceutical, biotechnology and drug discovery service companies.

     The first compound to enter clinical trials from the Company's drug discovery program was SIB-1508Y, currently in development for Parkinson's disease. This compound was selected as a potential drug candidate on the basis of its nicotinic acetylcholine receptor ("nAChR") subtype selectivity and behavioral profile. In contrast to current therapies, which treat only motor dysfunction, SIB-1508Y is being developed for the treatment of motor, affective and cognitive dysfunctions of Parkinson's disease. SIB-1508Y is currently in Phase 2 clinical trials that the Company expects to be completed in mid-1999. The Company has a collaboration with Meiji for the development and commercialization of SIB-1508Y in Japan and certain other

Asian countries and plans to establish additional corporate collaborations for advanced clinical trials and commercialization of SIB-1508Y in other areas of the world.

     SIBIA's second compound to enter clinical trials from the Company's drug discovery program was another nAChR subtype-selective compound, SIB-1553A, as a development candidate for the treatment of Alzheimer's disease. This compound was also selected as a potential drug candidate on the basis of its nAChR subtype selectivity and behavioral profile. The Company's studies indicate that this compound strongly stimulates acetylcholine release in specific brain regions associated with memory and learning, the same regions which exhibit deficits of this neurotransmitter in Alzheimer's disease. SIB-1553A is currently in a Phase 2 clinical trial that the Company expects to be completed in mid-1999. The Company does not currently have a collaborative partner for the development and commercialization of SIB-1553A but plans to establish corporate collaborations for advanced clinical trials and commercialization of SIB-1553A throughout the world.

     SIBIA has been involved in patent litigation with Cadus Pharmaceutical Corporation ("Cadus"). On December 18, 1998, a jury returned a verdict in favor of the Company in this litigation, finding that certain of the Company's patents are valid and enforceable and awarding the Company damages in the amount of $18 million to compensate the Company for Cadus' past direct and indirect infringement of those patents. On January 29, 1999, the Court granted the Company's request for a permanent injunction preventing Cadus, and all persons acting in concert or otherwise participating with Cadus from practicing the methods claimed in those patents. See "Item 3, Legal Proceedings."

     The Company is applying its drug discovery technologies to discover and develop potential drug candidates independently and in collaboration with established pharmaceutical companies. The Company currently expects that late stage clinical development and commercialization of independently discovered compounds will be accomplished in conjunction with corporate partners. The Company believes, assuming successful pre-clinical studies, that additional compounds discovered with its technologies by the Company and its corporate partners will enter clinical trials within the next 12 to 18 months. There can be no assurance, however, that pre-clinical studies relating to any of the Company's compounds will be successful.

SIBIA'S DRUG DISCOVERY PLATFORMS

     SIBIA is pursuing a molecular target-based approach to drug discovery. The Company believes that its proprietary drug discovery platform technologies will enable the early identification of compounds that are selective for specific receptor/ion channel subtypes and proteases, facilitating the discovery and development of new classes of drugs, such as SIB-1508Y and SIB-1553A, that may be more effective and have fewer side effects than existing drugs for the treatment of nervous system disorders. SIBIA's drug discovery platforms are based on two primary technologies that define the molecular targets on which the Company has focused, and in which the Company has established a leading scientific and proprietary position: human receptor/ion channel subtype technology and human protease technology.

  The Role of Calcium in Nervous System Function and Disease

     The human nervous system is a complex network of interconnected neurons that are responsible for coordination of virtually all bodily activities, including movement, sensory perception, learning, memory and emotions. Neurons receive, conduct and transmit signals; this communication between neurons and with other cells is essential to the function of the nervous system. Neuronal cell death or dysfunction that impairs the ability of neurons to communicate can result in neurodegenerative disorders (e.g., Alzheimer's and Parkinson's diseases), neurological disorders (e.g., epilepsy and chronic pain), and psychiatric disorders (e.g., schizophrenia and depression).

     Communication between neurons occurs through complex electrical and chemical processes. Neurons communicate with each other and with target cells through the transmission and reception of molecules known as neurotransmitters. Nerve impulses, in the form of voltage changes, cause the release of neurotransmitters, activating specific receptors on the surface of an adjacent neuron or target cell and cause a response in the receiving cell. This interaction takes place at a synapse, which is the point at which a nerve impulse is transmitted from one neuron to another. Each different neurotransmitter interacts with a specific corresponding receptor or family of receptors and transmits primary messages that control important processes within those neurons and target cells. These processes include the regulation of secondary messenger systems that, in turn, modulate a wide array of signal transduction pathways involved in neuronal communication and survival.

     One of the most important messengers in the nervous system is calcium ions, which facilitate the communication between neurons. Calcium ions regulate many essential functions in neurons, such as the release of neurotransmitters, electrical activity, activation of enzymes and transcription of genes. Calcium ions perform this function by entering neurons through ion channels ("receptor/ion channels") which open and close (i.e., are gated) either through neurotransmitter reception (more generally, ligand/receptor interactions) or voltage changes such as nerve impulses.

     Because calcium is central to so many critical neuronal functions, the Company believes that controlling calcium levels within neurons is a key strategy for potential therapeutic intervention in a number of nervous system disorders, including Parkinson's disease, Alzheimer's disease and other dementias, Attention Deficit Hyperactivity Disorder ("ADHD"), depression, schizophrenia, neuropathic and chronic pain, epilepsy, stroke, brain injury, anxiety, bipolar disorder and migraine. Over the past 20 years, drugs blocking calcium influx through certain receptor/ion channels (e.g., voltage-gated calcium channels ("VGCCs")) have been successfully developed and commercialized for the treatment of cardiovascular diseases such as angina and hypertension. However, these existing calcium channel blockers are either generally ineffective or have significant side effects when evaluated for nervous system disorders. The Company believes this is due to their lack of selectivity or activity on specific neuronal VGCC subtypes and that the Company's drug discovery technologies will enable it to identify lead compounds that are highly selective for brain receptor/ion channel subtypes.

     Calcium ions enter neurons primarily through: (i) two receptor classes that function as ligand-gated ion channels -- nAChRs and excitatory amino acid receptors ("EAARs"); and (ii) VGCCs. These three classes are the major receptor/ion channel classes involved in regulating neuronal calcium. Each class is comprised of numerous structurally and pharmacologically distinct subtypes. In addition, subtypes within these receptor/ion channel classes are anatomically distinct, located not only in different organs of the body (such as the heart and brain), but also localized within specific substructures of organs (such as the hippocampus and cerebellum of the brain). The large number and diversity of nAChR, EAAR and VGCC subtypes has only recently been identified through modern gene cloning techniques.

     SIBIA was a pioneer in the discovery and functional expression of cloned genes encoding important human subtypes in these three receptor/ion channel classes. This has enabled SIBIA to characterize a large number of previously unrecognized receptor/ion channel subtypes and establish them as targets for drug discovery. SIBIA has further incorporated these molecular targets into functional cell-based assays for drug screening.

  SIBIA's Human Receptor/Ion Channel Subtype Technology

     SIBIA's human receptor/ion channel subtype technology is based on (i) the identification and cloning of the genes encoding nAChRs, EAARs and VGCCs from human brain tissue, (ii) the expression of these genes in mammalian cells to afford fully functional receptor/ion channels of defined subtype and (iii) the use of these cells in in vitro high throughput functional drug screening assays. Each cell line or assay contains only a single human receptor/ion channel subtype representing a pure molecular target for drug screening. In contrast to traditional binding assays, these proprietary assays can quantify the functional effect of test compounds and characterize them as agonists, antagonists or modulators, at any functional site, known or unknown, on a specific receptor/ion channel subtype, all in a primary screen.

     SIBIA has established a leading proprietary position in drug discovery based on human receptor/ion channel subtypes. Each of the following scientific and technological developments by SIBIA was critical in building this position and has represented a significant advance:

     - The Company has discovered, isolated and developed an extensive library of more than 63 complete genes cloned from human brain tissue which code for multiple, distinct subtypes of nAChRs, EAARs and VGCCs.

     - SIBIA has expressed more than 32 functional receptor/ion channel subtypes in the nAChR, EAAR and VGCC classes in stable cell lines. Each subtype potentially represents a novel molecular target for developing therapeutic compounds for nervous system disorders. This was a difficult and significant technical challenge, since most receptor/ion channel subtypes are multimeric (i.e., molecular complexes of two or more proteins) and require the expression of multiple complex genes to form a functional subtype.

     - SIBIA has developed proprietary functional cell-based assays encompassing these molecular targets and uses these assays with its proprietary high throughput screening technology, which includes novel assay methods and instrumentation, to rapidly identify and select compounds for further development.

  Human Protease Technology

     Proteases are a class of enzymes which play an important role in the processing of proteins. The body uses this mechanism to control many critical pathways or biochemical cascades. In neurons, specific proteases control pathways critical to neuronal communication and survival. Abnormal neuronal protease activity can lead to degenerative processes, as occurs during progressive disorders such as Alzheimer's disease and in phases of acute neuronal cell death resulting from head trauma and ischemia due to stroke. For example, these proteases can generate products that are neurotoxic, such as the amyloid beta protein ("A(BETA)") which forms the senile plaques seen in Alzheimer's disease patients, or initiate degradative cascades that are involved in breaking down the neuronal cytoskeleton, leading to nerve cell death. The Company believes that modulating the activity of selected proteases may control these degenerative processes and have therapeutic benefit leading to neuroprotection and reduced neuronal cell loss.

     SIBIA believes there are significant new opportunities for protease-based therapeutics for nervous system disorders, particularly neurodegenerative conditions. To pursue this class of molecular targets the Company has established its human protease technology platform, which includes the identification and characterization of specific proteases and their functional activity, the development of proprietary assays to measure specific protease activity and the use of novel combinatorial chemistry techniques to design proprietary and selective protease inhibitors. The Company has established a panel of more than 15 protease targets to be able to evaluate the selectivity of its compounds. These targets have been incorporated into assays that include isolated enzymes and cell-based approaches. This has facilitated the discovery of specific small molecule inhibitors that have demonstrated effectiveness in animal models of human neurodegenerative diseases.

DRUG DISCOVERY TECHNOLOGIES

     SIBIA is a leader in the development of proprietary drug discovery platforms which combine key tools necessary for modern drug discovery, including genomics, high throughput screening, advanced combinatorial chemistry techniques and pharmacology.

     The Company's proprietary molecular targets and drug candidates, together with its drug discovery technologies and research expertise, have enabled the Company to establish several corporate collaborations and resulted in a number of compounds being evaluated for, or developed in, clinical trials. The Company believes its technology platform, including its human receptor/ion channel subtype and human protease technologies, and product candidates will lead to additional corporate collaborations and licensing opportunities with pharmaceutical and biotechnology companies.

  Molecular Targets

     Genomics. For over ten years, SIBIA has been involved in the cloning of complete genes encoding selected receptor/ion channel subtypes from human brain tissue. This has been critical for the Company's target based approach to drug discovery. Receptor/ion channel subunit genes have been cloned through molecular biological, biochemical, immunological and functional approaches, and by using molecular hybridization techniques and homology screening, related subunits and splice variants of those genes have been identified. SIBIA is now incorporating expression cloning and more sophisticated bioinformatics-based approaches to its target identification efforts and has developed a collection of more than 63 complete receptor/ion channel genes encompassing all known subtypes of the targeted nAChR, EAAR and VGCC classes. This has provided SIBIA with a strong proprietary position with respect to those particular drug targets.

     Functional Genomics. In an effort to establish functions for specific isolated receptor/ion channel subtypes and proteases, SIBIA has pursued various functional genomic approaches either internally or in conjunction with leading academic collaborators. These include anatomical (mapping studies in normal and diseased tissue using clones and antibodies to expressed proteins), pharmacological (utilizing molecular target-specific compounds in cell, tissue or animal models), genetic (chromosomal mapping, linkage studies, knockouts and transgenic animals) and expression array (gene chip or gene filter) approaches.

  Functional Assay Technology and High Throughput Screening

     High throughput screening utilizing functional assays is a key component of SIBIA's target-based approach to drug discovery. SIBIA utilizes its human receptor/ion channel subtype technology and human protease technology with high throughput screening in two modes: first, for the testing of large random compound libraries to discover novel structures that are selective and potent substrates for more in-depth research and evaluation; and second, for the rapid identification, characterization, profiling and optimization of selected compounds through an interactive process with chemistry and pharmacology for further in vitro and in vivo study of lead candidates.

     SIBIA's proprietary high throughput functional cell-based assays are applicable to all of SIBIA's drug discovery programs -- nAChRs, EAARs, VGCCs and proteases. SIBIA's proprietary assays are based on the receptor/ion channel-induced changes in cellular calcium levels, or protease-mediated changes in fluorescent substrates. In contrast to traditional binding assays, these assays also allow for simultaneous analysis of the selectivity, potency, efficacy and pharmacological nature (e.g., agonist, antagonist or modulator) of test compounds with respect to specific molecular targets.

     Fluorescence-Based Ion Assay. SIBIA's proprietary fluorescence-based ion assay technology measures changes in intracellular events (e.g., calcium concentrations) through the use of ion-sensitive and other fluorescent dyes. SIBIA, in collaboration with a third party, has developed a microtiter plate-imaging fluorimeter to perform functional high throughput screening. The equipment is fully automated with robotics and analyzes the fluorescent signals of all 96 wells in a standard microtiter plate simultaneously, rather than sequentially in a time-delayed manner. This system can also be adapted to a 384 well plate format. This equipment incorporates a sophisticated computer control and data capture system which allows SIBIA to perform more than 25,000 functional receptor/ion channel assays per day. SIBIA is in the process of expanding its capacity in this area and expects to significantly increase high throughput screening.

     Transcription-Based Assay. SIBIA's proprietary transcription-based assay technology measures the functional activity of test compounds on cell-surface proteins using a wide array of specifically responsive promoter-reporter gene constructs and products. SIBIA believes its proprietary transcription-based assay technology is broadly applicable to virtually any cell-surface protein, such as receptors and ion channels, that control signal transduction processes affecting gene transcription. In addition, the Company believes that transcription-based assays have applications beyond SIBIA's current receptor/ion channel subtype targets and could support the expansion of SIBIA's drug discovery efforts to other human molecular targets involved in nervous system disorders or to other therapeutic categories.

  Chemistry

     Medicinal Chemistry. SIBIA has established in-house a state-of-the-art medicinal chemistry capability which incorporates structure-based drug design, computer assisted molecular modeling, pharmacophore development based on structure-activity relationships and organic synthesis. These activities are closely integrated with combinatorial chemistry.

     Combinatorial Chemistry. SIBIA has developed a combinatorial chemistry capability referred to as high throughput organic synthesis ("HTOS"). HTOS is currently focused on the rapid generation of analogues of "hits" from high throughput screening. The Company's HTOS laboratory is automated and is able to produce milligram amounts of up to 1,000 individual compounds per week. Novel synthetic approaches and strategies have also been developed and are being utilized in SIBIA's drug discovery programs. SIBIA has integrated its high throughput screening capabilities with its proprietary HTOS technologies to rapidly convert hits identified through screening to potential lead compounds.

  Pharmacology

     Neuropharmacology. SIBIA has established in-house a number of in vitro and in vivo assays for evaluating properties of specific test compounds such as second messenger modulation, neurotransmitter release from tissue slices, and in vivo microdialysis.

     Neurodegeneration. SIBIA has established in-house a number of in vitro and in vivo assays to measure neuroprotective and neurodegenerative potential of test compounds in acute neurodegenerative diseases such as stroke and head trauma and chronic neurodegenerative diseases such as Parkinson's disease and Alzheimer's disease.

     Behavioral Pharmacology. SIBIA has developed in-house a panel of more than 30 different animal models that permit the evaluation and optimization in vivo of compound activity in a range of potential therapeutic indications.

     Developmental Pharmacology. SIBIA has established an in-house group capable of performing safety, pharmacokinetic and ADME (absorption, distribution, metabolism and excretion) studies in rodents, which are a precursor to the development of drug candidate compounds.

                       DISCOVERY AND DEVELOPMENT PROGRAMS

                                                           DEVELOPMENT               COMMERCIAL
          PROGRAM              THERAPEUTIC TARGET           STATUS(1)                  RIGHTS
          -------              ------------------          -----------               ----------
Human Receptor/Ion Channel Subtype Technology
  nAChR Agonists
  SIB-1508Y                   Parkinson's Disease   Phase 2 clinical trials     Meiji/SIBIA
  SIB-1553A                   Alzheimer's Disease,  Phase 2 clinical trial      SIBIA
                              Attention Deficit
                              and Hyperactivity
                              Disorder (ADHD),
                              Schizophrenia
  SIB-3182                    Alzheimer's Disease,  Pre-clinical                SIBIA
                              Attention Deficit
                              and Hyperactivity
                              Disorder (ADHD),
                              Schizophrenia
  Other Series                Pain, Schizophrenia,  Discovery/Leads identified  SIBIA
                              Depression
  EAAR Ligands
  CGP 79397                   Epilepsy              Pre-clinical                Novartis/SIBIA
  CGP 80887                   Pain                  Pre-clinical                Novartis/SIBIA
  Other Series                Pain, Anxiety,        Discovery/Leads identified  SIBIA
                              Schizophrenia,
                              Neurodegenerative
                              Diseases
  VGCC Antagonists
  Compound Series             Neuropathic and       Leads identified            SIBIA
                              Chronic Pain
Human Protease Technology
  A(BETA) Inhibitors          Alzheimer's Disease   Pre-clinical                Bristol-Myers Squibb/
                                                                                SIBIA
  Apoptosis Modulators        Stroke, Brain         Discovery/Leads identified  SIBIA
                              Injury,
                              Neurodegenerative
                              Diseases

 DRUG DISCOVERY TECHNOLOGY              LICENSEES
 -------------------------              ---------
Transcription-Based Assay     Novartis; Aurora; Neurocrine;
                              Bristol-Myers Squibb
Fluorescence-Based Ion Assay  Novartis; Aurora; Lilly
Phage Display Technology      Affymax/Glaxo Wellcome

---------------
(1) "Discovery" activities include initial research related to specific molecular targets and assay development for the identification of new lead compounds.

    "Leads identified" indicates that lead compounds have been discovered that meet certain criteria of the Company. Lead compounds may undergo structural modification and more extensive evaluation prior to selection of candidates for preclinical development.

    "Pre-clinical" indicates that SIBIA is conducting pharmacology testing, toxicology testing, formulation, process development and/or manufacturing scale-up prior to possible submission of an IND.

    "Phase 2 clinical trials" are those in which the drug is administered to patients to evaluate safety, tolerability and efficacy. This indicates that SIBIA has completed the initial introduction of the drug into healthy human subjects (Phase 1), where it has successfully been tested for safety, tolerability and pharmacokinetics over a range of doses. In some cases, aspects of the metabolism or the pharmacodynamics of compounds are also tested in Phase 1.

HUMAN RECEPTOR/ION CHANNEL SUBTYPE TECHNOLOGY

  nAChR Program

     In the late 1980s, SIBIA began exploring nAChR subtypes as targets for drug discovery because of the growing awareness of the diversity and importance of the nAChR system and its endogenous neurotransmitter, acetylcholine, in a variety of behaviors, particularly cognition; the discovery of a number of distinct nAChR subtypes located in the brain; and the complex pharmacology of the exogenous ligand nicotine. The complexity of nicotine's activity was believed to be due to its non-selective nature (acting at all nAChRs), and SIBIA sought to separate the potential therapeutic benefits of nicotinic compounds from less desirable effects with receptor subtype-selective compounds. Until recently, the pharmaceutical industry has not focused on nAChRs as important drug targets. Mapping and pharmacological studies have revealed that nAChR subtypes are widely but discretely distributed in the brain and appear to be associated with specific neuronal structures and functions. The Company's nAChR drug discovery program is focused on the identification, optimization and early-stage development of nAChR subtype-selective compounds as novel drug candidates.

     There is strong evidence that nAChRs are important in a number of nervous system disorders. In particular, deficits of nAChRs have been demonstrated in Parkinson's and Alzheimer's patients. Studies by the Company indicate that nAChRs are involved in modulating the release of dopamine, acetylcholine and other important neurotransmitters in different brain regions. The Company believes that it may be able to develop subtype-selective nAChR drugs, such as SIB-1508Y and SIB-1553A, to ameliorate the disease symptoms that result from reduced concentrations of dopamine and acetylcholine in Parkinson's and Alzheimer's patients, respectively. In addition, SIBIA believes that nAChR compounds with different subtype selectivities may be useful for the treatment of other nervous system disorders such as schizophrenia, ADHD, depression and pain.

     SIB-1508Y. The first compound discovered by SIBIA to enter clinical trials was SIB-1508Y, currently in development for Parkinson's disease. In contrast to current Parkinson's disease therapies which treat only motor dysfunction, SIB-1508Y is being developed for the treatment of motor, affective and cognitive dysfunctions of this disease. SIB-1508Y exhibits subtype-selective nAChR agonist activity and releases dopamine, acetylcholine and norepinephrine from selected brain regions. SIB-1508Y has been tested in a number of animal models, and demonstrated activity in rodent and primate models of Parkinson's disease, in rodent models of depression and in primate models of cognitive function. Pre-clinical data suggests that SIB-1508Y may be useful both as a stand-alone therapeutic agent and as an adjunctive therapy with L-dopa. SIB-1508Y is currently in two Phase 2 clinical trials for Parkinson's disease. The first trial, ongoing since January 1998, is assessing the safety, motor and cognitive effects of SIB-1508Y in early stage Parkinson's patients requiring but not receiving dopamine replacement therapy. The second trial, initiated in early 1999, is studying the compound in later-stage patients in combination with a half dose of their current dopamine replacement therapy. SIBIA plans to complete both Phase 2 studies in mid-year 1999.

     In March 1997, the Company announced a collaboration with Meiji for the development and commercialization of SIB-1508Y in Japan and certain other Asian countries. SIBIA has retained worldwide rights to manufacture the clinical supplies and bulk drug material required for the commercial production of SIB-1508Y. The Company plans to establish additional corporate collaborations for advanced clinical trials and commercialization of SIB-1508Y in other areas of the world.

     SIB-1553A. Another compound discovered by SIBIA's proprietary drug discovery platforms is SIB-1553A, currently in development for Alzheimer's disease. The Company's studies indicate that this compound strongly stimulates acetylcholine release in specific brain regions associated with memory and learning, the same regions which exhibit deficits of this neurotransmitter in Alzheimer's disease. In the first half of 1997, the Company reported pre-clinical data demonstrating that in animals, SIB-1553A significantly stimulates the release of acetylcholine. In addition, SIB-1553A was demonstrated to improve working (short-term) and reference (long-term) memory deficits due to injury, drugs or aging in studies in rodents and monkeys. SIB-1553A is currently in a Phase 2 clinical trial, commenced in early 1999, to study the effect of the compound on cognitive performance in early to mid-stage Alzheimer's patients. SIBIA expects to complete this study mid-year 1999.

  EAAR Program

     The excitatory amino acid system is the major excitatory system in the brain. EAARs are divided into three categories based on the names of compounds selective for each category: NMDA-type receptor/ion channels, AMPA-type receptor/ion channels, kainate-type receptor/ion channels and metabotropic receptors, a category of G protein-coupled receptors which do not directly flux calcium but rather function via other cellular second messenger molecules. Each category is comprised of multiple subtypes that are activated by excitatory amino acid neurotransmitters such as glutamate and each subtype has unique anatomical distributions.

     The NMDA-, AMPA-, and kainate-type receptor/ion channel categories are ligand-gated ion channels, and these subtypes directly flux calcium into neurons. These receptor/ion channel subtypes are important for diverse brain functions, including memory and learning, and are also implicated in a variety of central nervous system disorders, including stroke and brain trauma, epilepsy, pain, schizophrenia, depression and others. Stable cell lines expressing NMDA-, AMPA-, and kainate-type EAARs have been established and are being used in SIBIA's functional high throughput screening assays. Potent and selective compounds are being identified and are being evaluated in various animal models of nervous system disorders.

     Metabotropic receptors also appear to be involved in certain nervous system disorders. Clones for genes encoding a number of different and novel metabotropic EAARs have been isolated by SIBIA from human brain tissue and have been demonstrated to be functional in several types of assays. Stable cell lines expressing metabotropic EAARs have been established and are being used in SIBIA's functional high throughput screening assays. Potent and selective compounds have been identified and are being evaluated in various animal models.

     The Company believes drugs acting at different and specific EAAR subtypes may have application to certain disorders of the central nervous system as stated above. To date, developing therapeutically useful EAAR drugs has been difficult. Traditional drug discovery approaches have produced non-selective EAAR antagonists which generally have intolerable side effects. SIBIA has discovered a number of novel and distinct human EAAR subtypes, each with different pharmacological properties. By identifying receptor subtype-selective EAAR agonists and antagonists, the Company believes it should be possible to effectively treat certain nervous system disorders without the side effects caused by non-selectively blocking multiple EAAR subtypes.

     The first EAAR gene was cloned at The Salk Institute, and SIBIA has an exclusive license to broad patents relating to this research. The Company has subsequently filed its own patents on additional EAAR subtypes. SIBIA and Novartis have identified a series of subtype-specific human metabotropic receptor antagonists. Under the terms of their agreement, SIBIA and Novartis both worked to design and optimize potential lead compounds which are selective for EAARs. Such compounds will be further developed by Novartis and SIBIA will receive milestone payments based on their success. Subsequent to the completion of the collaborative research with Novartis in October 1998, SIBIA has been independently pursuing drug discovery on EAAR targets.

  VGCC Program

     VGCCs are a major receptor/ion channel family involved in regulating neuronal calcium flux and cell excitability. VGCCs have traditionally been classified as L-, T-, N- and P-type calcium channels based on their biophysical and pharmacological properties. SIBIA's pioneering research in the characterization of VGCCs by molecular structure has led to the identification of other classes of calcium channels as well as channel subtypes within these classes, resulting in a new structure-based understanding of VGCCs. The critical role of VGCC subtypes in the function and potential dysfunction of nerve cells indicates that they may be important targets for therapeutic intervention in a number of nervous system disorders.

     Calcium entry into neurons through distinct VGCC subtypes is essential for several fundamental activities of neurons, e.g., regulation of neurotransmitter release, activation of enzymes and regulation of gene transcription. This gives rise to several possible therapeutic applications of modulation of VGCC function.

Currently, SIBIA is focusing on small molecule VGCC antagonists for the treatment of pain. This derives from the observation that a synthetic version of a VGCC subtype-selective peptide, (OMEGA)-conotoxin MVIIA, is currently in late stage clinical development by a third party for chronic pain. This molecule has demonstrated efficacy, but its widespread use may be limited by its peptidic nature and by the fact that it must be administered into the spinal fluid by a pump. The Company believes that this validates a particular VGCC subtype as a molecular target for pain, and that small molecule drugs of the type SIBIA is identifying will offer significant advantages over peptides or their derivatives in creating a useful drug for chronic pain, where great unmet need exists. In addition, recent studies have identified specific mutations in one of the Company's proprietary human VGCC genes associated with an inherited form of migraine. The Company believes this provides insight as to a novel therapeutic approach for the treatment of migraine. The Company further believes modulation of synaptic activity by controlling neurotransmitter release, neuronal calcium levels and neuronal excitability with VGCC subtype-selective drugs may prove to be a more effective approach with broader applicability than current drug therapy for many nervous system disorders.

     The Company believes it was the first to clone and functionally express a human neuronal N-type VGCC. SIBIA has generated a number of stable mammalian cell lines which functionally express additional distinct VGCC subtypes and has developed these cell lines into assays that currently are being employed in efforts to discover selective drugs using high throughput screening technology. SIBIA has an extensive patent portfolio in this area. Potent and selective compounds have been identified by the Company and are being evaluated in various animal models. SIBIA is currently free to develop compounds and other technology it discovers in this area on its own or with partners.

HUMAN PROTEASE TECHNOLOGY

  APP Modulators

     SIBIA's Amyloid Precursor Protein (APP) Modulator program is currently focused on controlling proteases that generate A(BETA), the neurotoxic fragment of APP. A(BETA), which is derived from APP, is generally understood to be a key molecule in the development of Alzheimer's disease. A(BETA) is found at autopsy in senile plaques and in deposits surrounding the small blood vessels in brain tissue, both of which are diagnostic for Alzheimer's disease. A number of studies indicate that mutations in the APP gene are associated with early-onset familial Alzheimer's disease. The clinical presentation and histopathology of early-onset Alzheimer's disease are indistinguishable from that seen in the more prevalent late-onset Alzheimer's disease. The Company therefore believes the inhibition of A(BETA) formation may be broadly applicable to early- and late-onset Alzheimer's disease.

     SIBIA has conducted extensive research concerning the role of APP in Alzheimer's disease. It has developed technology related to the metabolism of APP in Alzheimer's disease and methods for controlling the formation of A(BETA). The other important APP metabolic product, secreted APP(s(ALPHA)), has been shown in in vitro and in vivo studies to have neuroprotective properties and has been shown by SIBIA to be significantly decreased in the cerebrospinal fluid of Alzheimer's disease patients. SIBIA is seeking to develop compounds which selectively modulate the enzymatic processing of APP, such that the formation of A(BETA) is inhibited and that of APP(s(ALPHA)) is maintained or enhanced. SIBIA believes such compounds could slow disease progression or possibly modify the underlying disease process. In the A(BETA) inhibitor program, SIBIA has developed neuronal-type cell lines able to process human APP and produce APP(s(ALPHA)), A(BETA) and other processing fragments which can be detected with the use of various antibodies, and which have been established as functional assays for compound screening and drug development. SIBIA's biochemical assays allow quantification of A(BETA) and APP(s(ALPHA)) in cultured cells, tissues and biological fluids (for example, cerebrospinal fluid) from animals (normal and transgenic mice) and sporadic and familial Alzheimer's patients. The Company believes its assays, and the ability to biochemically evaluate the effect of test compounds on APP processing in biological systems, and potentially in patients in clinical trials, provide it a significant competitive advantage.

     SIBIA, in collaboration with its partner in the APP Modulator program, Bristol-Myers Squibb, has identified several series of small molecules that inhibit A(BETA) production in vitro and in vivo. The most advanced compounds from this collaboration are in pre-clinical development.

  Other Protease Targets

     SIBIA has built an integrated drug discovery platform able to address a broad range of human proteases as molecular targets. The Company has developed a novel cell-based screening assay using protease activity as a "reporter" for utilizing proprietary technology licensed from Aurora for monitoring the effects of test compounds. SIBIA is currently utilizing this assay to discover inhibitors of programmed cell death (apoptosis), which occurs in stroke, head trauma and neurodegenerative disease.

STRATEGIC ALLIANCES

     Strategic alliances with major pharmaceutical and biotechnology companies are an integral part of SIBIA's business strategy. Currently, SIBIA has a collaborative research and license agreement with Bristol-Myers Squibb and development and license agreement with Meiji. Only the collaborative research agreement with Bristol-Myers Squibb currently provides research funding payments. SIBIA is entitled to receive, from Bristol-Myers Squibb, Lilly, Meiji, and Novartis, milestone payments at certain stages of the development of product candidates, if any are identified, and royalties on sales of products that are developed, if any are developed.

  Bristol-Myers Squibb Company

     In August 1995, SIBIA entered into a collaborative research and license agreement with Bristol-Myers Squibb under which Bristol-Myers Squibb agreed to fund research for a minimum of four years to discover and develop compounds able to selectively modulate the processing of APP for the treatment of Alzheimer's disease and related neurodegenerative disorders. During the joint research effort, neither SIBIA nor Bristol-Myers Squibb may enter into any other third-party agreements directed toward the discovery and development of products for use in the area of APP metabolism. In addition, Bristol-Myers Squibb has the sole discretion to determine which compounds, if any, it will pursue to develop. Under the terms of the agreement, all pre-clinical and clinical development of lead compounds will be undertaken by Bristol-Myers Squibb. SIBIA has a right of first negotiation to obtain a license to certain compounds discovered during the research collaboration in the event Bristol-Myers Squibb elects not to pursue the development of such compounds. Pursuant to the collaborative research and license agreement, except with regard to SIBIA's assay technology, SIBIA has granted to Bristol-Myers Squibb an exclusive, worldwide, royalty-bearing license to commercialize products arising out of the collaboration. Furthermore, upon the termination of the research collaboration, SIBIA and Bristol-Myers Squibb have granted to one another non-exclusive licenses to the other's assay technology for the discovery and development of new compounds. The collaborative research funding may not be terminated prior to August 1999 without the parties' mutual consent.

     Coincident with the collaborative research and license agreement, Bristol-Myers Squibb made an equity investment in the amount of $7,000,000 and paid a non-refundable license fee of $3,000,000. Bristol-Myers Squibb is also obligated to make a further equity investment of $6,000,000 upon the initiation of clinical trials relating to any product developed from the collaboration. In addition to research funding, SIBIA is entitled to receive certain milestone payments at certain stages during the development of product candidates, if any are identified. The agreement also provides that Bristol-Myers Squibb will pay SIBIA royalties on net sales of products resulting from the joint research, if any are developed.

  Meiji Seika Kaisha, Ltd.

     In February 1997, the Company entered into a development and license agreement with Meiji for the development and commercialization of the Company's proprietary nAChR agonist, SIB-1508Y, as a treatment for Parkinson's disease and other nervous system disorders in Japan and other Asian countries. Under the agreement, the Company received a one-time license fee of $3,000,000 for the license of certain technology to Meiji. In addition, the Company may receive development milestone payments and royalties on future product sales, if the product is successfully commercialized in such countries. SIBIA has retained rights to develop and commercialize SIB-1508Y outside of Japan and certain other Asian countries, and has retained rights to manufacture clinical supplies and commercial material worldwide.

  Completed Research Collaborations

     In October 1997, the Company and Lilly completed their collaborative research in the area of VGCCs. The Company and Lilly will independently pursue discovery and development of drug leads that act on VGCC drug targets identified during the research collaboration. The Company is free to develop compounds it discovers in this area on its own or with other partners. Lilly has exercised its option to license the Company's fluorescence-based ion assay technology.

     In October 1992, SIBIA entered into a collaborative research and license agreement (which included research funding and a $5,000,000 equity investment) with Novartis to develop and utilize SIBIA's receptor/ion channel technology in the area of EAARs for the discovery of drugs that interact with these molecular targets. In March 1996, the initial term of the collaborative research funding was extended through September 1998, at which time the parties' collaborative research was concluded. Under the agreement, Novartis was granted exclusive worldwide rights to manufacture and market products it or SIBIA discovered using the EAAR technology during the research collaboration, and SIBIA is entitled to receive milestone payments at certain stages of the development of product candidates, if any are identified, and royalties on sales of products that are developed, if any are developed. Novartis also received a non-exclusive license to the Company's transcription-based assay technology and fluorescence-based ion assay technology. SIBIA has retained the rights to use the program technology for its own drug discovery efforts and may screen molecules from other sources against EAARs and pursue development of these molecules.

     Pursuant to the extended agreement, Novartis paid SIBIA $500,000 to fund certain capital expenditures and agreed to purchase $7,500,000 of the Company's Common Stock, $5,000,000 of which was purchased in conjunction with the initial public offering of the Company's Common Stock and the remaining $2,500,000 of which is required to be purchased upon the achievement of certain research milestones.

DRUG DISCOVERY TECHNOLOGY LICENSES

     Consistent with the Company's strategy of enhancing and leveraging its proprietary drug discovery platform technologies, the Company has entered into the following technology licensing arrangements with third parties:

  The Salk Institute for Biological Studies

     In 1988, SIBIA entered into a license agreement with The Salk Institute on a number of nAChR subunit clones on which five U.S. patents have issued. This agreement was amended in March 1996 such that the license to the issued U.S. patents and related patent applications became an exclusive worldwide license. Pursuant to the agreement, as amended, SIBIA is obligated to pay royalties to The Salk Institute on sales of products resulting from The Salk Institute's nAChR technology. In addition, the Company is required to make minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

     In 1990, SIBIA entered into a three-year agreement with The Salk Institute in the area of EAARs. This agreement provided for the support of research at The Salk Institute by SIBIA and the transfer of research materials and research results in the EAAR area from The Salk Institute to SIBIA. SIBIA also received an exclusive worldwide license to certain EAAR-related patents and patent applications held by The Salk Institute. The agreement was amended in March 1996. Pursuant to the agreement, as amended, SIBIA began making certain annual minimum royalty payments to The Salk Institute beginning in 1998. Failure to pay such royalties will result in the related license agreement becoming non-exclusive.

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  Aurora Biosciences Corporation

     In January 1997, the Company entered into an agreement with Aurora. Under the agreement, the Company licensed to Aurora non-exclusive rights to practice its patented transcription-based assay technology, and certain aspects of its fluorescence-based ion assay technology related to automated drug screening. In return, in addition to other consideration, the Company received from Aurora non-exclusive rights to several assay technologies, including novel reporter molecules, that will facilitate the Company's high throughput screening and drug discovery efforts directed to certain receptor, ion channel and enzyme targets associated with nervous system disorders. Both parties have limited sublicensing rights to each other's patents. In December 1997, Aurora entered into agreements with Lilly and Merck to sublicense certain of SIBIA's patents when used in conjunction with Aurora technologies.

  Bristol-Myers Squibb

     In March 1999, SIBIA entered into a license agreement with Bristol-Myers Squibb. Under the agreement, the Company licensed to Bristol-Myers Squibb non-exclusive rights to practice its patented transcription-based assay technology. SIBIA will receive annual maintenance payments as well as royalties on the sales of any products identified using the licensed technology.

  Neurocrine Biosciences, Inc.

     In October 1997, SIBIA entered into an agreement with Neurocrine. Under the agreement, the Company licensed to Neurocrine non-exclusive rights to practice its patented transcription-based assay technology for use with a specified molecular target. In exchange, SIBIA has been granted access to a compound library developed by Neurocrine's combinatorial chemistry group. SIBIA intends to use the Neurocrine compound library in its drug discovery and high throughput screening programs directed to certain receptor/ion channel and enzyme targets associated with nervous system disorders.

  Affymax/Glaxo Wellcome

     In 1993, SIBIA entered into a semi-exclusive license with Affymax, which was subsequently acquired by Glaxo Wellcome, regarding SIBIA patents covering phage display technology for drug discovery. This technology covers the display of random peptide epitopes on the surface of viral coat proteins, which can then be screened for activity in various types of assays. SIBIA retains exclusive rights to this technology for vaccine and other applications.

SELECTED ACADEMIC RESEARCH COLLABORATIONS

  The Mayo Clinic, Jacksonville

     SIBIA is collaborating with and providing research support to Dr. Steven G. Younkin, Director of Research at the Mayo Clinic, Jacksonville. Research is focused on measuring the effects of lead compounds on A(BETA) levels in biological samples from in vitro and in vivo models of APP processing and Alzheimer's disease.

  The Rockefeller University

     SIBIA is collaborating with Dr. Rong Wang, a researcher in the Mass Spectrometry Laboratory at Rockefeller, on the detection and quantitation of A(BETA) and related APP fragments in tissue culture, cerebrospinal fluid and plasma samples.

  University of California, Los Angeles, School of Medicine

     SIBIA is collaborating with Robert Baloh, M.D., Professor, Department of Neurology and Joanna Jen, M.D., Ph.D., Clinical Instructor, Department of Neurology, in the area of genetic disorders involved with calcium channels.

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  Thomas Jefferson University

     SIBIA is collaborating with Jay S. Schneider, Ph.D., Professor, Department of Pathology, Anatomy and Cell Biology, and Department of Neurology, in the evaluation of various compounds on cognitive deficits in motor asymptomatic macaques treated with MPTP.

  Medical College of Georgia

     SIBIA is collaborating with Jerry J. Buccafusco, Ph.D., Professor, Director, ARC Animal Behavior Center, in the evaluation of various compounds in aged rhesus monkeys.

  University of Chicago

     SIBIA is collaborating with Dr. Richard J. Miller, Professor, Department of Pharmacology and Physiological Sciences, on the biophysical and pharmacological characterization of certain VGCC subtypes.

  University of California, San Diego, School of Medicine

     SIBIA is collaborating with Dr. Tony Yaksh, Professor and Chair, Department Anesthesiology, to map changes in calcium channels in neuropathic pain states.

  Parkinson's Institute

     SIBIA is collaborating with J. William Langston, M.D., President, and Giselle M. Petzinger, M.D., Assistant Research Scientist, in the evaluation of various compounds in the systemic MPTP parkinsonian monkey model (squirrel monkeys).

PATENTS AND PROPRIETARY RIGHTS

     SIBIA files patent applications to protect molecular targets, technologies, compounds, processes, assay methods and therapeutic treatment methods that are important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position.

     SIBIA has established an extensive patent portfolio which it intends to protect on behalf of its shareholders. The Company has been engaged in litigation with Cadus Pharmaceutical Corporation ("Cadus") regarding the Company's U.S. Patent No. 5,401,629 (the "'629 patent"), entitled "Assay Methods and Compositions Useful for Measuring the Intracellular Transduction of an Intracellular Signal." See "Item 3. Legal Proceedings."

     SIBIA directly holds, or has exclusive licenses to, 48 issued U.S. and 26 foreign patents relating to molecular targets, technologies, compounds and assay methods for various nervous system diseases and disorders. In addition, SIBIA has 58 U.S. and 71 foreign applications relating to these enabling technologies, thirteen of which have been allowed.

     SIBIA has eight issued patents and three allowed which include claims to DNAs encoding key structural components of VGCCs, one of which, the (ALPHA)(2)(DELTA) component, is thought to be essential for all VGCC subtypes. Four additional patents cover VGCCs which can be utilized in assays to identify compounds that modulate VGCC function. SIBIA has been granted a European patent covering DNA encoding VGCC (ALPHA)(2)(DELTA) subunits, cells expressing the same and a method to identify compounds that modulate VGCC function and Australian and British patents covering a number of subtypes and assay methods. Eleven of the pending U.S. patent applications cover the composition or use of VGCC genes and the encoded subtypes and assay methods; two of these have been allowed.

     SIBIA has been issued five U.S. patents which claim DNAs encoding and assays for key structural components of nAChRs and has an exclusive license from the Salk Institute to five issued U.S. patents and three pending applications (of which 2 stand allowed), all of which claim DNAs encoding various nAChR subunits and assay methods. SIBIA also has been granted four patents in Great Britain covering nAChR
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

subtypes and assay methods. Seven of SIBIA's pending U.S. applications cover the composition or use of human nAChR genes and encoded subtypes and assay methods; four of these have been allowed.

     SIBIA has two issued U.S. patent with claims to DNAs encoding human metabotropic receptors and cells containing the same and a corresponding patent has been granted in Australia and Great Britain. SIBIA also has one issued U.S. patent with claims to NMDA receptors and an exclusive license from the Salk Institute to four additional issued U.S. patents with broad claims to DNAs encoding various NMDA- and non-NMDA-type ligand gated EAA receptor/ion channel subtypes, and corresponding Australian and British patents have issued. SIBIA has five pending U.S. applications covering human NMDA receptor genes and encoded subtypes and seven pending U.S. applications covering human metabotropic glutamate receptor ("mGLuR") genes and assay methods, two of which have been allowed.

     Several of SIBIA's pending U.S. patent applications relate to functional screening techniques that can be utilized in conjunction with receptor/ion channel compositions for identifying drugs which have the potential for treatment of disorders associated with the particular receptor or ion channel. Two issued U.S. patents cover methods and compositions for identifying receptor-modulating compounds based on detection of reporter gene transcription. In addition, one issued U.S. patent, three granted foreign patents, five pending U.S. patent applications and seven pending foreign applications cover fluorescence-based automated systems and methods for high throughput functional screening of receptor-modulating compounds.

     SIBIA has also filed a patent application disclosing proprietary methods for solid phase synthesis of chemical series, termed resin activation/capture or REACAP, to produce libraries of compounds that would be difficult, or impossible, to obtain using solution phase syntheses. An additional advantage of the methods is the production of compounds of increased purity. The libraries produced by the methods will be useful for screening against SIBIA's molecular targets.

     SIBIA has eleven issued U.S. patents covering the composition, use, or methods or preparation of compounds which modulate the activity of nAChRs for the treatment of diseases and disorders involving these receptors, including six issued U.S. patents covering, inter alia, SIB-1508Y. Additionally, SIBIA has four pending U.S. applications, fifteen foreign applications and one issued Australian patent, covering different series of nAChR compounds. Two additional applications covering EAA compounds are jointly assigned to SIBIA and Novartis.

     SIBIA has three issued U.S. patents and six U.S. patent applications and three foreign applications pending covering the composition or use of compounds that modulate the processing of proteins implicated in Alzheimer's disease and an issued U.S. patent covering assay methods for the detection of Alzheimer's disease. Four additional applications covering compounds for treating Alzheimer's disease are jointly assigned to SIBIA and Bristol-Myers Squibb.

     SIBIA has a non-exclusive worldwide license to various patents and patent applications held by Aurora. The technology covered by these patents and patent applications include several assay technologies.

     The Company intends to file additional applications as appropriate for patents covering its technologies, compounds and processes. There can be no assurance that the Company will develop additional technologies, compounds or processes that are patentable, that patents will issue from any patent application or that claims allowed will be sufficient to protect the Company's technologies, compounds or processes. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to technologies, compounds or processes competitive with those of the Company. The failure by the Company to adequately protect its technologies, compounds or processes covered by issued patents or to obtain patents based on the applications referred to herein or any future applications could have a material adverse effect on the Company's business.

     The patent positions of pharmaceutical and biotechnology firms, including SIBIA, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued or upon reexamination. Consequently, the Company does not know whether any more of its applications will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since
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patent applications in the United States are maintained in secrecy until a patent issues, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions.

     The success of the Company will also depend in part on SIBIA not infringing patents issued to competitors and not breaching the technology licenses upon which any Company compounds or processes are based. It is uncertain whether any third-party patents will require the Company to alter its technologies, compounds or processes, obtain licenses or cease certain activities. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field in which the Company is involved. Some of these applications or patents may be competitive with the Company's applications or conflict in certain respects with claims made under the Company's applications. Such conflict could result in a significant reduction of the coverage of the Company's patents, if issued. In addition, if patents issued to other companies contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable or acceptable terms, if at all. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to develop and commercialize its compounds would have a material adverse effect on the Company's business.

     Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. See "Item 3. Legal Proceedings." Moreover, if competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. Similarly, the Company may have to participate in opposition proceedings with respect to granted foreign patents. The Company is aware of a third-party patent application that elicited an interference proceeding with one of the Company's patent applications in the PTO. There can be no assurance that the Company will prevail in these proceedings. Also, there can be no assurance that the validity of the Company's patents, if issued, would be upheld by a court of competent jurisdiction. An adverse outcome in patent prosecution or in litigation with respect to the validity of any of the Company's patents could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company's business.

     In addition, the recombinant Pichia pastoris yeast expression system developed at SIBIA is protected by several patents that have issued to Phillips Petroleum. These patents include claims to key Pichia gene regulatory elements, marker genes and transformation methods that form the basis of the recombinant expression system. SIBIA retains full rights to the general expression system protected by these patents but does not have the right to sublicense this technology. SIBIA has filed numerous applications and has been granted eight U.S. patents and two foreign patents pertaining to Pichia-based recombinant systems for the production of certain proteins including human epidermal growth factor, human IGF-1 and aprotinin. SIBIA also has patents in vaccine-related technology.

     In addition to patents, the Company relies on trade secret laws to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, SIBIA relies on protecting its proprietary technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

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COMPETITION

     Competition to develop drugs to treat nervous system disorders is intense and expected to increase as knowledge and interest in the disorders addressed by the products the Company is seeking to develop increases. The Company's most significant competitors are pharmaceutical companies and established biotechnology companies. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. In addition, the Company faces competition from academic institutions, governmental agencies and other public and private research organizations which conduct research, seek patent protection, and establish collaborative arrangements for product and clinical development and marketing. Furthermore, these companies and institutions compete with the Company in recruiting and retaining highly qualified scientific and management personnel.

     Many of the Company's competitors have substantially greater financial, technical and human resources than the Company and have significant products approved or in development. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new pharmaceutical products and in obtaining FDA approval for products more rapidly than the Company. The Company has not sought the approval of the FDA for any product based on any of its compounds under development. Furthermore, if the Company is permitted to commence commercial sales of products that it may develop, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has no experience.

     Any product that the Company may succeed in developing, and for which it gains regulatory approval, must then compete for market acceptance and market share. For certain of the Company's potential products, an important competitive factor will be the timing of market introduction. Accordingly, the Company expects that the relative speed with which companies can develop products, complete the clinical testing and approval processes and supply commercial quantities of the product to the market will be important competitive factors. With respect to clinical testing, competition may delay progress by limiting the number of clinical investigators and patients available to test the Company's potential products.

     In addition to the above factors, competition is based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, price, patent position and reimbursement coverage.

MANUFACTURING

     The Company currently has no manufacturing facilities for clinical or commercial production of any compounds currently under development or the manufacture and distribution of products that may be developed. The Company is currently relying on third-party manufacturers to produce its compounds for pre-clinical and clinical purposes. Furthermore, the compounds under development by the Company have never been manufactured on a commercial scale and may not be able to be manufactured at a cost or in quantities to make commercially viable products.

     The Company intends to establish arrangements with third-party manufacturers to supply compounds for preclinical and clinical trials and commercial sales of products that may be developed, as well as for the packaging, labeling and distribution of such products. If the Company is unable to contract for a sufficient supply of its compounds on acceptable terms, the Company's preclinical and clinical testing schedule would be delayed, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which would have a material adverse effect on the Company's business. If the Company should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute products that it may develop, market introduction or penetration of such products would be adversely affected.

SALES AND MARKETING

     The commercialization of products, such as those that may be developed by the Company, is an expensive and time-consuming process. The Company has no experience in sales, marketing or distribution. In

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order to market directly any products that the Company may develop, the Company must develop a marketing and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may seek to obtain the assistance of a pharmaceutical or biotechnology company with a large distribution system and a large direct sales force.

GOVERNMENT REGULATION

     The manufacturing and marketing of pharmaceutical products in the United States requires the approval of the FDA under the federal Food, Drug and Cosmetic Act. Similar approvals by the comparable agencies are required in most foreign countries. The FDA has established mandatory procedures and safety standards that apply to the pre-clinical and clinical testing, manufacture and marketing of pharmaceutical products. Obtaining FDA approval for a new therapeutic takes several years and involves substantial expenditures. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities.

     As an initial step in the FDA regulatory approval process, pre-clinical studies are typically conducted in animal models to assess a drug's efficacy and to identify potential safety problems. The results of these studies are submitted to the FDA as part of an IND, which is filed to comply with FDA regulations prior to beginning clinical trials.

     Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase 2 involves studies in a limited patient population to (i) assess the potential of the drug for specific, targeted indications; (ii) evaluate dosage tolerance and optimal dosage; and (iii) identify possible adverse effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. Data from clinical trials are submitted to the FDA in a New Drug Application ("NDA") or Product License Application ("PLA"). Preparing an NDA or PLA involves considerable data collection, verification, analysis and expense.

     The testing and approval process requires substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The time period required for NDA review and approval may be affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review period. The FDA may ask one of its advisory committees to aid in its assessment of the drug. All of these factors may delay marketing approval. The FDA may also require post-marketing testing to monitor for adverse effects, which can involve significant expense. FDA approval is limited to specified indications. Moreover, the product label and promotional labeling and prescription drug advertising are highly regulated by the FDA under the federal Food, Drug and Cosmetic Act. In order to permit promotion of the approved product for indications not included in the scope of the original approval, further clinical trials and FDA approval may be necessary.

     NDA approval requires, among other things, that the prospective manufacturer's quality control and manufacturing procedures conform to Good Manufacturing Practices ("GMP") regulations. All manufacturing facilities, whether foreign or domestic, may be subjected to a pre-NDA approval inspection. Additionally, domestic manufacturing facilities are subject to biennial FDA inspections and foreign manufacturing facilities are subject to periodic inspection by foreign regulatory authorities as well as by the FDA where the FDA has a reciprocal inspection agreement with the foreign regulatory authorities.

     For clinical investigation and marketing outside the United States, the Company also is subject to foreign regulatory requirements governing clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. The Company's approach to the European regulatory process involves the identification of respected clinical investigators in the member states of the European Union ("EU") to conduct clinical studies. The Company intends to design these studies to meet both FDA and EU standards. Provided regulatory harmonization is finalized in the EU, these studies are designed to develop a regulatory package
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sufficient for multi-country approval in the Company's European target markets without the need to duplicate studies for individual country approvals. This approach also takes advantage of regulatory requirements in some countries, such as in the United Kingdom, which allow Phase 1 studies to commence after appropriate toxicology and preclinical pharmacology studies but prior to formal regulatory approval.

HUMAN RESOURCES

     As of December 31, 1998, the Company had 122 employees, 39 of whom hold Ph.D. degrees. 109 employees are engaged in, or directly support, research and development. The Company's employees are not covered by a collective bargaining agreement and the Company considers its relations with its employees to be excellent.

RISK FACTORS

     Absence of Developed Products; Early Stage of Development. SIBIA is an early stage biotechnology company. The Company has no products available for sale and does not expect to have any products resulting from its research efforts, including its collaborations with others, commercially available for at least several years, if at all. SIBIA has commenced clinical trials on two of its compounds (SIB-1508Y and SIB-1553A) currently under research and development, but no clinical trials have commenced by the Company's collaborative partners for any compound in connection with their collaborations with the Company. Even though Phase 2 clinical trials with respect to SIB-1508Y and SIB-1553A have commenced, both may prove to be ineffective in the treatment of neural disorders, or have undesirable or unintended side effects or other characteristics that prevent or limit their commercial use, either of which could have a material adverse effect on the Company's business. Furthermore, there can be no assurance that any products will be successfully discovered or developed by the Company or its collaborative partners, be approved for clinical trials, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be marketed successfully. The failure of the Company or its collaborative partners to discover or develop commercially viable products or successfully market such products would have a material adverse effect on the Company's business.

     The Company's area of therapeutic focus, disorders of the nervous system, is not thoroughly understood and there can be no assurance that the compounds the Company is seeking to develop will prove to be safe and effective in treating nervous system disorders. The development of such compounds will require the commitment of substantial resources to continue research and to conduct the pre-clinical development and clinical trials necessary to bring such compounds to market and to establish production and marketing capabilities. Drug research, discovery and development by nature are uncertain. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing the Company's objectives cannot be predicted. Actual drug research, discovery and development costs could exceed budgeted amounts, which could have a material adverse effect on the Company's business.

     Dependence on Collaborative Relationships. The Company's strategy for the development, clinical testing, manufacturing and commercialization of certain of its compounds includes entering into various collaborations with corporate partners, licensors, licensees and others.

     The Company's collaborators have received from SIBIA certain exclusive rights to commercialize any products developed under their respective agreements. These collaborators have generally agreed to fund the research and development of compounds discovered under their respective agreements, conduct clinical testing of lead compounds, prepare and file submissions for regulatory approval, make milestone payments to SIBIA upon the achievement of certain goals and pay royalties on any resulting products. Under its agreements with these collaborators, the Company is restricted in its ability to conduct research with third parties with respect to the technology subject to the respective agreement until its collaborative research is complete. The amount and timing of resources dedicated by these collaborators under their respective agreements also is not within the control of the Company. There can be no assurance that the Company will ever receive any milestone or royalty payments under these agreements. In addition, if products that may be

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developed under such agreements are approved for marketing, any revenues to the
Company from such products will be dependent on the marketing and sales efforts of these collaborators.

     Each of the collaborative parties has the right to terminate its respective collaboration under certain circumstances, including upon the occurrence of a material breach and, in certain cases, upon a change in control. There can be no assurance that the Company's relationships with its collaborative partners will not be terminated or that the Company will be able to enter into additional collaborations in the future. In addition, there can be no assurance that collaborators will not pursue alternative technologies to develop treatments for the diseases targeted by the respective collaborative programs. If any of the Company's collaborative partners terminates or breaches its agreement with the Company or fails to devote adequate resources to or to conduct in a timely manner its collaborative activities, the research program under the applicable collaborative agreement or the development and commercialization of drug candidates subject to such collaboration would be materially adversely affected, which would have a material adverse effect on the Company's business. In addition, because the Company's collaborative agreements have accounted for 93%, 95%, 97% of total revenues for the years ended December 31, 1998, 1997 and 1996, respectively, such a termination or breach could materially adversely affect the Company's results of operations and financial condition. Also, there can be no assurance that a research program covered by a particular collaborative agreement does not or will not conflict with any research programs covered by the Company's other collaborations. The occurrence of any such conflict could have a material adverse effect on the Company's business.

     A key element of the Company's strategy is to enter into additional collaborative arrangements with pharmaceutical and biotechnology companies to develop and commercialize its drug candidates. There can be no assurance that the Company will be able to negotiate collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful. Most of the Company's competitors similarly are seeking to develop or expand their collaborative relationships with pharmaceutical and biotechnology companies, which could adversely impact the Company's ability to enter into additional collaborative arrangements. To the extent that the Company is not able to establish such arrangements or any of its existing arrangements are terminated, it would require significant capital to undertake development, regulatory, manufacturing and marketing activities at its own expense and may be required to curtail significantly or eliminate one or more of its research, discovery or development programs, either of which could have a material adverse effect on the Company's business. In addition, the Company may encounter significant delays in introducing products that it may develop into certain markets or may find that the development, manufacture or sale of such products in such markets is adversely affected by the absence of such collaborative arrangements.

     New and Uncertain Technology. The Company's proprietary nervous system discovery technologies, which comprise the human receptor/ion channel subtype technology and human protease technology, are unproven and relatively new compared to traditional methods of drug discovery. The Company uses its technologies to isolate and identify molecular targets that it believes play an important role in nervous system function and nervous system disorders. The ability of the Company to screen potential compounds, select product candidates and develop products is dependent in large part upon the number of such targets available for screening and whether the expected functionality of such targets plays an important role in nervous system function and nervous system disorders. There can be no assurance that the use of such technologies will lead to the discovery or development of commercial pharmaceutical products that are safe and efficacious in treating any nervous system disorder. Failure to develop any such product would have a material adverse effect on the Company's business.

     History of Operating Losses. The Company is at an early stage of development with respect to its nervous system technologies and its compounds. Except for 1995, the Company has incurred net losses every year since it shifted its area of therapeutic focus to the central nervous system in 1991. As of December 31, 1998, the Company had an accumulated deficit of approximately $45.1 million. The Company's revenue for the short term will be limited to payments under its existing or future strategic alliance agreements. There can be no assurance that the Company will ever achieve or sustain significant revenues or profitable operations. To achieve significant revenues or profitable operations, the Company, alone or with its collaborators, must successfully develop, manufacture and market safe and efficacious products and obtain the regulatory
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approvals required for their testing, manufacture and sale. Failure to achieve significant revenues or profitable operations could impair the Company's ability to sustain operations. There can be no assurance that the Company will be successful in entering into additional collaborative arrangements or that any such arrangements will result in revenues or that the Company will receive additional revenues under existing collaborative arrangements. The Company has not yet received any revenues from the achievement of milestones from the discovery or development of, or royalties from the sale of, commercial drugs by Lilly, Novartis, Bristol-Myers Squibb or Meiji, and such revenues, if any, are not expected to represent a material amount of the Company's total revenues for several years, if at all.

     Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial additional funds to conduct the research and development and pre-clinical and clinical testing of its compounds and to manufacture and market any products that may be developed. Although the Company plans to contract with third parties to manufacture and market any products that may be developed, to the extent the Company is unsuccessful and is required to establish its own manufacturing capacity or marketing program, it will require substantial additional capital. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with pre-clinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional collaborative arrangements and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company. The Company expects to expend substantial funds in connection with research and development and in the prosecution and enforcement of its intellectual property rights. Payments under existing collaborative agreements and the Company's current cash reserves will be insufficient to fund the Company's operations through the completion of any clinical trials and commercialization of its first product, if developed. Although the Company will seek to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources, there can be no assurance that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders would result. If adequate funds are not available, the Company may be required to curtail significantly or eliminate one or more of its research, discovery or development programs or obtain funds through additional arrangements with corporate partners or others which may require the Company to relinquish rights to certain of its technologies or product candidates that the Company would not otherwise relinquish, any of which could have a material adverse effect on the Company's business.

     Intense Competition; Rapid Technological Change. The field in which the Company is involved is characterized by extensive research efforts, rapid technological change and intense competition from numerous organizations including pharmaceutical companies, biotechnology companies, drug discovery service companies, universities and other research organizations. Technologies, products and therapies currently exist on the market that would compete directly with those that the Company is seeking to develop and market. In addition, new developments occur and are expected to continue to occur at a rapid pace. Competition from pharmaceutical, biotechnology and drug discovery service companies is intense and is expected to increase. Many of these companies have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical and clinical testing, obtaining regulatory approvals and marketing than the Company. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant nervous system products approved or in development and operate large, well-funded nervous system research and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, and establish collaborative arrangements for the clinical development of compounds and marketing of products aimed at treating nervous system disorders. The Company's competitors may succeed in discovering and developing products more rapidly or products that are more effective or more affordable than any that may be developed by the Company and its collaborative partners, and such competitors may also prove to be more successful than the Company and its collaborative partners in production and marketing of such products. There can be no assurance that research, discoveries or commercial developments by others will not render any of the Company's or its collaborative partners' programs or potential products obsolete or noncompetitive, any of which would have a material adverse effect on the Company's business. Moreover, there can be no assurance that the Company's competitors will not obtain patent protection or other intellectual property rights that would limit the Company's or its collaborative partners' ability to use the Company's technology or commercialize products that may be developed.

     Uncertainty Regarding Patents and Proprietary Rights. The Company's success will depend in part on its ability to obtain patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and other countries. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. There can be no assurance that patents issued to or licensed by the Company will not be infringed or will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company's technology, to products that the Company may develop, or to other competitive advantages that the Company may possess.

     SIBIA has 58 pending applications for U.S. patents and 71 pending foreign applications on its technology relating to drug discovery for various nervous system disorders. To date, the Company has exclusively licensed twelve U.S. patents from The Salk Institute related to SIBIA's human receptor/ion channel subtype technology, including continuations-in-part and foreign counterparts of these patents. The Company intends to file additional applications as appropriate for patents covering its technologies, compounds and processes. There can be no assurance that the Company will develop additional technologies, compounds or processes that are patentable, that patents will issue from any patent application, that issued patents will prevail in reexamination or that claims allowed will be sufficient to protect the Company's technologies, compounds or processes. Competitors may have filed applications, may have been issued patents or may obtain additional patents and proprietary rights relating to technologies, compounds or processes competitive with those of the Company. The failure by the Company to adequately protect its technologies, compounds or processes covered by issued patents or to obtain patents based on the applications referred to herein or any future applications could have a material adverse effect on the Company's business.

     The success of the Company will also depend in part on SIBIA not infringing patents issued to competitors and not breaching the technology licenses upon which any Company compounds or processes are based. It is uncertain whether any third-party patents will require the Company to alter its technologies, compounds or processes, obtain licenses or cease certain activities. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field in which the Company is involved. Some of these applications or patents may be competitive with the Company's applications or conflict in certain respects with claims made under the Company's applications. Such conflict could result in a significant reduction of the coverage of the Company's patents, if issued. In addition, if patents issued to other companies contain competitive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially favorable or acceptable terms, if at all. The Company's breach of an existing license or failure to obtain a license to any technology that it may require to develop and commercialize its compounds would have a material adverse effect on the Company's business.

     Litigation, which could result in substantial economic costs to the Company and diversion of management and other resources, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. See "Item 3. Legal Proceedings." Moreover, if competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. Similarly, the Company may have to participate in opposition proceedings with respect to granted foreign patents. The Company is aware of third-party patent applications that may elicit an interference proceeding with two of the Company's patent applications in the PTO. There can be no assurance that the Company will prevail in these proceedings. Also, there can be no assurance that the validity of the Company's patents, if issued, would be upheld by a court of competent jurisdiction. An adverse outcome in patent prosecution or in litigation with respect to the validity of any of the Company's patents could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company's business.

     In addition to patents, the Company relies on trade secret laws to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, SIBIA relies on protecting its proprietary technology and processes in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. If the Company is unable to sufficiently protect its trade secrets, such inability could have a material adverse effect on the Company's business.

     No Assurance of Regulatory Approval; Government Regulation. The production and marketing of products that the Company may develop and its ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process implemented by the FDA under the federal Food, Drug and Cosmetic Act. To market products abroad, the Company also would be subject to foreign regulatory requirements, implemented by foreign health authorities, governing clinical trials and marketing approval for drugs. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Pre-clinical studies must be conducted, as appropriate, in conformance with the FDA's good laboratory practice regulations. Clinical trials will be vigorously regulated and must meet requirements for institutional review board oversight and informed consent as well as FDA review and oversight and under good clinical practice regulations. The Company has no experience in developing a product through the clinical trial process, which is necessary to obtain regulatory approval. The Company intends to establish collaborative relationships to conduct clinical trials and seek regulatory approvals to market products that it may develop, although there can be no assurance that such approvals will be received on a timely basis, if at all. Clinical trials require the recruitment of large numbers of test subjects, particularly for products that are intended to treat nervous system disorders. There can be no assurance that those conducting clinical trials for the Company will be able to initiate such trials at preferred clinical test sites or recruit sufficient test subjects, or that such trials will be started or completed successfully within any specified time period, if at all, with respect to any of the products that the Company may develop. Furthermore, the Company or the FDA may suspend clinical trials at any time if it is determined that the subjects participating in such trials are being exposed to unacceptable health risks. There can be no assurance that the Company will not encounter problems in clinical trials which would cause the Company or the FDA to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on the Company's business. There can be no assurance that any compound that may be developed by the Company alone or in conjunction with others will prove to be safe and efficacious in clinical trials and meet all of the applicable regulatory requirements needed to receive marketing approval. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical studies. The failure to obtain marketing approval for any drug candidate could have a material adverse effect on the Company's business.

     There can be no assurance that delays or rejections will not be encountered based upon additional government regulation from future legislation or administrative action or that changes will not be made in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application. Similar delays may also be encountered in foreign countries. Furthermore, product approval may entail ongoing requirements for post-marketing studies. Even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and the regulatory standards for manufacturing are currently being applied stringently by the FDA. Later discovery of previously unknown problems with a product, a manufacturer or its facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market, which would have a material adverse effect on the Company's business.

     Reliance on Third-Party Manufacturers. The Company currently has no manufacturing facilities for clinical or commercial production of any compounds currently under development or marketing capability for the distribution of any products that may be developed. The Company is currently relying on third-party manufacturers to produce its compounds for pre-clinical and clinical purposes. The Company's only compounds in human clinical trials, SIB-1508Y and SIB-1553A, have never been manufactured on a commercial scale and there can be no assurance that such compounds, or any other compounds the Company or its collaborators may develop, can be manufactured at a cost or in quantities to make commercially viable products.

     The Company intends to establish additional arrangements with third-party manufacturers to supply compounds for pre-clinical and clinical trials and commercial sales of products that may be developed, as well as for the packaging, labeling and distribution of such products. If the Company is unable to contract for a sufficient supply of its compounds on acceptable terms, the Company's pre-clinical and clinical testing schedule would be delayed, resulting in the delay of submission of compounds for regulatory approval and initiation of new development programs, which would have a material adverse effect on the Company's business. If the Company should encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute products that the Company may develop, market introduction or penetration of such products would be adversely affected. Moreover, third-party manufacturers that the Company may use must adhere to good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If facilities of third-party manufacturers cannot pass a pre-approval plant inspection, the FDA approval of products that may be developed by the Company will be adversely affected.

     Year 2000. As many computer systems and other equipment with embedded chips or processors use only two digits to represent the year, they may be unable to process accurately certain data before, during or after the year 2000. As a result, internal systems of the Company and its suppliers and vendors are at risk for possible miscalculations or systems failures causing disruptions in their business operations. This is commonly known as the Year 2000 ("Y2K") issue. The Company's efforts to address the Y2K issue are described in more detail in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Management of Growth; Dependence on Key Personnel; Need to Attract and Retain Key Employees and Consultants. To expand its research and development programs and pursue its product development plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing and government regulation. These requirements are also expected to necessitate the addition of management personnel and the development of additional expertise by existing management personnel. The failure to attract such personnel or to develop or acquire such expertise would have a material adverse effect on the Company's business. As part of this growth, the Company will be required to enter into additional collaborative arrangements and successfully manage these, along with its current, collaborative arrangements. To the extent the Company does not enter into collaborative agreements with third parties, it will also be required to hire manufacturing and marketing personnel. If the Company is unable to manage its growth effectively, the Company's business would be materially adversely affected.

     The Company is highly dependent on the principal members of its scientific and management staff, and the loss of any of these members might significantly delay the achievement of the Company's development objectives. The Company does not maintain "key man" insurance on any of its employees, nor does the Company intend to secure such insurance. In addition, the Company relies on consultants and advisors, including its scientific advisors, to assist the Company in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors will be critical to the Company's success. The Company faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the

Company will be able to attract and retain such individuals on acceptable terms or at all. The failure to attract or retain such personnel would have a material adverse effect on the Company's business.

     Control by Principal Stockholders; Anti-Takeover Provisions. The Salk Institute and its affiliates beneficially owned approximately 19.6% of the outstanding shares of Common Stock of SIBIA as of January 31, 1999. In addition, as of January 31, 1999, the present directors and executive officers of the Company beneficially owned approximately 8.2% of the outstanding shares of Common Stock. Accordingly, together with The Salk Institute, the present directors and executive officers of the Company have the ability to exercise substantial influence over the outcome of most stockholders' actions. Moreover, the Company's Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the present directors and executive officers, together with The Salk Institute, are able to exercise substantial influence over the election of the members of the Board of Directors. Such concentration of ownership could have an adverse effect on the price of SIBIA's Common Stock. In addition, the Company's Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President of the Company, by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock of the Company. Moreover, the Company's Certificate of Incorporation and Bylaws provide for a classified Board of Directors and eliminate the ability of stockholders to remove a director without cause. The Company's Certificate of Incorporation and Bylaws also require that the holders of at least 66 2/3% of the voting stock of the Company must approve any amendment to either the Certificate of Incorporation or Bylaws affecting certain provisions, including the provisions described above. These provisions may have the effect of making hostile takeovers of the Company more difficult, but may also render more difficult the accomplishment of mergers or the assumption of control by a principal stockholder because they make it more difficult to remove the Company's management. In addition, the Board of Directors has the authority, without action by stockholders, to issue additional shares of Common Stock and to fix the rights and preferences of and issue shares of Preferred Stock, either of which may have the effect of delaying or preventing a change in control of the Company.

     Further, the Company has issued rights (the "Rights") to the holders of its Common Stock to purchase a specified class of Preferred Stock of the Company pursuant to a Preferred Share Purchase Rights Plan (the "Rights Plan"). Although the Rights Plan will not prevent a takeover of the Company, it may discourage abusive and coercive takeover tactics that result in a rapid, forced sale of the Company at a lower price than might otherwise be obtainable. The existence of a Rights Plan may confront the Board of Directors with difficult decisions with respect to redemption or amendment of the outstanding Rights. In addition, once a hostile bidder crosses a certain threshold, the Rights become non-redeemable and the Board of Directors' ability to enter into a negotiated acquisition would be impaired. There can be no assurance that the Rights Plan will maximize shareholder value. Furthermore, there can be no assurance that the Rights Plan will not discourage potential bidders from attempting to gain control of the Company. The foregoing charter provisions as well as other charter provisions, the rights of first refusal in favor of the Company, the Rights Plan and certain provisions of Delaware law may discourage certain types of transactions involving an actual or potential change in control of the Company or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management of the Company or approve transactions that stockholders may deem to be in their best interests.

     In addition, certain of the Company's collaborative partners have the right to terminate their respective agreements with the Company upon certain changes in control of the Company, which may discourage acquisitions or other changes in control (including those in which stockholders of the Company might otherwise receive a premium for their shares over then current market prices).

     Product Liability Exposure and Uninsured Risks. The testing of compounds and the marketing and sale of commercial pharmaceutical products involves unavoidable risks. The use of any of the Company's compounds or its collaborative partners' compounds in clinical trials and the sale of any products that may be developed may expose the Company to potential liability resulting from the use of such compounds or products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others using or selling such compounds or products. The Company has obtained insurance coverage for its current clinical trials. The Company intends to seek additional insurance coverage if and when it develops products that are ready to be commercialized. There can be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or that, if obtained, the insurance coverage will be sufficient to cover any potential claims or liabilities. The inability of the Company to obtain product liability coverage in amounts sufficient to cover any damages resulting from a product liability claim could have a material adverse effect on the Company's business.

     Hazardous Materials. The Company's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although the Company believes that its safety procedures for storing, handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, which could have a material adverse effect on the Company's business.

     Possible Volatility of Stock Price. The market prices for securities of biopharmaceutical and biotechnology companies, including that of SIBIA, historically have been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors that may have a significant impact on the market price and marketability of the Company's Common Stock include: announcements of technological innovations or new commercial therapeutic products by the Company, its collaborative partners or the Company's present or potential competitors; announcements by the Company or others of results of preclinical testing and clinical trials; developments or disputes concerning patent or other proprietary rights; developments in the Company's relationships with its existing or future collaborative partners; acquisitions; litigation; adverse legislation; changes in governmental regulation, third party reimbursement policies, or the status of the Company's regulatory approvals or applications; changes in earnings; changes in securities analysts' recommendations; changes in health care policies and practices; economic and other external factors; and period-to-period fluctuations in financial results of the Company and general market conditions. Fluctuations in the trading price or liquidity of the Company's Common Stock may adversely affect the Company's ability to raise capital through future equity financing, which could have a material adverse effect on the Company's business.

ITEM 2.  PROPERTIES

     The Company's facilities are located in La Jolla, California. The Company leases approximately 53,526 square feet of space used for laboratory and administrative purposes of which approximately 10,792 square feet is sublet. SIBIA believes that its present facility will be adequate to conduct its research activities through December 2006, when its current lease, including available option terms, expires. Management believes that it will be able to secure additional space at commercially reasonable rates during the terms of such lease, if necessary.

ITEM 3.  LEGAL PROCEEDINGS

     On July 9, 1996, the Company filed an action for patent infringement against Cadus Pharmaceutical Corporation ("Cadus") in the United States District Court for the Southern District of California. The complaint asserted that Cadus' assay technology infringes the Company's United States Patent No. 5,401,629 (the " '629 Patent"), entitled "Assay Methods and Compositions Useful for Measuring the Transduction of an Intercellular Signal." The Company sought damages in an unspecified amount and injunctive relief in the complaint.

     Cadus responded by asserting that the '629 Patent and the Company's United States Patent No. 5,436,128 (the " '128 Patent"), entitled "Assay Methods and Compositions for Detecting and Evaluating the Intercellular Transduction of an Extracellular Signal," are invalid, unenforceable and not infringed, and further asserting claims for intentional interference with prospective economic advantage and unfair competi-tion. Cadus sought declaratory relief and compensatory and punitive damages against the Company. On August 3, 1998, the Court granted summary judgment for the Company on Cadus' counterclaims. Cadus subsequently dismissed its counterclaim alleging invalidity and unenforceability of the '128 Patent.

     On December 18, 1998, the jury returned a verdict in favor of the Company, finding that the '629 Patent is valid and enforceable and awarding the Company damages in the amount of $18 million to compensate the Company for Cadus' past direct and indirect infringement of the '629 Patent. On January 29, 1999, the Court granted the Company's request for a permanent injunction preventing Cadus, and all persons acting in concert or otherwise participating with Cadus from practicing the methods claimed in the '629 Patent.

     On February 26, 1999, the Court denied Cadus' request to decrease the amount of damages awarded by the jury and to order a new trial.

     On March 10, 1999, the Court confirmed the jury's verdict in all respects and entered judgment in favor of the Company. On March 23, 1999, Cadus posted security for the judgment in the amount of $18,500,000. On March 25, 1999, Cadus filed a notice of appeal from the judgment.

     The Company has recently been notified that the Patent & Trademark Office has granted a request for reexamination of the '629 Patent. The Company's management intends to vigorously defend the '629 Patent in that proceeding.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of the Company's Security holders during the fourth quarter of the year ended December 31, 1998.

                                    PART II



ITEM 5.  MARKET FOR THE REGISTRANTS' COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS



     The Company's Common Stock commenced trading on the Nasdaq National Market under the symbol "SIBI" on May 9, 1996. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock as reported on the Nasdaq National Market:



                            1998                              HIGH       LOW
                            ----                              ----       ---
Fourth Quarter..............................................   $6 3/4    $3
Third Quarter...............................................    5 1/4     2 1/2
Second Quarter..............................................    7 3/4     4 7/8
First Quarter...............................................    7 1/4     5

1997
------------------------------------------------------------
Fourth Quarter..............................................   $9        $5 5/8
Third Quarter...............................................    9 1/8     6
Second Quarter..............................................    9         5 1/4
First Quarter...............................................    9 1/2     7 1/2



     The last reported sale price of the Common Stock on the Nasdaq National Market on January 29, 1999 was $5.50. As of January 29, 1999, there were approximately 900 stockholders of record of the Company's Common Stock. To date, the Company has not paid any dividends on its Common Stock.



ITEM 6.  SELECTED FINANCIAL DATA



     The following table summarizes certain selected financial data for each of the five years in the period ended December 31, 1998. The information should be read in conjunction with the financial statements included elsewhere in this report.



                                                          YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------------
                                              1998       1997       1996       1995       1994
                                            --------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenue.............................  $  7,043   $ 11,197   $  8,481   $ 10,448   $  4,852
Research and development expenses.........  $ 18,247   $ 15,819   $ 12,268   $  8,949   $  8,663
Net income (loss).........................  $(15,807)  $ (7,593)  $ (5,564)  $  2,926   $    (27)
Basic net income (loss) per common
  share...................................  $  (1.68)  $  (0.82)  $  (0.73)  $   0.60
Diluted net income (loss) per common
  share...................................  $  (1.68)  $  (0.82)  $  (0.73)  $   0.47
Shares used in computing basic net income
  (loss) per common share.................     9,421      9,248      7,596      4,893
Shares used in computing diluted net
  income (loss) per common share..........     9,421      9,248      7,596      6,164
BALANCE SHEET DATA:
Cash, cash equivalents and
  investment securities...................  $ 17,187   $ 33,347   $ 37,464   $ 16,488   $  5,944
Working capital...........................  $ 13,662   $ 31,214   $ 35,324   $ 14,338   $  4,523
Total assets..............................  $ 21,199   $ 36,180   $ 39,983   $ 18,251   $  8,005
Long-term debt, less current portion......  $  1,350   $    695   $    519   $    721   $    860
Accumulated deficit.......................  $(45,093)  $(29,286)  $(21,693)  $(16,129)  $(19,055)
Total stockholders' equity................  $ 21,199   $ 32,214   $ 36,572   $ 15,107   $  5,166

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


     SIBIA, incorporated in Delaware in 1981, was established by The Salk Institute. Through 1990, SIBIA successfully developed several proprietary life-sciences technologies in collaboration with corporate partners. In 1987, SIBIA initiated research in the neuroscience field and in 1991 shifted its focus completely to the development of novel therapeutics to treat nervous system disorders.



     The Company receives contract revenue and license and royalty revenue. Contract revenue includes payments for research to support a specified number of the Company's scientists and payments upon the achievement of specified research and drug development milestones. Research contracts are generally conducted on a best efforts basis. Contract revenue is recognized as the research is performed using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Revenue related to milestones is recognized upon the achievement of the related milestone and when collection is probable. License revenue is recognized when earned as generally evidenced by certain factors including: receipt of such fees, satisfaction of any performance obligations and the non-refundable nature of such fees. Royalty revenue is recognized when earned and collection is probable.



     Research and development costs are expensed as incurred and include costs associated with collaborative agreements. These costs consist of direct and indirect costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company.



     The Company has no products available for sale and does not expect to have any products resulting from its research efforts, including its collaborations with others, commercially available for at least several years, if at all. Except for 1995, the Company has incurred net losses every year since shifting its area of therapeutic focus to the central nervous system in 1991. The Company expects that its revenue and other income for the next several years will fluctuate significantly on a quarterly and annual basis and will be limited to payments under its collaborative relationships, license fees, interest income and other miscellaneous income.



     During the years ended December 31, 1998, 1997, and 1996, the Company had three, four and three collaborative research agreements that accounted for 93%, 95% and 97%, respectively, of total revenue.



     As of December 31, 1998, the Company had an accumulated deficit of approximately $45,093,000. To date, the Company's operations have been funded primarily through equity financings, research contracts, option and license and royalty revenues. In addition, SIBIA received funds from the sale of its interest in a corporate joint venture in 1994 and from the settlement of certain litigation in 1995, with which it has purchased investment securities and which it has used to finance its operations.



RESULTS OF OPERATIONS



Years Ended December 31, 1998 and 1997



     Total revenue decreased by 37%, to $7,043,000 in 1998 from $11,197,000 in 1997. The decrease was due primarily to one-time license fees of $3,000,000 recognized in 1997 related to the Company's agreement with Meiji for the development of SIB-1508Y, SIBIA's lead compound for Parkinson's disease, and the completion of the Company's research programs under its collaborations with Eli Lilly and Novartis in October 1997 and September 1998, respectively.



     Total expenses increased by 22%, to $25,587,000 in 1998 from $20,965,000 in 1997. The increase in total expenses was primarily attributable to increases in both research and development and general and administrative expenses. Research and development expenses increased 15%, to $18,247,000 in 1998 from $15,819,000 in 1997. This was primarily the result of expanded programs in drug discovery including psychiatric disorders, chronic pain, neuroprotection and apoptosis and for expenses associated with clinical trials. The Company's two compounds under development are SIB-1508Y, currently in Phase 2 clinical studies for Parkinson's disease, and SIB-1553A, currently in Phase 2 clinical studies for Alzheimer's disease. General and administrative expenses increased 43%, to $7,340,000 in 1998 from $5,146,000 in 1997. The increase in general and administrative expenses was primarily due to increased legal fees related to the

Company's ongoing patent litigation with Cadus Pharmaceutical Corporation. In December 1998, SIBIA was awarded an $18.0 million jury verdict that has been appealed by Cadus.



     Other income increased by 26%, to $2,737,000 in 1998 from $2,175,000 in 1997. The increase in other income was due primarily to the net effect of gains on the sale of equity securities which were partially offset by decreased interest income as a result of lower average cash and investment balances carried in 1998.



Years Ended December 31, 1997 and 1996



     Total revenue increased by 32%, to $11,197,000 in 1997 from $8,481,000 in 1996. The increase was due primarily to one-time license fees of $3,000,000 recognized in 1997 related to the Company's agreement with Meiji for the development of SIB-1508Y, SIBIA's lead compound for Parkinson's disease.



     Total expenses increased by 32%, to $20,965,000 in 1997 from $15,829,000 in 1996. The increase in total expenses was primarily attributable to an increase in research and development expenses of 29%, to $15,819,000 in 1997 from $12,268,000 in 1996. This was primarily the result of expanded programs in drug discovery and for expenses associated with clinical trials of SIB-1508Y. General and administrative expenses increased 45%, to $5,146,000 in 1997 from $3,561,000 in 1996. The increase in general and administrative expenses was primarily due to increased legal fees related to various patent and litigation matters, the payment, in 1997, of foreign taxes related to payments received under the Meiji agreement and costs associated with a proposed secondary offering of the Company's common stock, which offering was withdrawn by the Company in February 1998 due to market conditions.



     Other income increased by 22%, to $2,175,000 in 1997 from $1,784,000 in 1996. The increase in other income was due primarily to an increase in interest income earned on proceeds from the Company's initial public offering of Common Stock in May 1996.



LIQUIDITY AND CAPITAL RESOURCES



     SIBIA has financed its operations primarily through equity financings, research contracts (generally conducted on a best efforts basis) and option, license and royalty revenues. Since 1991, the Company has received approximately $41,775,000 in net proceeds from the sale of Convertible Preferred Stock and Common Stock to investors and collaborative partners and approximately $54,979,000 in contract, license and royalty revenue. The Company is entitled to receive additional payments under the collaborative agreements in the form of contract revenue, milestone payments, if milestones are achieved, and royalties, if products are commercialized. As of December 31, 1998, the Company had an accumulated deficit of $45,093,000.



     The Company believes its proprietary drug discovery platform will lead to corporate collaboration and licensing opportunities which may generate future revenues in the form of license fees, milestone payments and/or royalties.



     The Company anticipates that the cash, cash equivalents and investment securities balance of $17,187,000 as of December 31, 1998 will be sufficient to support continued research and development of its technologies and fund other general and administrative expenditures through 1999.



     The Company leases laboratory and office facilities under an agreement expiring on December 31, 2001. The average minimum annual payment under the lease is approximately $1,518,000, before consideration of sublease income. The Company believes that its present facility will be adequate to conduct its research activities through December 2001. Management believes that it should be able to secure additional space at commercially reasonable rates, if necessary. The Company has an option to extend its lease for an additional five years. Since 1991, the Company has invested $5,735,000 in property and equipment. Included within this amount is $4,651,000 of equipment under capital leases and equipment notes payable. The net present value of obligations under such capital leases as of December 31, 1998 was $2,075,000.



     The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with pre-clinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional licensing and/or collaborative arrangements, and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company. The Company intends to seek additional funding through research and development relationships with suitable corporate collaborators or through public or private financing. There can be no assurance that the Company will be successful in its efforts to collaborate with additional partners or that additional financing from other sources will be available on favorable terms, if at all.



     Payments under existing collaborative agreements and the Company's current cash reserves will be insufficient to fund the Company's operations through the completion of any clinical trials and commercialization of its first product, if developed. Although the Company will seek to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources, there can be no assurance that additional financing will be available or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders would result. If adequate funds are not available, the Company may be required to curtail significantly or eliminate one or more of its research, discovery or development programs or to obtain funds through additional arrangements with corporate partners or others which may require the Company to relinquish rights to certain of its technologies or product candidates that the Company would not otherwise relinquish, which could have a material adverse effect on the Company's business.



NET OPERATING LOSSES



     As of December 31, 1998, the Company had available net operating loss carryforwards for federal and state income tax purposes of approximately $44,335,000 and $18,972,000, respectively, which expire beginning in 2006 and 2002, respectively. As of December 31, 1998, the Company had federal and state tax credits for research activities totaling approximately $2,210,000 and $814,000, respectively, which are available to offset future income taxes and expire beginning in 2004 and 2000, respectively. The Company's ability to utilize net operating loss carryforwards and tax credits is subject to limitations as set forth in applicable federal and state tax laws. As specified in the Internal Revenue Code, an ownership change of more than 50% by a combination of the Company's significant stockholders during any three-year period would result in certain limitations on the Company's ability to utilize its net operating loss and tax credit carryforwards.



YEAR 2000



     As many computer systems and other equipment with embedded chips or processors use only two digits to represent the year, they may be unable to process accurately certain data before, during or after the year 2000. As a result, internal systems of the Company and its suppliers and vendors are at risk for possible miscalculations or systems failures causing disruptions in their business operations. This is commonly known as the Year 2000 ("Y2K") issue.



     The Company has formed a Y2K Compliance Committee ("Y2K Committee"), with representation from each major functional area within the organization that has been charged with implementing the Company's Y2K Compliance Program ("Y2K Program"). The Y2K Program has been designed to identify those issues (both internal and external) that would cause material interruption to the Company's "business as usual" and consists of the following phases: (1) identification of all Y2K issues; (2) assigning priorities to identified items; (3) assessing the Y2K compliance of items determined to be material to the Company; (4) repairing or replacing items that are determined to be material to the Company; (5) testing material items; and (6) designing contingency and business continuation plans.



     Currently, the Company has completed the identification, assignment and assessment phases for all material Y2K issues. The repair or replacement, testing and contingency planning phases are currently underway with various expected completion dates through mid-1999.



     No material costs have been incurred to date in the Company's effort to address its Y2K issues and the Company does not anticipate the amounts to become material in the future.

     The failure to correct a material Y2K issue could result in an interruption in, or a failure of the Company's business as usual. Due to the general uncertainty inherent in the Y2K issue, resulting in part from the uncertainty of the Y2K readiness of third-party suppliers and service providers, the Company is unable to determine at this time whether the consequences of Y2K failures will have a material impact on the Company's results of operations, liquidity and financial condition. The Company's Y2K program is expected to significantly reduce the Company's level of uncertainty about the Y2K issue and, in particular, about the Y2K readiness of its suppliers and service providers. The Company believes that with the completion of the Y2K program as scheduled, the possibility of significant interruptions of normal operations will be greatly reduced.



ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     The Company's exposure to market-rate risk for changes in interest rates relates primarily to the Company's investment portfolio. The Company employs established policies and procedures to manage its exposure to fluctuations in interest rates. The Company places its investments with high quality issuers and, by policy, limits the amount of credit exposure to any one issuer and does not use derivative financial instruments in its investment portfolio. The Company maintains an investment portfolio of various issuers, types and maturities, which consist mainly of fixed rate financial instruments. These securities are classified as available-for-sale and, consequently, are recorded on the balance sheet at fair value with unrealized gains or losses reported as a separate component in stockholders' equity. At any time, sharp changes in interest rates can affect the fair value of the investment portfolio and its interest earnings. Currently, the Company does not hedge these interest rate exposures.



ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



     The financial statements and supplementary data of the Company required by this item are filed as exhibits hereto, are listed under Item 14, and are incorporated herein by reference.



ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE



     Not applicable.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The information required by this Item is incorporated by reference to the information under the caption "Election of Directors" contained in the Company's definitive Proxy Statement to be filed with the Commission pursuant to Regulation 14A in connection with the Company's 1999 Annual Meeting of Stockholders to be held on May 26, 1999 (the "Proxy Statement").

ITEM 11.  EXECUTIVE COMPENSATION

     The information required by this Item is incorporated by reference to the information under the caption "Compensation of Executive Officers" contained in the Proxy Statement.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this Item is incorporated by reference to the information under the caption "Security Ownership of Certain Beneficial Owners and Management" contained in the Proxy Statement.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this Item is incorporated by reference to the information under the caption "Certain Transactions" contained in the Proxy Statement.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) (1) Financial Statements

         Index to financial statements appears on page F-1.

    (2) Financial Statement Schedules

         None required.

    (3) Exhibits

         See paragraph (c) below.

(b) Reports on Form 8-K

         Not applicable

(c) Exhibits

             EXHIBIT
             NUMBER                             DESCRIPTION OF DOCUMENT
             -------                            -----------------------
                  3.1         Amended and Restated Certificate of Incorporation of the
                              Registrant.(4)
                  3.2         Amended and Restated Bylaws of the Registrant.(4)
                  3.3         Registrant's Certificate of Designation of Series A Junior
                              Participating Preferred Stock.(2)
                  4.1         Reference is made to Exhibits 3.1, 3.2 and 3.3.
                  4.2         Specimen stock certificate.(1)
                 10.1         Form of Indemnification Agreement entered into between
                              Registrant and its directors and officers.(1)(5)
                 10.2         Registrant's 1992 Stock Option and Restricted Stock Plan, as
                              amended (the "1992 Option Plan").(4)(5)
                 10.3         Form of Incentive Stock Option Agreement under the 1992
                              Option Plan.(1)(5)
                 10.4         Form of Nonstatutory Stock Option Agreement under the 1992
                              Option Plan.(1)(5)

             EXHIBIT
             NUMBER                             DESCRIPTION OF DOCUMENT
             -------                            -----------------------
                 10.5         Registrant's 1996 Equity Incentive Plan, as amended (the
                              "1996 Equity Plan").(4)(5)
                 10.6         Form of Incentive Stock Option Agreement under the 1996
                              Equity Plan.(1)(5)
                 10.7         Form of Nonstatutory Stock Option Agreement under the 1996
                              Equity Plan.(1)(5)
                 10.8         Registrant's 1996 Non-Employee Directors' Stock Option Plan,
                              as amended (the "Non-Employee Directors' Option
                              Plan").(4)(5)
                 10.9         Form of Nonstatutory Stock Option Agreement under the
                              Non-Employee Directors' Option Plan.(1)(5)
                 10.10        Registrant's Employee Stock Purchase Plan.(1)(5)
                 10.11        Registrant's Management Change of Control Plan, as amended
                              (the "Change of Control Plan").(5)
                 10.12        Form of Nonqualified Stock Option Agreement under the Change of Control Plan.(1)(5)
                 10.13        Lease Agreement dated April 7, 1989 between Registrant and
                              Regency Associates Limited, as subsequently amended on March
                              1, 1993, and July 1, 1995.(1)
                 10.14        Equipment Lease Line Agreement dated June 30, 1992 between
                              Registrant and GE Capital, as amended.(1)
                 10.15        Investment Agreement dated August 10, 1995 between
                              Registrant and Bristol-Myers Squibb Company.(1)
                 10.16        Collaborative Research and License Agreement dated August
                              10, 1995 between Registrant and Bristol-Myers Squibb
                              Company.(1)
                 10.17        Stockholders Agreement dated as of October 1, 1991, by and among Registrant, Phillips Petroleum Company, The Salk
                              Institute for Biological Studies, Skandigen AB and the
                              Stockholders of Protease Corporation.(1)
                 10.18        License Agreement dated March 8, 1988 between Registrant and
                              The Salk Institute for Biological Studies, as amended by
                              that certain First Amendment to License Agreement dated
                              March 10, 1996.(1)
                 10.19        License Agreement dated December 15, 1990 between Registrant and The Salk Institute for Biological Studies, as amended by that certain First Amendment to License Agreement dated
                              March 10, 1996.(1)
                 10.20        Stock Purchase and Stockholders Agreement dated April 11,
                              1988 among Registrant, Phillips Petroleum Company, The Salk
                              Institute for Biological Studies and Skandigen AB, as
                              amended by that certain Amendment to Stock Purchase and
                              Shareholders Agreement dated April 12, 1990.(1)
                 10.21        Agreement dated December 20, 1991 between Registrant,
                              Phillips Petroleum Company, The Salk Institute for
                              Biological Studies and Skandigen AB.(1)
                 10.22        License Agreement dated December 20, 1991 between Registrant and Phillips Petroleum Company.(1)
                 10.23        Amended and Restated Research and Development and License
                              Agreement dated March 20, 1996 between Registrant and
                              CIBA-GEIGY Limited.(1)
                 10.24        Stock Purchase Agreement dated September 15, 1992 between
                              Registrant and CIBA-GEIGY Limited.(1)
                 10.25        Subscription Agreement dated April 11, 1994 between
                              Registrant and CIBA-GEIGY Limited.(1)
                 10.26        Stock Purchase Agreement dated March 20, 1996 between
                              Registrant and CIBA-GEIGY Limited.(1)
                 10.27        Agreement dated May 1, 1992 between Registrant and Eli Lilly and Company, as amended and extended by that certain
                              Extension Agreement dated May 1, 1995.(1)
                 10.28        Stock Purchase Agreement dated May 7, 1992 between
                              Registrant and Eli Lilly and Company.(1)
                 10.29        Option and License Agreement dated April 30, 1995 between
                              Registrant and Eli Lilly and Company.(1)

             EXHIBIT
             NUMBER                             DESCRIPTION OF DOCUMENT
             -------                            -----------------------
                 10.30        License Agreement dated March 5, 1992 between Registrant and
                              Cephalon, Inc., as amended by that certain Letter dated
                              March 22, 1995.(1)
                 10.31        Patent License Agreement dated June 21, 1993 between
                              Registrant and Affymax Technologies, N.V., as amended by
                              that certain Letter dated July 15, 1993.(1)
                 10.32        Agreement dated October 1, 1993 between Registrant and
                              Hafslund Nycomed Pharma AG.(1)
                 10.33        Development and License Agreement dated February 28, 1997
                              between Registrant and Meiji Seika Kaisha, Ltd.(3)
                 10.34        Further Extension Agreement dated November 1, 1996 between
                              Registrant and Eli Lilly and Company.(3)
                 10.35        Third Amendment to Lease dated December 31, 1996 between
                              Registrant and Regency Properties, L.P.(3)
                 10.36        Equipment Lease Line Agreement dated March 4, 1997 between
                              Registrant and G.E. Capital.(3)
                 10.37        Rights Agreement dated as of March 17, 1997 among Registrant and ChaseMellon Shareholder Services, L.L.C.(2)
                 10.38        Specimen Rights Certificate.(2)
                 10.39        Employment Agreement dated February 23, 1998 between
                              Registrant and Jeffrey F. McKelvy, Ph.D.(5)(6)
                 10.40        Employment Agreement dated June 4, 1998 between Registrant and Michael M. Harpold, Ph.D.(5)(7)
                 10.41        Employment Agreement dated October 27, 1998 between
                              Registrant and Stephen F. Keane.(5)
                 23.1         Consent of PricewaterhouseCoopers LLP.
                 24.1         Power of Attorney. Reference is made to page 35.
                 27.1         Financial Data Schedule.

---------------
(1) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-2586) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's report on Form 8-K filed with the Commission on March 31, 1997 and incorporated herein by reference.

(3) Filed as an exhibit to Registrant's annual report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(4) Filed as an exhibit to Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference.

(5) Constitutes a "management contract or compensatory plan or arrangement," pursuant to Item 14(a)(3)

(6) Filed as an exhibit to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1998 and incorporated herein by reference.

(7) Filed as an exhibit to Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          SIBIA NEUROSCIENCES, INC.

Date: March 30, 1999                                   By: /s/ THOMAS A. REED
                                                           ------------------------------------------
                                                           Thomas A. Reed, Vice President,
                                                           Finance/Administration, & CFO

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William T. Comer and Thomas A. Reed, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----
/s/ WILLIAM T. COMER                   President, Chief Executive Officer     March 30, 1999
-------------------------------------    and Director (Principal Executive
William T. Comer, Ph.D.                  Officer)

/s/ THOMAS A. REED                     Vice President,                        March 30, 1999
-------------------------------------    Finance/Administration and Chief
Thomas A. Reed                           Financial Officer (Principal
                                         Financial and Accounting Officer)

/s/ WILLIAM R. MILLER                  Chairman of the Board                  March 30, 1999
-------------------------------------
William R. Miller

/s/ STANLEY T. CROOKE                  Director                               March 30, 1999
-------------------------------------
Stanley T. Crooke, M.D., Ph.D.

/s/ GUNNAR EKDAHL                      Director                               March 30, 1999
-------------------------------------
Gunnar Ekdahl

/s/ JEFFREY F. MCKELVY                 Director                               March 30, 1999
-------------------------------------
Jeffrey F. McKelvy, Ph.D.

/s/ FREDERICK B. RENTSCHLER            Director                               March 30, 1999
-------------------------------------
Frederick B. Rentschler

/s/ JAMES D. WATSON                    Director                               March 30, 1999
-------------------------------------
James D. Watson, Ph.D.

                           SIBIA NEUROSCIENCES, INC.


                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheet as of December 31, 1998 and 1997..............  F-3
Statement of Operations for the years ended December 31,
  1998, 1997 and 1996.......................................  F-4
Statement of Stockholders' Equity for the years ended
  December 31, 1998, 1997 and 1996..........................  F-5
Statement of Cash Flows for the years ended December 31,
  1998, 1997 and 1996.......................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and


Stockholders of SIBIA Neurosciences, Inc.


     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of SIBIA Neurosciences, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                          /s/ PRICEWATERHOUSECOOPERS LLP



San Diego, California


February 19, 1999

                           SIBIA NEUROSCIENCES, INC.

                                 BALANCE SHEET

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------   ------------
                                         ASSETS
Current assets:
     Cash and cash equivalents..............................  $ 4,595,000   $  4,972,000
     Investment securities..................................   12,592,000     28,375,000
     Contracts and accounts receivable......................      501,000        588,000
     Prepaid expenses and other current assets..............      683,000        550,000
                                                              -----------   ------------
          Total current assets..............................   18,371,000     34,485,000
Property and equipment, net.................................    2,638,000      1,599,000
Other assets................................................      190,000         96,000
                                                              -----------   ------------
                                                              $21,199,000   $ 36,180,000
                                                              ===========   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.......................................  $ 2,567,000   $  1,611,000
     Accrued liabilities....................................    2,142,000      1,660,000
                                                              -----------   ------------
          Total current liabilities.........................    4,709,000      3,271,000
Long-term debt, less current portion........................    1,350,000        695,000
Commitments and contingencies (Note 9)
Stockholders' equity:
     Preferred Stock, $.001 par value; 5,000,000 shares
      authorized
     Common Stock, $.001 par value; 25,000,000 shares
      authorized; 9,515,588 and 9,338,744 shares issued and
      outstanding at December 31, 1998 and 1997,
      respectively..........................................       10,000          9,000
     Additional paid-in capital.............................   60,206,000     59,946,000
     Deferred compensation..................................     (273,000)      (580,000)
     Notes receivable from stockholders.....................      (83,000)       (87,000)
     Net unrealized gain on investment securities
      available-for-sale....................................      373,000      2,212,000
     Accumulated deficit....................................  (45,093,000)   (29,286,000)
                                                              -----------   ------------
          Total stockholders' equity........................   15,140,000     32,214,000
                                                              -----------   ------------
                                                              $21,199,000   $ 36,180,000
                                                              ===========   ============

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                 STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

                                                               YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------
                                                        1998             1997             1996
                                                    ------------      -----------      -----------
Revenue:
     Contract.....................................  $  6,613,000      $ 7,537,000      $ 8,215,000
     License and royalty..........................       430,000        3,660,000          266,000
                                                    ------------      -----------      -----------
          Total revenue (Note 1)..................     7,043,000       11,197,000        8,481,000
                                                    ------------      -----------      -----------
Expenses:
     Research and development.....................    18,247,000       15,819,000       12,268,000
     General and administrative...................     7,340,000        5,146,000        3,561,000
                                                    ------------      -----------      -----------
          Total expenses..........................    25,587,000       20,965,000       15,829,000
                                                    ------------      -----------      -----------
                                                     (18,544,000)      (9,768,000)      (7,348,000)
                                                    ------------      -----------      -----------
Other income (expense):
     Interest income..............................     1,523,000        2,231,000        1,834,000
     Interest expense.............................       (91,000)         (59,000)         (68,000)
     Gain on sale of investment (Note 5)..........     1,305,000
     Other........................................            --            3,000           18,000
                                                    ------------      -----------      -----------
                                                       2,737,000        2,175,000        1,784,000
                                                    ------------      -----------      -----------
Net loss..........................................   (15,807,000)      (7,593,000)      (5,564,000)
Other comprehensive income -- unrealized holding
  gains (losses) arising during period............      (534,000)       2,023,000          110,000
Less: reclassification adjustment for gains
  included in net loss............................     1,305,000               --               --
                                                    ------------      -----------      -----------
Comprehensive loss................................  $(15,036,000)     $(5,570,000)     $(5,454,000)
                                                    ============      ===========      ===========
Basic and diluted net loss per common share.......  $      (1.68)     $     (0.82)     $     (0.73)
                                                    ============      ===========      ===========
Shares used in computing basic and diluted net
  loss per common share...........................     9,421,057        9,247,521        7,596,380
                                                    ============      ===========      ===========

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                     SERIES A, B AND C
                                        CONVERTIBLE                                                               NOTES
                                      PREFERRED STOCK           COMMON STOCK                                    RECEIVABLE
                                   ----------------------   ---------------------   ADDITIONAL     DEFERRED        FROM
                                     SHARES                   SHARES                  PAID-IN       COMPEN-       STOCK-
                                   OUTSTANDING    AMOUNT    OUTSTANDING   AMOUNT      CAPITAL       SATION       HOLDERS
                                   -----------   --------   -----------   -------   -----------   -----------   ----------
BALANCE AS OF DECEMBER 31,
  1995...........................    476,211                 4,899,884    $ 5,000   $31,869,000   $  (635,000)  $ (82,000)
Issuance of Common Stock.........                            2,554,545      3,000    25,842,000
Stock option compensation
  expense........................                                                     1,167,000      (404,000)
Exercise of stock options........    120,200                   288,765                  815,000                  (593,000)
Stock purchase plan..............                                9,408                   54,000
Payments on notes receivable.....                                                                                  35,000
Conversion of Preferred Stock....   (596,411)                1,401,566      1,000        (1,000)
Net increase in unrealized gain
  on investment securities
  available-for-sale.............
Cancellation of partial shares...                                  (11)
Net loss.........................
                                    --------     --------    ---------    -------   -----------   -----------   ---------
BALANCE AS OF DECEMBER 31,
  1996...........................                            9,154,157      9,000    59,746,000    (1,039,000)   (640,000)
Stock option compensation
  expense........................                                                      (109,000)      459,000
Exercise of stock options........                              162,766                  174,000
Stock purchase plan..............                               21,821                  135,000
Payments on notes receivable.....                                                                                 553,000
Net increase in unrealized gain
  on investment securities
  available-for-sale.............
Net loss.........................
                                    --------     --------    ---------    -------   -----------   -----------   ---------
BALANCE AS OF DECEMBER 31,
  1997...........................                            9,338,744      9,000    59,946,000      (580,000)    (87,000)
Stock option compensation
  expense........................                                                       (60,000)      399,000
Issuance of stock options........                                                        92,000       (92,000)
Exercise of stock options........                              144,442      1,000        94,000
Stock purchase plan..............                               32,402                  134,000
Payments on notes receivable.....                                                                                   4,000
Net increase (decrease) in
  unrealized gain on investment
  securities
  available-for-sale.............
Net loss.........................
                                    --------     --------    ---------    -------   -----------   -----------   ---------
BALANCE AS OF DECEMBER 31,
  1998...........................                            9,515,588    $10,000   $60,206,000   $  (273,000)  $ (83,000)
                                    ========     ========    =========    =======   ===========   ===========   =========

                                        NET
                                    UNREALIZED
                                    GAIN (LOSS)
                                        ON
                                    INVESTMENT
                                    SECURITIES                        TOTAL
                                    AVAILABLE-     ACCUMULATED    STOCKHOLDERS'
                                     FOR-SALE        DEFICIT         EQUITY
                                   -------------   ------------   -------------
BALANCE AS OF DECEMBER 31,
  1995...........................   $    79,000    $(16,129,000)   $15,107,000
Issuance of Common Stock.........                                   25,845,000
Stock option compensation
  expense........................                                      763,000
Exercise of stock options........                                      222,000
Stock purchase plan..............                                       54,000
Payments on notes receivable.....                                       35,000
Conversion of Preferred Stock....
Net increase in unrealized gain
  on investment securities
  available-for-sale.............       110,000                        110,000
Cancellation of partial shares...
Net loss.........................                    (5,564,000)    (5,564,000)
                                    -----------    ------------    -----------
BALANCE AS OF DECEMBER 31,
  1996...........................       189,000     (21,693,000)    36,572,000
Stock option compensation
  expense........................                                      350,000
Exercise of stock options........                                      174,000
Stock purchase plan..............                                      135,000
Payments on notes receivable.....                                      553,000
Net increase in unrealized gain
  on investment securities
  available-for-sale.............     2,023,000                      2,023,000
Net loss.........................                    (7,593,000)    (7,593,000)
                                    -----------    ------------    -----------
BALANCE AS OF DECEMBER 31,
  1997...........................     2,212,000     (29,286,000)    32,214,000
Stock option compensation
  expense........................                                      339,000
Issuance of stock options........
Exercise of stock options........                                       95,000
Stock purchase plan..............                                      134,000
Payments on notes receivable.....                                        4,000
Net increase (decrease) in
  unrealized gain on investment
  securities
  available-for-sale.............    (1,839,000)                    (1,839,000)
Net loss.........................                   (15,807,000)   (15,807,000)
                                    -----------    ------------    -----------
BALANCE AS OF DECEMBER 31,
  1998...........................   $   373,000    $(45,093,000)   $15,140,000
                                    ===========    ============    ===========

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                            STATEMENT OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                           1998          1997          1996
                                                       ------------   -----------   -----------
Cash flows from operating activities:
     Net loss........................................  $(15,807,000)  $(7,593,000)  $(5,564,000)
     Adjustments to reconcile net loss to net cash
       used by operating activities:
          Depreciation and amortization..............       858,000       667,000       598,000
          Compensation from issuance of common stock
            options..................................       339,000       350,000       763,000
          Gain on disposal of property...............            --        (3,000)       (1,000)
          Gain on sale of investment.................    (1,305,000)           --            --
          Net amortization of premium and discount on
            investment securities....................       (32,000)     (127,000)     (447,000)
     Increase (decrease) in cash resulting from
       changes in:
          Contracts and accounts receivable..........        87,000      (520,000)      (33,000)
          Prepaid expenses and other assets..........      (227,000)      488,000      (813,000)
          Accounts payable and accrued liabilities...     1,242,000       764,000       237,000
          Deferred revenue...........................            --      (431,000)      181,000
                                                       ------------   -----------   -----------
          Net cash used by operating activities......   (14,845,000)   (6,405,000)   (5,079,000)
                                                       ------------   -----------   -----------
Cash flows from investing activities:
     Maturities of investment securities
       held-to-maturity..............................            --            --    13,992,000
     Purchase of investment securities
       available-for-sale............................    (7,232,000)  (13,383,000)  (42,624,000)
     Maturities and sales of investment securities
       available-for-sale............................    22,452,000    23,181,000     7,300,000
     Principal payments received on investment
       securities available-for-sale.................        61,000        29,000        51,000
     Proceeds from disposal of property and
       equipment.....................................            --         4,000         5,000
     Acquisition of property and equipment...........      (332,000)     (172,000)     (182,000)
                                                       ------------   -----------   -----------
          Net cash provided (used) by investing
            activities...............................    14,949,000     9,659,000   (21,458,000)
                                                       ------------   -----------   -----------
Cash flows from financing activities:
     Payments on notes receivable from
       stockholders..................................         4,000       553,000        35,000
     Proceeds from issuance of stock.................       229,000       309,000    26,121,000
     Principal payments on capital lease
       obligations...................................      (714,000)     (556,000)     (481,000)
                                                       ------------   -----------   -----------
          Net cash provided (used) by financing
            activities...............................      (481,000)      306,000    25,675,000
                                                       ------------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents........................................      (377,000)    3,560,000      (862,000)
Cash and cash equivalents at beginning of year.......     4,972,000     1,412,000     2,274,000
                                                       ------------   -----------   -----------
Cash and cash equivalents at end of year.............  $  4,595,000   $ 4,972,000   $ 1,412,000
                                                       ============   ===========   ===========
Supplemental Information:
     Income taxes paid -- Note 6
     Interest paid -- Note 9
     Equipment under capital leases -- Note 9

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     SIBIA Neurosciences, Inc. (the "Company" or "SIBIA") was founded by The Salk Institute for Biological Studies ("The Salk Institute") and incorporated in Delaware in 1981. SIBIA is engaged in the discovery and development of novel small molecule therapeutics for the treatment of nervous system disorders. The Company is pursuing a molecular target-based approach to drug discovery, and its targets have been selected based on their known or postulated roles in molecular processes critical to normal and pathologic neuronal function. The Company's focus is on the development of therapeutics for the treatment of neurodegenerative, neuropsychiatric and neurological disorders, many of which have large patient populations and represent critical unmet medical needs. The Company has been funded to date principally through equity financings, research contracts (generally conducted on a best efforts basis), and option, license and royalty revenues.

  Significant Ownership

     The Salk Institute owned 20%, 21% and 22% of the Company's outstanding Common Stock as of December 31, 1998, 1997, and 1996, respectively. Skandigen AB owned 10%, 11% and 11% of the Company's outstanding Common Stock as of December 31, 1998, 1997, and 1996, respectively. Novartis AG, formerly CIBA-GEIGY Limited, owned 11% of the Company's outstanding Common Stock as of December 31, 1998, 1997 and 1996.

  Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     It is management's belief that the carrying amounts shown for the Company's financial instruments, including cash, investment securities, contracts and accounts receivable, and accounts payable and accrued liabilities, are reasonable estimates of their fair value (Notes 2 and 3).

  Concentration of Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and investment securities. No significant losses have been incurred related to these investments.

     During the years ended December 31, 1998, 1997, and 1996, the Company had three, four and three collaborative research agreements that accounted for 93%, 95% and 97%, respectively, of total revenue (Note 4).

  Collaborative Agreements

     The Company enters into collaborative agreements from time to time with third parties. Such agreements may call for an equity investment by the collaborative partner as well as a commitment for current and future research funding in exchange for best efforts research to be provided by the Company. The collaborative agreements may also provide for license fees, milestone payments and royalties. Such agreements define the

                           SIBIA NEUROSCIENCES, INC.

rights of each party related to the results of such research. Amounts related to research funding and license and royalty rights are recognized in accordance with the specific terms of each collaborative agreement to the extent the Company determines that such recognition is consistent with the substance of the agreement (Note 4).

  Revenue Recognition

     Contract revenue is recognized as the research is performed using the percentage-of-completion method of accounting, primarily based on contract costs incurred to date compared with total estimated costs at completion. Contract revenue related to milestones is recognized upon the achievement of the related milestone and when collection is probable. License revenue is recognized when earned as generally evidenced by certain factors including: receipt of such fees, satisfaction of any performance obligations and the non-refundable nature of such fees. Royalty revenue is recognized when earned and collection is probable.

     Total revenue for the years ended December 31, 1998, 1997, and 1996, includes related party revenue of $2,381,000, $3,496,000 and $6,606,000, respectively.

  Research and Development Costs

     Research and development costs are expensed as incurred and include costs associated with collaborative agreements. These costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company.

  Cash Equivalents

     Cash equivalents are liquid investments purchased with an original maturity of three months or less. As of December 31, 1998, $4,562,000 of the $4,595,000 total cash and cash equivalents was invested in money market funds. As of December 31, 1997, the cash and cash equivalents balance of $4,972,000 was primarily made up of $2,317,000 in money market funds and $2,474,000 in commercial paper.

  Investment Securities

     Management determines the appropriate classification of its investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company has classified its investment securities as "available-for-sale" or "held-to-maturity." Available-for-sale securities are recorded at fair value with the corresponding unrealized gain or loss reflected as a component of stockholders' equity. Held-to-maturity securities are recorded at amortized cost. Actual gains or losses, if any, on investment securities are reflected in the statement of operations when the underlying securities are sold.

  Property and Equipment

     Property and equipment is recorded at cost and depreciated over estimated useful lives of 4 to 8 years using the straight-line method. Property and equipment acquired under capital leases is amortized over the shorter of the useful life or the related lease terms using the straight-line method.

  Long-Lived Assets

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been recorded by the Company.

                           SIBIA NEUROSCIENCES, INC.

  Income Taxes

     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. The Company establishes a valuation allowance, if necessary, to reflect the likelihood of realization of net deferred tax assets. Deferred income tax expense is the change during the year in the deferred income tax asset or liability.

  Net Loss Per Share

     The Company applies Statement of Financial Accounting Standards No. 128 and related Interpretations in computing its net loss per share. Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding. Diluted EPS is computed similarly to basic EPS, except that the weighted average number of shares of Common Stock outstanding are increased to include the number of additional shares of Common Stock that would have been outstanding if dilutive potential common shares had been issued.

  Accounting for Stock-Based Compensation

     The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation. Compensation expense, as appropriate, has been recorded related to option grants and is being amortized to operations over the related vesting period. No compensation expense has been recognized for its stock purchase plan.

  Adoption of New Accounting Standard

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This pronouncement, which was adopted by the Company effective January 1, 1998, requires the presentation of a statement of comprehensive income. Comprehensive income is defined as the change in equity of a business enterprise during a period resulting from transactions and other events and circumstances from nonowner sources. Comprehensive loss for the Company, in addition to net loss, includes unrealized gains and losses on marketable securities available for sale, currently recorded in stockholders' equity.

  Reclassifications

     Certain reclassifications have been made to the 1997 amounts to conform to the presentation used in 1998.

                           SIBIA NEUROSCIENCES, INC.

NOTE 2.  INVESTMENT SECURITIES

     The following is a summary of all of the Company's investment securities. All of the Company's securities are classified as available-for-sale. Determination of estimated fair value is based on quoted market prices:

                                                 DECEMBER 31, 1998
                                ---------------------------------------------------
                                                              GROSS        GROSS
                                               ESTIMATED    UNREALIZED   UNREALIZED
                                   COST       FAIR VALUE      GAINS        LOSSES
                                -----------   -----------   ----------   ----------
U.S. Treasury obligations and
  obligations of U.S.
  government agencies.........  $ 5,004,000   $ 5,027,000   $   23,000    $
                                ===========   ===========   ==========    =======
U.S. corporate debt
  securities..................  $ 7,002,000   $ 7,007,000   $    5,000    $
                                ===========   ===========   ==========    =======
U.S. corporate equity
  securities..................  $             $   289,000   $  289,000    $
                                ===========   ===========   ==========    =======
Mortgage-backed securities....  $   214,000   $   269,000   $   61,000    $ 6,000
                                ===========   ===========   ==========    =======

                                                 DECEMBER 31, 1997
                                ---------------------------------------------------
                                                              GROSS        GROSS
                                               ESTIMATED    UNREALIZED   UNREALIZED
                                   COST       FAIR VALUE      GAINS        LOSSES
                                -----------   -----------   ----------   ----------
U.S. Treasury obligations and
  obligations of U.S.
  government agencies.........  $21,859,000   $21,923,000   $   67,000    $ 3,000
                                ===========   ===========   ==========    =======
U.S. corporate debt
  securities..................  $ 4,033,000   $ 4,013,000   $             $20,000
                                ===========   ===========   ==========    =======
U.S. corporate equity
  securities..................  $     1,000   $ 2,100,000   $2,099,000    $
                                ===========   ===========   ==========    =======
Mortgage-backed securities....  $   271,000   $   339,000   $   73,000    $ 5,000
                                ===========   ===========   ==========    =======

     The amortized cost and estimated fair value of the debt securities as of December 31, 1998 by contractual maturity are shown below. Actual maturities may differ from the contractual maturities as the issuers of the securities may have the right to call the obligation.

                                                                    ESTIMATED
                                                        COST       FAIR VALUE
                                                     -----------   -----------
Due in one year or less............................  $12,006,000   $12,034,000
                                                     ===========   ===========
Due after ten years................................  $   214,000   $   269,000
                                                     ===========   ===========

                           SIBIA NEUROSCIENCES, INC.

NOTE 3.  COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1998          1997
                                                     -----------   -----------
Property and equipment
     Lab equipment.................................  $ 6,247,000   $ 4,463,000
     Computer equipment............................      398,000       354,000
     Other.........................................      224,000       171,000
                                                     -----------   -----------
                                                       6,869,000     4,988,000
     Accumulated depreciation and amortization.....   (4,231,000)   (3,389,000)
                                                     -----------   -----------
                                                     $ 2,638,000   $ 1,599,000
                                                     ===========   ===========
Accrued liabilities
     Current portion of long-term debt.............  $   725,000   $   528,000
     Accrued vacation..............................      397,000       335,000
     Accrued bonuses...............................      657,000       531,000
     Other.........................................      363,000       266,000
                                                     -----------   -----------
                                                     $ 2,142,000   $ 1,660,000
                                                     ===========   ===========

NOTE 4.  SIGNIFICANT COLLABORATIVE AGREEMENTS

  Novartis AG (Formerly CIBA-GEIGY Limited)

     In October 1992, the Company entered into a collaborative research and license agreement (which included research funding and a $5,000,000 equity investment) with Novartis AG ("Novartis") to develop and utilize SIBIA's receptor/ion channel technology in the area of excitatory amino acid receptors ("EAARs") for the discovery of drugs that interact with these molecular targets. In March 1996, the Company executed an agreement with Novartis to extend the term of its collaborative research funding to September 1998. In exchange for providing a certain level of scientific research under the agreement, the Company received payments from Novartis; additional payments may be received by the Company upon the achievement of certain development milestones and the Company may receive royalties in the event there are sales of products containing a compound developed under the agreement. Pursuant to the extended agreement, Novartis paid SIBIA $500,000 to fund certain capital expenditures and agreed to purchase $7,500,000 of the Company's Common Stock, $5,000,000 of which was purchased in conjunction with the initial public offering of the Company's Common Stock and the remaining $2,500,000 of which will be purchased upon the achievement of certain research milestones. Subsequent to completion of the collaborative research, SIBIA retained the rights to use the program technology for its own drug discovery efforts and may screen molecules from other sources against EAARs and pursue development of these molecules. The Company recognized contract revenue related to this agreement of $2,381,000, $3,496,000 and $3,383,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

  Bristol-Myers Squibb Company

     In August 1995, the Company entered into a collaborative research and license agreement with Bristol-Myers Squibb Company ("Bristol-Myers Squibb") relating to the discovery and development of compounds relating to amyloid precursor protein. In exchange for providing a certain level of scientific research under the agreement, the Company will receive research funding payments from Bristol-Myers Squibb for a term of four years; additional payments may be received by the Company upon the achievement of certain development milestones. Bristol-Myers Squibb will also pay royalties based on the level of its net sales of products, if any,

                           SIBIA NEUROSCIENCES, INC.

developed under the agreement. The Company recognized contract revenue related to this agreement of $3,622,000, $3,262,000 and $3,223,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Concurrent with the execution of the agreement, Bristol-Myers Squibb paid a non-refundable $3,000,000 license fee for an exclusive commercialization license to use certain related existing proprietary technologies and purchased 280,000 shares of the Company's Series C Convertible Preferred Stock. Bristol-Myers Squibb also agreed to make an additional equity investment of $6,000,000 in shares of Common Stock upon the initiation of clinical trials relating to any product developed from the collaboration.

  Meiji Seika Kaisha, Ltd

     In February 1997, the Company entered into a development and license agreement with Meiji Seika Kaisha, Ltd ("Meiji") for the development and commercialization of the Company's proprietary nicotinic acetylcholine receptor agonist, SIB-1508Y, as a treatment for Parkinson's disease and other nervous system disorders in Japan and other Asian countries. Under the agreement, the Company received a one-time license fee of $3,000,000 for the license of certain technology to Meiji. In addition, the Company recognizes contract revenue and related development costs related to certain cost sharing provisions of the agreement and may receive development milestone payments and royalties on future product sales, if the product is successfully commercialized in such countries. SIBIA has retained rights to develop and commercialize SIB-1508Y outside of Japan and certain other Asian countries, and has retained rights to manufacture clinical supplies and commercial material worldwide. The Company recognized contract revenue related to this agreement of $611,000 and $114,000 for the years ended December 31, 1998 and 1997, respectively.

  Eli Lilly & Company

     In May 1992, the Company entered into a collaborative research and license agreement with Eli Lilly & Company ("Lilly") providing for the discovery and development of drugs which specifically interact with human neuronal calcium channels. As part of the agreement, Lilly purchased 276,470 shares of Common Stock. The term of the collaborative research was revised, extended and ultimately completed in October 1997. The Company is entitled to receive milestone payments and royalties on sales of products identified by Lilly within a certain period of time and commercialized, and is free to develop compounds and other technology it discovers in this area on its own or with other partners. The Company recognized contract revenue related to this agreement of $665,000 and $1,609,000 for the years ended December 31, 1997, and 1996, respectively.

     Total costs incurred under the Company's various collaborative agreements for the years ended December 31, 1998, 1997 and 1996, including certain administrative costs, aggregated $5,777,000, $7,313,000, and $5,671,000, respectively.

NOTE 5.  SIGNIFICANT OPTION AND LICENSE AGREEMENTS

  The Salk Institute

     In 1988, SIBIA entered into a license agreement with The Salk Institute covering a number of nAChR subunit clones. This agreement was amended in March 1996 such that the license to the issued U.S. patents and related patent applications became an exclusive worldwide license. Pursuant to the agreement, as amended, SIBIA is obligated to pay royalties to The Salk Institute on sales of products resulting from The Salk Institute's nAChR technology. In addition, the Company is required to make certain minimum annual royalty payments to The Salk Institute beginning in 2002. Failure to pay such royalties will result in the related license becoming non-exclusive.

     In 1990, SIBIA entered into a three-year agreement with The Salk Institute in the area of EAARs. This agreement provided for the support of certain research in 1992 and 1993 at The Salk Institute by SIBIA and

                           SIBIA NEUROSCIENCES, INC.

the transfer of research materials and research results in the EAAR area from The Salk Institute to SIBIA. SIBIA also received an exclusive worldwide license to certain EAAR-related patents and patent applications held by The Salk Institute. The agreement was amended in March 1996. Pursuant to the agreement, as amended, SIBIA began making certain annual minimum royalty payments to The Salk Institute beginning in 1998. Failure to pay such royalties will result in the related license agreement becoming non-exclusive.

  Cephalon, Inc.

     In October 1991, the Company entered into a development and option-to-license agreement with Cephalon, Inc. ("Cephalon") for certain proprietary technology related to the development and production of recombinant insulin-like growth factor ("IGF-1"), known as Myotrophin, on a commercial basis for certain applications. The option-to-license was subsequently expanded to include additional applications. All options-to-license the IGF-1 technology were exercised and the license agreements, as executed, include a provision for the payment of licensing fees upon the occurrence of certain development milestones and royalties on the sales of products using licensed technology. In 1995, the Company received a non-refundable payment of $1,750,000 from Cephalon to reduce the royalty percentage on sales of an IGF-1 product within the neurology field.

  Aurora Biosciences Corporation

     In January 1997, the Company entered into an agreement with Aurora Biosciences Corporation ("Aurora"). Under the agreement, the Company gave Aurora non-exclusive rights to practice under its patents for transcription-based assays and certain other patents related to automated drug screening. In return, the Company received 160,000 shares of Aurora's Common Stock and non-exclusive rights to several assay technologies, including novel reporter molecules, that will facilitate the Company's high throughput screening and drug discovery efforts directed to certain receptor, ion channel and enzyme targets associated with nervous system disorders. Both parties received limited sublicensing rights to each other's patents. In December 1997, Aurora entered into agreements with Lilly and Merck and Company to sublicense certain of SIBIA's patents when used in conjunction with Aurora technologies. During 1998, the Company sold 115,000 shares of Aurora Common Stock resulting in a gain of $1,305,000.

NOTE 6.  INCOME TAXES

     As of December 31, 1998, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $44,335,000 and $18,972,000 respectively, which expire beginning in 2006 and 2002, respectively. As of December 31, 1998, the Company had federal and state tax credits for research activities totaling approximately $2,210,000 and $814,000, respectively, which are available to offset future income taxes and expire beginning in 2004 and 2000, respectively.

     The Company's ability to utilize net operating loss carryforwards and tax credits is subject to limitations as set forth in applicable federal and state tax laws. As specified in the Internal Revenue Code, an ownership change of more than 50% by a combination of the Company's significant stockholders during any three-year period would result in certain limitations on the Company's ability to utilize its net operating loss and credit carryforwards.

                           SIBIA NEUROSCIENCES, INC.

     Deferred tax liabilities and assets are summarized as follows:

                                                          DECEMBER 31,
                                                   ---------------------------
                                                       1998           1997
                                                   ------------   ------------
Deferred tax liabilities:
     Depreciation................................  $   (667,000)  $   (517,000)
                                                   ------------   ------------
Deferred tax assets:
     Net operating loss carryforwards............    16,181,000     10,228,000
     Research and development credits............     3,025,000      1,774,000
     Research and development capitalized for
       state tax purposes........................       391,000        708,000
     Capital lease obligations...................       637,000        487,000
     Other.......................................       530,000        449,000
                                                   ------------   ------------
          Total deferred tax assets..............    20,764,000     13,646,000
                                                   ------------   ------------
Net deferred tax assets..........................    20,097,000     13,129,000
Valuation allowance..............................   (20,097,000)   (13,129,000)
                                                   ------------   ------------
Deferred taxes...................................  $         --   $         --
                                                   ============   ============

     As of December 31, 1998, the Company has provided a deferred tax asset valuation allowance for net deferred tax assets which more likely than not will not be realized based on recent and expected trends in operating results.

     The Company paid state franchise taxes of $25,000, $25,000 and $31,000 during 1998, 1997 and 1996, respectively.

NOTE 7.  STOCKHOLDERS' EQUITY

  Share Purchase Rights Plan

     In March 1997, the Board of Directors of the Company designated 150,000 shares of $.001 par value Preferred Stock as Series A Junior Participating Preferred Stock and adopted a Share Purchase Rights Plan pursuant to which preferred share purchase rights (the "Rights") were distributed for each share of Common Stock of the Company held as of the close of business on April 2, 1997. Each Right, under certain circumstances, entitles the holder thereof to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (each a "Preferred Share") at an exercise price of $60.00 per one one-hundredth of a Preferred Share. Each one one-hundredth of a share of Preferred Share has rights, preferences and privileges equal to the value of a share of Common Stock. The Rights will expire on March 17, 2007, unless the Rights are earlier redeemed or exchanged by the Company. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors.

NOTE 8.  EMPLOYEE BENEFIT PLANS

  Stock-Based Compensation

     The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123 ("SFAS 123"). Accordingly, no compensation expense has been recognized for the stock option plans. Had compensation cost for the Company's stock-based compensation awards issued during 1998, 1997 and 1996 been determined based on the fair value at the grant dates of awards consistent with the method of

                           SIBIA NEUROSCIENCES, INC.

Statement of Financial Accounting Standards No. 123, the Company's actual net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                     DECEMBER 31,
                                       ----------------------------------------
                                           1998          1997          1996
                                       ------------   -----------   -----------
Net loss:
     As reported.....................  $(15,807,000)  $(7,593,000)  $(5,564,000)
     Pro forma.......................   (16,605,000)   (8,215,000)   (5,856,000)
Basic and diluted net loss per common
  share:
     As reported.....................  $      (1.68)  $     (0.82)  $     (0.73)
     Pro forma.......................         (1.76)        (0.89)        (0.77)

     For purposes of determining the pro forma amounts, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the years ended December 31, 1998, 1997 and 1996, respectively: dividend yield of 0.0% for all years, risk-free interest rates of 4.76%, 5.70% and 6.16%, expected volatility of 64.0%, 66.0% and 34.2%, and expected lives of 7.50, 7.50 and 5.81 years. The weighted average fair value of options granted during 1998, 1997 and 1996 for which the exercise price equals the market price on the grant date was $3.34, $4.79 and $5.29, respectively. The weighted average fair value of options granted during 1996 for which the exercise price was less than the market price on the grant date was $6.21. The fair value of the employees' purchase rights is estimated using the Black-Scholes model with the following weighted average assumptions used for purchase rights granted during the years ended December 31, 1998, 1997 and 1996, respectively: dividend yield of 0.0% for all years, risk-free interest rate of 4.64%, 5.43% and 5.41%, expected volatility of 64.1%, 66.6% and 66.8% and an expected life of 1.21, 1.47 and 1.26 years. The weighted average fair value of those purchase rights granted in 1998, 1997 and 1996 was $1.99, $5.22 and $4.91, respectively.

  Stock Option and Equity Incentive Plans

     The Company has various stock option plans and an equity incentive plan whereby 2,694,306 shares of the Company's Common Stock have been reserved for issuance to its officers, directors, employees and consultants. The plans are administered by the Board of Directors or its designees and provide generally that, for incentive stock options, the exercise price shall not be less than the fair market value of the shares on the date of grant and, for non-qualified stock options, the price shall not be less than 85% of the fair market value of the shares on the date of grant as determined by the Board of Directors. The options expire not later than ten years from the date of grant and are generally subject to vesting over four years, as determined by the

                           SIBIA NEUROSCIENCES, INC.

Board of Directors. A summary of the changes in options outstanding under the plans for the three years ended December 31, 1998 is as follows:

                                                                        WEIGHTED
                                                         OPTIONS        AVERAGE
                                                       OUTSTANDING   EXERCISE PRICE
                                                       -----------   --------------
Balance, December 31, 1995...........................   1,368,979        $1.31
     Options granted:
          Price equal to the market price of stock on
            grant date...............................     173,975         7.32
          Price less than the market price of stock
            on grant date............................     186,282         2.01
     Options exercised...............................    (570,706)        1.43
     Options forfeited...............................     (36,910)        3.06
                                                        ---------
Balance, December 31, 1996...........................   1,121,620         2.24
     Options granted:
          Price equal to the market price of stock on
            grant date...............................     257,892         6.82
     Options exercised...............................    (151,545)        1.02
     Options forfeited...............................     (40,400)        5.20
                                                        ---------
Balance, December 31, 1997...........................   1,187,567         3.29
     Options granted:
          Price equal to the market price of stock on
            grant date...............................     535,788         4.87
     Options exercised...............................    (144,442)        1.13
     Options forfeited...............................    (102,110)        5.01
                                                        ---------
Balance, December 31, 1998...........................   1,476,803         3.96
                                                        =========
Exercisable, December 31, 1998.......................     674,537         3.24
                                                        =========
Available for future grant, December 31, 1998........     869,794
                                                        =========

     Included as options outstanding as of December 31, 1998, 1997 and 1996 in the above table are options to purchase 264,237, 355,374 and 373,062 shares, respectively, of Common Stock under the Management Change of Control Plan which, in the event of a change of control, may have options for which vesting may accelerate as determined by the value of the Company on the date of such a change of control. Also included as options outstanding as of December 31, 1998, 1997 and 1996 in the above table are options to purchase 826,871, 385,186 and 155,455 shares, respectively, of Common Stock under the 1996 Equity Incentive Plan. Shares of Common Stock issued under the 1996 Equity Incentive Plan may be subject to a repurchase feature in favor of the Company in accordance with a vesting schedule to be determined by the Board of Directors; however; the right to repurchase at the original purchase price will lapse at a minimum rate of 20% per year over the five-year period following the date that the award was granted. The repurchase feature can be exercised by the Company within the 90-day period following the stockholder's termination of employment or the relationship as a director or consultant.

                           SIBIA NEUROSCIENCES, INC.

     The following table summarizes information concerning currently outstanding and exercisable stock options:

                                      WEIGHTED
                                       AVERAGE
                                      REMAINING        WEIGHTED                         WEIGHTED
      RANGE OF           NUMBER      CONTRACTUAL   AVERAGE EXERCISE     NUMBER      AVERAGE EXERCISE
   EXERCISE PRICES     OUTSTANDING      LIFE            PRICE         EXERCISABLE        PRICE
   ---------------     -----------   -----------   ----------------   -----------   ----------------
$0.85-$1.23..........     298,312       5.42            $0.89           216,064          $0.91
$1.45-$2.13..........     300,620       1.54             1.71           212,185           1.69
$3.75-$5.00..........     447,732       9.44             4.72            47,985           4.87
$5.63-$8.38..........     405,588       8.40             6.68            17,002           6.74
$9.75-$9.88..........      24,551       7.41             9.78            21,301           9.77
                        ---------       ----            -----           -------          -----
                        1,476,803       6.70             3.96           674,537           3.24
                        =========       ====            =====           =======          =====

  Employee Stock Purchase Plan

     In February 1996, the Company adopted the Employee Stock Purchase Plan under Section 423 of the Internal Revenue Code in which eligible employees may use funds from accumulated payroll deductions to purchase shares of Common Stock at the end of each designated purchase period. Employees may contribute up to 15% of base salary toward such purchases, not to exceed $25,000 per calendar year. The purchase price is 85% of the fair market value of Common Stock determined at either the beginning or end of each purchase period, whichever is lower. The Company has reserved 500,000 shares of Common Stock for issuance under the plan. In 1998, 1997 and 1996 the Company issued 32,402, 21,821 and 9,408 shares of Common Stock, respectively, under the plan.

  Retirement Savings Plan

     The Company has a savings plan under Section 401(k) of the Internal Revenue Code which covers all employees who meet minimum age requirements. Employees can contribute up to 15% of their salaries, but not in excess of the amount deductible for income tax purposes. The Company currently matches 50% of employee contributions up to 6% of an employee's salary, limited to the maximum contribution allowable for income tax purposes. Employer contributions are vested proportionately over five years of service. The plan may be amended or discontinued at anytime by the Company. During 1998, 1997 and 1996, the Company contributed $184,000, $161,000, and $121,000, respectively, to the plan.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

  Leases and Equipment Notes Payable

     Certain scientific instrumentation, computer equipment and other equipment have been acquired under capital lease and equipment note payable agreements. These agreements mature at various dates through September 2002 and have interest rates between 4.2% and 9.5%. As of December 31, 1998, $3,302,000 ($2,109,000 net of accumulated amortization) of equipment under these agreements is included in property and equipment. For the years ended December 31, 1998, 1997 and 1996, $721,000, $542,000 and $483,000 in amortization expense, respectively, was recorded related to property acquired under such agreements.

     During 1998, 1997 and 1996, $90,000, $58,000 and $66,000, respectively, was paid in imputed interest on capital leases.

     For the years ended December 31, 1998, 1997 and 1996, the Company had non-cash financing activities in the form of capital leases and equipment loans for $1,565,000, $778,000 and $330,000, respectively.

                           SIBIA NEUROSCIENCES, INC.

  Operating Leases

     The Company leases its principal facilities under a long-term operating lease that expires December 31, 2001. The Company has the option to extend the lease for a period of five years. Rent expense was $991,000, $967,000, and $705,000 net of sub-lease income of $490,000, $400,000 and $586,000 for 1998,
1997 and 1996, respectively.

     Future minimum payments for capital leases, equipment notes and operating leases as of December 31, 1998 are as follows (operating lease payments are net of noncancellable sub-lease income of $441,000).

                                                   CAPITAL LEASES AND   OPERATING
                                                    EQUIPMENT NOTES       LEASES
                                                   ------------------   ----------
1999.............................................      $  832,000       $1,032,000
2000.............................................         717,000        1,518,000
2001.............................................         648,000        1,563,000
2002.............................................          79,000
                                                       ----------       ----------
          Total minimum lease payments...........       2,276,000       $4,113,000
                                                                        ==========
Amount representing interest.....................         201,000
                                                       ----------
Obligations under capital leases.................       2,075,000
Less portion due within one year.................         725,000
                                                       ----------
Long-term capital lease obligations..............      $1,350,000
                                                       ==========

  Legal Proceedings

     On July 9, 1996, the Company filed an action for patent infringement against Cadus Pharmaceutical Corporation ("Cadus") in the United States District Court for the Southern District of California. The complaint asserted that Cadus' assay technology infringes the Company's United States Patent No. 5,401,629 (the "'629 Patent"), entitled "Assay Methods and Compositions Useful for Measuring the Transduction of an Intercellular Signal." The Company sought damages in an unspecified amount and injunctive relief in the complaint.

     Cadus responded by asserting that the '629 Patent and the Company's United States Patent No. 5,436,128 (the "'128 Patent"), entitled "Assay Methods and Compositions for Detecting and Evaluating the Intercellular Transduction of an Extracellular Signal," are invalid, unenforceable and not infringed, and further asserting claims for intentional interference with prospective economic advantage and unfair competition. Cadus sought declaratory relief and compensatory and punitive damages against the Company. On August 3, 1998, the Court granted summary judgment for the Company on Cadus' counterclaims. Cadus subsequently dismissed its counterclaim alleging invalidity and unenforceability of the '128 Patent.

     On December 18, 1998, the jury returned a verdict in favor of the Company, finding that the '629 Patent is valid and enforceable and awarding the Company damages in the amount of $18 million to compensate the Company for Cadus' past direct and indirect infringement of the '629 Patent. On January 29, 1999, the Court granted the Company's request for a permanent injunction preventing Cadus, and all persons acting in concert or otherwise participating with Cadus from practicing the methods claimed in the '629 Patent.

     Cadus has requested that the Court grant a new trial and/or reduce the jury's damage award. The Court has not yet ruled on that request. Cadus has indicated publicly that it intends to appeal the decision if that request is denied.

     The Company has recently been notified that the Patent & Trademark Office has granted a request for reexamination of the '629 Patent. The Company's management intends to vigorously defend the '629 Patent in that proceeding.

                                                                        ANNEX VI
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark One)
[X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES AND EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1999

                                       OR

[  ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES AND EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER:  0-28310

                           SIBIA NEUROSCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      95-3616229
       (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION OR ORGANIZATION)

    505 COAST BOULEVARD SOUTH, SUITE 300,                          92037
                 LA JOLLA, CA                                    (ZIP CODE)
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (858) 452-5892
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

              (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                         IF CHANGED SINCE LAST REPORT)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirement for the past 90 days. Yes [X] No [ ]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                    CLASS                               OUTSTANDING AT JULY 30, 1999
                    -----                               ----------------------------
        Common Stock, $.001 par value                            9,703,769

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SIBIA NEUROSCIENCES, INC.


                                     INDEX


                                                                            PAGE
                                                                            ----
                         PART I.  FINANCIAL INFORMATION
Item 1.       Condensed Financial Statements
              Condensed Balance Sheet as of June 30, 1999 (Unaudited) and
                December 31, 1998.........................................    3
              Condensed Statement of Operations and Comprehensive Loss
                (Unaudited) for the Three Months and Six Months Ended June
                30, 1999 and 1998.........................................    4
              Condensed Statement of Cash Flows (Unaudited) for the Six
                Months Ended June 30, 1999 and 1998.......................    5
              Notes to Financial Statements (Unaudited)...................    6
Item 2.       Management's Discussion and Analysis of Financial Condition
                and Results of Operations.................................    8
Item 3.       Quantitative and Qualitative Disclosure About Market Risk...   11

                          PART II.  OTHER INFORMATION
Item 1.       Legal Proceedings...........................................   12
Item 2.       Changes in Securities and Use of Proceeds...................   12
Item 3.       Defaults Upon Senior Securities.............................   13
Item 4.       Submission of Matters to a Vote of Security Holders.........   13
Item 5.       Other Information...........................................   13
Item 6.       Exhibits and Reports on Form 8-K............................   14

Signature.................................................................   15

                         PART I.  FINANCIAL INFORMATION

ITEM 1.  CONDENSED FINANCIAL STATEMENTS

                           SIBIA NEUROSCIENCES, INC.

                            CONDENSED BALANCE SHEET

                                                              JUNE 30, 1999   DECEMBER 31, 1998
                                                              -------------   -----------------
                                                               (UNAUDITED)
                                            ASSETS
Current assets:
     Cash and cash equivalents..............................  $ 15,809,000      $  4,595,000
     Investment securities..................................     2,779,000        12,592,000
     Contracts and accounts receivable......................     2,069,000           501,000
     Prepaid expenses and other current assets..............       282,000           683,000
                                                              ------------      ------------
          Total current assets..............................    20,939,000        18,371,000
Property and equipment, net.................................     2,757,000         2,638,000
Other assets................................................        12,000           190,000
                                                              ------------      ------------
                                                              $ 23,708,000      $ 21,199,000
                                                              ============      ============
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable.......................................  $  2,309,000      $  2,567,000
     Accrued liabilities....................................     1,753,000         2,142,000
                                                              ------------      ------------
          Total current liabilities.........................     4,062,000         4,709,000
Contract advance............................................     1,375,000
Long-term capital lease obligations.........................     1,296,000         1,350,000
Commitments and contingencies (Note 3)
Stockholders' equity:
     Preferred Stock, $.001 par value; 5,000,000 shares
       authorized (Note 6): Series B Convertible Non-Voting,
       one share issued and outstanding at June 30, 1999
       (liquidating value $5,000,000).......................            --                --
     Common Stock, $.001 par value; 25,000,000 shares
       authorized; 9,703,469 and 9,515,588 shares issued and
       outstanding at June 30, 1999 and December 31, 1998,
       respectively.........................................        10,000            10,000
     Additional paid-in capital.............................    65,471,000        60,206,000
     Deferred compensation..................................      (159,000)         (273,000)
     Notes receivable from stockholders.....................       (60,000)          (83,000)
     Accumulated other comprehensive income.................       145,000           373,000
     Accumulated deficit....................................   (48,432,000)      (45,093,000)
                                                              ------------      ------------
          Total stockholders' equity........................    16,975,000        15,140,000
                                                              ------------      ------------
                                                              $ 23,708,000      $ 21,199,000
                                                              ============      ============

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

      CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

                                                THREE MONTHS ENDED          SIX MONTHS ENDED
                                                     JUNE 30,                   JUNE 30,
                                             ------------------------   -------------------------
                                                1999         1998          1999          1998
                                             ----------   -----------   -----------   -----------
Revenue:
     Contract..............................  $1,458,000   $ 2,276,000   $ 2,468,000   $ 3,810,000
     License and royalty...................   2,763,000        85,000     4,268,000        85,000
                                             ----------   -----------   -----------   -----------
          Total revenue (Note 4)...........   4,221,000     2,361,000     6,736,000     3,895,000
                                             ----------   -----------   -----------   -----------
Operating expenses:
     Research and development..............   3,951,000     4,514,000     8,453,000     9,310,000
     General and administrative............   1,045,000     1,586,000     2,220,000     3,077,000
                                             ----------   -----------   -----------   -----------
          Total operating expenses.........   4,996,000     6,100,000    10,673,000    12,387,000
                                             ----------   -----------   -----------   -----------
                                               (775,000)   (3,739,000)   (3,937,000)   (8,492,000)
Other income (expense):
     Interest income.......................     183,000       412,000       404,000       876,000
     Interest expense......................     (35,000)      (24,000)      (68,000)      (47,000)
     Gain on sale of investment............     105,000       900,000       239,000     1,160,000
     Other.................................      23,000            --        23,000            --
                                             ----------   -----------   -----------   -----------
                                                276,000     1,288,000       598,000     1,989,000
                                             ----------   -----------   -----------   -----------
Net loss...................................    (499,000)   (2,451,000)   (3,339,000)   (6,503,000)
Other comprehensive income -- unrealized
  holding gains (losses) arising during
  period...................................       3,000      (351,000)       11,000      (568,000)
Less: reclassification adjustment for gains
  included in net loss.....................    (105,000)     (900,000)     (239,000)   (1,160,000)
                                             ----------   -----------   -----------   -----------
Comprehensive loss.........................  $ (601,000)  $(3,702,000)  $(3,567,000)  $(8,231,000)
                                             ==========   ===========   ===========   ===========
Basic and diluted net loss per common share
  (Note 7).................................  $    (0.05)  $     (0.26)  $     (0.35)  $     (0.69)
                                             ==========   ===========   ===========   ===========
Shares used in computing basic and diluted
  net loss per common share................   9,661,653     9,391,243     9,592,874     9,378,271
                                             ==========   ===========   ===========   ===========

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.

                 CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Cash flows from operating activities:
  Net loss..................................................  $(3,339,000)  $(6,503,000)
  Adjustments to reconcile net loss to net cash provided
     (used) by operating activities:
       Depreciation and amortization........................      540,000       443,000
       Compensation from issuance of common stock options...       88,000       152,000
       Gain on sale of investment...........................     (239,000)   (1,160,000)
       Net amortization of premium and discount on
        investment securities...............................       46,000       (44,000)
  Increase (decrease) in cash resulting from changes in:
       Contract and accounts receivable.....................   (1,568,000)      325,000
       Prepaid expenses and other assets....................      579,000      (691,000)
       Accounts payable and accrued liabilities.............     (697,000)      958,000
       Contract advance and deferred revenue................    1,375,000        13,000
                                                              -----------   -----------
          Net cash provided (used) by operating
            activities......................................   (3,215,000)   (6,507,000)
                                                              -----------   -----------
Cash flows from investing activities:
  Purchase of investment securities available-for-sale......   (2,500,000)   (6,232,000)
  Maturities and sales of investment securities
     available-for-sale.....................................   12,239,000    14,160,000
  Principal payments received on investment securities
     available-for-sale.....................................       39,000        37,000
  Acquisition of property and equipment.....................     (256,000)     (141,000)
                                                              -----------   -----------
          Net cash provided (used) by investing
            activities......................................    9,522,000     7,824,000
                                                              -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of stock...........................    5,291,000       132,000
  Proceeds from payment on notes receivable.................       23,000            --
  Principal payments on capital lease obligations...........     (407,000)     (383,000)
                                                              -----------   -----------
          Net cash provided (used) by financing
            activities......................................    4,907,000      (251,000)
Net increase (decrease) in cash and cash equivalents........   11,214,000     1,066,000
Cash and cash equivalents at beginning of period............    4,595,000     4,972,000
                                                              -----------   -----------
Cash and cash equivalents at end of period..................  $15,809,000   $ 6,038,000
                                                              ===========   ===========
Supplemental Information:
  Equipment acquired under capital leases...................  $   403,000   $   809,000
                                                              ===========   ===========

                See accompanying notes to financial statements.

                           SIBIA NEUROSCIENCES, INC.


                       NOTES TO THE FINANCIAL STATEMENTS
                                 JUNE 30, 1999
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited financial statements of SIBIA Neurosciences, Inc. ("SIBIA" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three- and six-month periods ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1998, included in the Company's Form 10-K filed with the SEC.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures as of the date of the financial statements. Actual results could differ from such estimates.

2.  RELATED PARTY TRANSACTIONS

     Total revenue for the three- and six-month periods ended June 30, 1999 included no amounts from collaborative partners that are related parties. For the corresponding periods in 1998, total revenue included $813,000 and $1,526,000, respectively, from a collaborative partner that is a related party.

3.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in certain litigation with Cadus Pharmaceutical Corporation and Pfizer, Inc. See further discussion of this matter at Item 1 in
Part II of this Form 10-Q.

4.  SIGNIFICANT OPTION AND LICENSE AGREEMENTS

     During the first six months of 1999, SIBIA entered into licensing agreements with Bristol-Myers Squibb, SmithKline Beecham, and American Home Products. The agreements grant the licensees non-exclusive rights to use the Company's patented transcription-based assay technology. SIBIA expects to receive annual maintenance payments as well as royalties on the sales of any products identified using the licensed technology.

5.  RESEARCH COLLABORATIONS

     In May 1999, SIBIA entered into a collaborative agreement with Eli Lilly and Company to research and develop compounds effective in treating disorders of the central nervous system. SIBIA and Lilly will work together to identify and optimize compounds selective for subtypes of nicotinic acetylcholine receptors (nAChRs). Under the terms of the agreement, Lilly made a $5 million equity investment, for one share of the Company's Series B Convertible Non-Voting Preferred Stock, and will make payments of approximately $5.5 million per year for research support. The agreement has a minimum initial term of two years, although it may be terminated earlier in connection with a change in control of the Company. Eli Lilly was granted exclusive worldwide rights, subject to some limitations, to manufacture and market products it or SIBIA discovers during the research collaboration. SIBIA is entitled to receive milestone payments at certain stages of development of product candidates, if any are identified, and royalties on sales of products that are developed.

6.  SERIES B CONVERTIBLE NON-VOTING PREFERRED STOCK


     The Series B Convertible Non-Voting Preferred Stock shall be convertible into such number of shares of Common Stock as is determined as follows:

          (a) At the option of the holder, anytime prior to February 21, 2001, by dividing $2,000,000 by the average of the closing prices per share of the Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common Stock is then traded) for the 30 consecutive trading days ending on the trading day immediately preceding the date of such conversion (the "Average Closing Price"), or

          (b) Unless converted earlier pursuant to (a) above, the outstanding Series B Convertible Non-Voting Preferred Stock shall automatically convert on the date (the "Automatic Conversion Date") that is the earlier of (i) February 21, 2001, or (ii) the date of the closing of a "Change of Control", as defined in the agreement, in the following manner:

             (x) in the event that candidate selection approval is achieved for a collaboration compound under the collaboration agreement between Eli Lilly and the Company prior to the Automatic Conversion Date -- by dividing $2,000,000 by the Average Closing Price, or

             (y) in the event that candidate selection approval is not achieved for a collaboration compound under the collaboration agreement between Eli Lilly and the Company prior to the Automatic Conversion Date -- by dividing $5,000,000 by the Average Closing Price.

     Notwithstanding the foregoing, (1) in no event will the total number of shares of Common Stock beneficially owned by the holder of the Series B Convertible Non-Voting Preferred Stock upon conversion of the Series B Convertible Non-Voting Preferred Stock exceed 15% of the Common Stock then outstanding, and (2) the Company will not be obligated to issue upon conversion of the Series B Convertible Non-Voting Preferred Stock a number of shares of Common Stock representing more than 19.9% of the Common Stock outstanding on the date that the first share of Series B Convertible Non-Voting Preferred Stock was issued if such issuance would constitute a violation of the Company's obligations under the rules or regulations of the Nasdaq National Market (or any other national securities exchange on which the Company's Common Stock is then traded).


7.  NET LOSS PER COMMON SHARE


     For all periods presented, both basic and diluted loss per common share are computed based on the weighted average number of shares of Common Stock outstanding during the period. Stock options and conversion of the Series B Convertible Non-Voting Preferred Stock, could potentially dilute basic earnings per share in the future but were excluded from the computation of diluted loss per share as their effect is antidilutive for the periods presented. Common share equivalents that would have been included in the computation of diluted loss per common share if they were not antidilutive totaled 494,700, and 596,260 for the three months ended June 30, 1999 and June 30, 1998, respectively, and 423,020, and 576,646 for the six months ended June 30, 1999 and June 30 1998, respectively.


8.  SUBSEQUENT EVENTS


     In July 1999, SIBIA entered into an agreement with Pharmacia & Upjohn Company. Under the agreement, the Company licensed to Pharmacia & Upjohn non-exclusive rights to use its patented transcription-based assay technology. SIBIA will receive annual maintenance payments as well as royalties on the sales of any products identified using the licensed technology.

     In August 1999, SIBIA entered into a non-exclusive license agreement for its transcription-based assay patent portfolio with Glaxo Wellcome. The agreement grants Glaxo Wellcome and its affiliates a fully paid-up, worldwide license to certain patents in the Company's transcription-based assay patent portfolio. Glaxo Wellcome also has the option of obtaining a fully paid-up license to two additional patents at the conclusion of certain proceedings. Under the terms of the agreement, SIBIA will receive an up-front payment and additional payments should Glaxo Wellcome exercise its options.

     The initial Phase 2 clinical trials of the Company's compound SIB-1508Y for Parkinson's disease were completed in July 1999. SIB-1508Y did not demonstrate statistically significant improvement relative to placebo. However SIB-1508Y did show improvement relative to baseline status in certain motor and cognitive measures as well as dose tolerability. The Company believes that further studies are warranted, and the Company expects that any future clinical studies will be carried out by a collaborative partner.

     The Phase 2 clinical trial of SIB-1553A for Alzheimer's disease is expected to be completed during the third quarter of 1999.

     On August 2, 1999, the Company and Merck & Co., Inc. announced that they have entered into a definitive agreement under which Merck will acquire SIBIA for $8.50 per share in cash. Merck commenced a tender offer for the outstanding SIBIA shares on or about August 6, 1999.


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     Except for the historical information contained herein, the discussion in this report contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from those discussed in this report. Factors that might cause or contribute to such differences include, without limitation, those discussed in this Item 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations) as well as those discussed in the Company's Form 10-K for the year ended December 31, 1998 under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     SIBIA, incorporated in Delaware in 1981, was established by The Salk Institute for Biological Studies. Through 1990, SIBIA successfully developed several proprietary life-sciences technologies in collaboration with corporate partners. In 1987, SIBIA initiated research in the neuroscience field and in 1991 shifted its focus completely to the development of novel therapeutics to treat nervous system disorders.

     The Company has no products available for sale and does not expect to have any products resulting from its research efforts, including its collaborations with others, commercially available for at least several years, if at all. Except for 1995, the Company has incurred net losses every year since shifting its area of therapeutic focus to the central nervous system in 1991. The Company is continuing to incur losses and expects to incur increasing operating losses over the next several years as the Company's research and development efforts expand. The Company expects that its revenue and other income for the next several years will fluctuate significantly from quarter to quarter and will be limited to payments under its collaborative relationships, license fees, interest income and other miscellaneous income.

RESULTS OF OPERATIONS

  Revenue

     The Company had total revenue of $4,221,000 and $6,736,000 for the three- and six-month periods ended June 30, 1999, compared with $2,361,000 and $3,895,000, respectively, for the same periods in 1998. The increase in the comparable three-month periods was due primarily to the signing of non-exclusive license agreements with SmithKline Beecham and American Home Products to use the Company's patented transcription-based assay technology ("TBA") and the initial revenues from the collaborative agreement with Eli Lilly and Company. This increase was partially offset by decreases in revenue from collaborative research programs with Novartis AG and Bristol-Meyers Squibb and a decrease in revenue generated from various studies performed for Meiji Seika Kaisha. The net increase in the comparable six-month periods was also due to the foregoing and the signing of an additional TBA license agreement with Bristol-Meyers Squibb.

  Expenses

     Research and development expenses decreased to $3,951,000 for the second quarter and $8,453,000 for the six-month period ended June 30, 1999 from $4,514,000 and $9,310,000, respectively, for the same periods in 1998. The decrease in research and development expenses for the comparable periods was primarily due to reduced costs associated with the clinical studies for the Company's two lead drug candidates SIB-1508Y and SIB-1553A.

     General and administrative expenses decreased to $1,045,000 for the second quarter and $2,220,000 for the six-month period ended June 30, 1999 from $1,586,000 and $3,077,000, respectively, for the same periods in 1998. The decrease in general and administrative expenses in the comparable three- and six-month periods was due primarily to reduced expenditures from legal expenses related to patent litigation.

  Other Income

     Other income decreased to $276,000 for the three-month period ended June 30, 1999 and $598,000 for the six-month period ended June 30, 1999 from $1,288,000 and $1,989,000, respectively, for the same periods in 1998. The decrease in other income in the comparable three- and six-month periods was due primarily to a decrease of interest income as a result of lower average cash and investment balances carried in 1999 and a decrease of gains from the sale of investment securities.

  Liquidity and Capital Resources

     Cash and cash equivalents and investment securities were approximately $17,187,000 at December 31, 1998 as compared to $18,588,000 at June 30, 1999.
This increase was primarily attributable to increased license revenues and an equity investment.

     To date, the Company has financed its operations primarily through equity financings, research contracts (generally conducted on a best efforts basis), and license and royalty revenues. Since 1991, the Company has received approximately $46,775,000 in net proceeds from the sale of Convertible Preferred Stock and Common Stock to investors and collaborative partners and approximately $61,715,000 in contract, license, and royalty revenue. As of June 30, 1999, the Company had an accumulated deficit of approximately $48,432,000.

     The Company is entitled to receive additional payments under its collaborative agreements in the form of contract revenue, milestone payments, if milestones are achieved, and royalties, if products are commercialized. The Company currently receives ongoing collaborative research funding from Eli Lilly. The collaboration with Eli Lilly has a minimum initial term of two years, although it may be terminated earlier upon change in control of the Company. Under its license agreements, the Company is also entitled to receive annual maintenance payments as well as royalties on the sales of any products identified using the licensed technology. In August 1999, the Bristol-Meyers Squibb collaborative research funding was terminated.

     The Company leases laboratory and office facilities under an agreement expiring on December 31, 2001. The average minimum annual payment under the lease is approximately $1,518,000, before consideration of sublease income. The Company believes that its present facility will be adequate to conduct its research activities through December 2001. Management believes that it should be able to secure additional space at commercially reasonable rates, if necessary. The Company has an option to extend its lease for an additional five years. Since 1991, the Company has invested $6,392,000 in property and equipment. Included within this amount is $5,052,000 of equipment under capital leases.

     The Company anticipates that the cash, cash equivalents and investment securities balance of $18,588,000 as of June 30, 1999 will be used to support continued research and development of its technologies and fund other general and administrative expenditures and will be sufficient to maintain operations through mid-2000. However, the Company expects to incur substantial research and development expenses including continued increases in personnel costs and costs related to the continued expansion of its drug discovery platforms and pre-clinical testing and early stage clinical trials. The Company's future capital needs will be dependent upon many factors, including progress in its research and development activities, the magnitude and scope of these activities, progress with pre-clinical and clinical trials, the cost of preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaborative arrangements, the establishment of additional licensing and/or collaborative arrangements, and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the Company.

     The Company believes its drug discovery programs and technologies will lead to corporate collaboration and licensing opportunities which may generate future revenues in the form of license fees, milestone payments and/or royalties. The Company may also seek additional funding through public or private financing. There can be no assurance that the Company will be successful in its efforts to collaborate with additional partners or that additional financing from other sources will be available on favorable terms, if at all. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders would result. If adequate funds are not available, the Company may be required to curtail significantly or eliminate one or more of its research, discovery or development programs.

  Year 2000

     As many computer systems and other equipment with embedded chips or processors use only two digits to represent the year, they may be unable to process accurately certain data before, during, or after the year 2000. As a result, internal systems of the Company and its suppliers and vendors are at risk for possible miscalculations or systems failures causing disruptions in their business operations. This is commonly known as the Year 2000 ("Y2K") issue.

     The Company has formed a Y2K Compliance Committee ("Y2K Committee"), with representation from each major functional area within the organization that has been charged with implementing the Company's Y2K Compliance Program ("Y2K Program"). The Y2K Program has been designed to identify those issues (both internal and external and involving both information technology ("IT") and non-IT systems) that would cause material interruption to the Company's "business as usual" and consists of the following phases: (1) identification of all Y2K issues; (2) assigning priorities to identified items; (3) assessing the Y2K compliance of items determined to be material to the Company; (4) repairing or replacing items that are determined to be material to the Company; (5) testing material items; and (6) designing contingency and business continuation plans.

     The Company has completed the identification, assignment, and assessment phases for all material Y2K issues. The Company has completed the repair and/or the replacement, including compliance confirmation by third parties, for approximately 80% of the identified items. The repair or replacement and testing of the remaining items is currently underway with various expected completion dates through the fourth quarter of 1999. The Company currently plans to complete a contingency plan during the fourth quarter for any systems or third party vendors not expected to be Y2K compliant by December 31, 1999.

     No material costs (including, without limitation, costs related to system replacement) have been incurred to date in the Company's effort to address its Y2K issues, and the Company does not expect the amounts to become material in the future. The total Y2K issue cost to the Company is expected to be less than $50,000. Y2K costs will be funded with cash from the Company's working capital. The Company estimates that Y2K issues will use less than 5% of its IT budget. No other material IT projects have been deferred because of efforts put into Y2K compliance.

     The failure to correct a material Y2K issue could result in an interruption in, or a failure of, the Company's business as usual. Due to the general uncertainty inherent in the Y2K issue, resulting in part from the uncertainty of the Y2K readiness of third-party suppliers and service providers, the Company is unable to determine at this time whether the consequences of Y2K failures will have a material impact on the Company's results of operations, liquidity and financial condition. The Company's Y2K Program is expected to significantly reduce the Company's level of uncertainty about the Y2K issue and, in particular, about the Y2K readiness of its suppliers and service providers. The Company believes that with the completion of the Y2K program as scheduled, the possibility of significant interruptions of normal operations will be greatly reduced.

     The most likely worst case Y2K scenario facing the Company involves third-party vendors of utility services who fail to adequately address their own Y2K issues. The Company has begun to identify alternative solutions to deal with problems associated with utility failures, and we hope to have contingency plans finalized in the fourth quarter of 1999.

     The estimated timing of completion of these efforts is a forward-looking statement that involves risk and uncertainties, including the risk that such efforts will not adequately address such Y2K problems and that, as a result, the Company's business will be adversely affected.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Not Applicable.

                          PART II.  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS:

     a. Cadus Pharmaceutical Corporation. On July 9, 1996, the Company filed an action for patent infringement against Cadus Pharmaceutical Corporation ("Cadus") in the United States District Court for the Southern District of California. The complaint asserted that Cadus' assay technology infringed the Company's United States Patent No. 5,401,629 (the " '629 Patent"). In the complaint, the Company sought damages in an unspecified amount and injunctive relief.

     In November 1998, the case proceeded to trial over the Company's claim of infringement and Cadus' counterclaims of invalidity, unenforceability and non-infringement of the '629 Patent. On December 18, 1998, the jury returned a verdict in favor of the Company, finding that the '629 Patent is valid and enforceable and awarding the Company damages in the amount of $18 million for Cadus' infringement. On January 29, 1999, the Court granted the Company's request for a permanent injunction preventing Cadus, and all persons acting in concert or otherwise participating with Cadus, from practicing the methods claimed in the '629 Patent. On March 10, 1999, the Court confirmed the jury's verdict in all respects and entered judgment in favor of the Company. Cadus filed a notice of appeal from the judgment on March 25, 1999.

     The Company has recently been notified that the Patent & Trademark Office has granted requests for reexamination of the '629 Patent. The Company's management intends to vigorously defend the '629 Patent in that proceeding.

     b. Pfizer, Inc. On May 5, 1999, Pfizer, Inc. ("Pfizer") filed an action for declaratory relief against the Company in the United States District Court for the District of Delaware. The complaint purports to seek a judgment regarding the Company's '629 Patent and United States Patent No. 5,436,128 that Pfizer does not infringe and the patents are invalid and/or unenforceable. On May 27, 1999, the Company filed a counterclaim against Pfizer alleging that Pfizer infringes the '629 patent and seeking damages and injunctive relief.

     The Company's management does not believe that the Pfizer complaint is meritorious and intends to prosecute its claim of infringement.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS:

     In May 1999, the Company issued one share of Series B Convertible Non-Voting Preferred Stock priced at $5,000,000 per share to Eli Lilly and Company. Such share is convertible into such number of shares of Common Stock as is determined as follows:

          (a) At the option of the holder, anytime prior to February 21, 2001, by dividing $2,000,000 by the average of the closing prices per share of the Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common Stock is then traded) for the 30 consecutive trading days ending on the trading day immediately preceding the date of such conversion (the "Average Closing Price"), or

          (b) Unless converted earlier pursuant to (a) above, the outstanding Series B Preferred Stock shall automatically convert on the date (the "Automatic Conversion Date") that is the earlier of (i) February 21, 2001, or (ii) the date of the closing of a "Change of Control," as defined in the Agreement, in the following manner:

             (x) in the event that candidate selection approval is achieved for a collaboration compound under the collaboration agreement between Eli Lilly and the Company prior to the Automatic Conversion Date, by dividing $2,000,000 by the Average Closing Price, or

             (y) in the event that candidate selection approval is not achieved for a collaboration compound under the collaboration agreement between Eli Lilly and the Company prior to the Automatic Conversion Date, by dividing $5,000,000 by the Average Closing Price.

Notwithstanding the foregoing, (1) in no event will the total number of shares of Common Stock beneficially owned by the holder of the Series B Convertible Non-Voting Preferred Stock upon conversion of the Series B Convertible Non-Voting Preferred Stock exceed 15% of the Common Stock then outstanding, and
(2) the Company will not be obligated to issue upon conversion of the Series B Convertible Non-Voting Preferred Stock a number of shares of Common Stock representing more than 19.9% of the Common Stock outstanding on the date that the first share of Series B Convertible Non-Voting Preferred Stock was issued if such issuance would constitute a violation of the Company's obligations under the rules or regulations of the Nasdaq National Market (or any other national securities exchange on which the Company's Common Stock is then traded).

     The Company has agreed to file a registration statement covering the re-sale of the shares of Common Stock underlying the Series B Convertible Non-Voting Preferred Stock. The Company intends to use the proceeds from the sale of the Series B Convertible Non-Voting Preferred Stock to fund operations.

     The sale and issuance of the Series B Convertible Non-Voting Preferred Stock in the transaction described in the foregoing paragraph was deemed to be exempt from registration under the Securities Act of 1933, as amended, by virtue of Regulation D promulgated under such Act. Eli Lilly represented its intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificate issued in the transaction. Eli Lilly represented that it received adequate information about the Company.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES:

     None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS:

     (a) The Company held its Annual Meeting of Stockholders on May 26, 1999.

     (b) One director was elected to serve for a term of three years ending at the 2002 annual meeting:


                                                                         FOR      WITHHELD
                                                                      ---------   --------
        Dr. James D. Watson.........................................  8,050,836   512,981


        In addition to the above director elected at the 1999 annual meeting, the following directors will continue in office:
                            Stanley T. Crooke, M.D., Ph.D.
                            Jeffrey F. McKelvy, Ph.D.
                            William R. Miller
                            William T. Comer, Ph.D.
                            Gunnar Ekdahl

     (c) The following items were approved at the Annual Meeting:

          (1) The amendment of the Company's 1996 Equity Incentive Plan, to increase the aggregate number of shares of common stock authorized for issuance under the Plan from 1,513,141 shares to 2,513,141. The total votes for, against, abstained, and broker non-votes were 5,069,098, 1,167,776, 1,951, and 2,324,992, respectively.

          (2) The selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. The total votes for, against, and abstained were 8,542,334, 21,232, and 251, respectively. There were no broker non-votes.

ITEM 5.  OTHER INFORMATION:

     Pursuant to the Company's bylaws, stockholders who wish to bring matters or propose nominees for director at the Company's 2000 annual meeting of stockholders must provide specified information to the

Company not later than the close of business on December 16, 1999 unless such matters are included in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K:

     (a) Exhibits

           4.3   Stock Purchase Agreement dated May 25, 1999 between
                 Registrant and Eli Lilly and Company ("Lilly").*
          10.42  Collaboration Agreement dated May 25, 1999 between
                 Registrant and Lilly.*
          27.1 Financial Data Schedule. (Exhibit 27 is submitted as an exhibit in the electronic format of this Quarterly Report on Form 10-Q submitted to the Securities and Exchange
                 Commission.)

---------------
* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

     (b) Reports on Form 8-K

          None.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed in its behalf by the undersigned thereunto duly authorized.

                                          SIBIA Neurosciences, Inc.


Date: August 16, 1999                            By: /s/ THOMAS A. REED
                                                     -----------------------------------------
                                                     Thomas A. Reed
                                                     Vice President, Finance & Administration,
                                                     and Chief Financial Officer
                                                     (on behalf of the registrant and as the
                                                     registrant's principal financial officer)